Exhibit 1

The Westpac Group
Full Year 2010

Results

Incorporating the requirements of
Appendix 4E

Westpac Banking Corporation ABN 33 007 457 141

Results for Announcement to the Market

ASX Appendix 4E

Results for Announcement to the Market(1)

Report for the Full Year ended 30 September 2010(2)

Revenue from ordinary activities(3),(4)	up	2.4%	to	$16,910m
Profit from ordinary activities after tax attributable to equity holders(4)	up	84.2%	to	$6,346m
Net profit for the period attributable to equity holders(4)	up	84.2%	to	$6,346m

Dividend Distributions (cents per ordinary share)	Amount per security	Franked amount per security
Final Dividend	74	74
Interim Dividend	65	65

Record date for determining entitlements to the dividend	12 November 2010 (Sydney)
11 November 2010 (New York)

(1)         This document comprises The Westpac Group final results and is provided to the Australian Securities Exchange under Listing Rule 4.3A.

(2)         This report should be read in conjunction with The Westpac Group Annual Report 2010 and any public announcements made in the period by The Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

(3)         Comprises reported interest income, interest expense and non-interest income.

(4)         All comparisons are with the reported results for the twelve months ended 30 September 2009.

Table of Contents

Full Year 2010 Result

01	Press Release and Outlook		iii
02	Reported Results		1
	2.1	Reported Results	1
	2.2	Reported Balance Sheet	2
	2.3	Key Financial Data	3
03	Cash Earnings Results		4
	3.1	Cash Earnings Results	4
	3.2	Key Financial Data	8
	3.3	Market Share and System Multiple Metrics	9
04	Review of Group Operations		11
	4.1	Cash Earnings Summary	11
	4.2	Review of Earnings	17
	4.3	Credit Quality	35
	4.4	Balance Sheet and Funding	38
	4.5	Capital and Dividends	44
	4.6	Other Regulatory Developments	49
	4.7	Sustainability Performance	54
	4.8	St.George Merger and Integration	57
05	Divisional Results		59
	5.1	Westpac Retail and Business Banking	60
	5.2	Westpac Institutional Bank	64
	5.3	St.George Bank	67
	5.4	BT Financial Group (Australia)	71
	5.5	New Zealand	79
	5.6	Pacific Banking	82
	5.7	Group Businesses	84
06	Full Year 2010 Reported Financial Information		86
	6.1	Consolidated Income Statement	87
	6.2	Consolidated Balance Sheet	88
	6.3	Consolidated Cash Flow Statement	89
	6.4	Consolidated Statement of Comprehensive Income	90
	6.5	Consolidated Statement of Changes in Equity	91
	6.6	Notes to Full Year 2010 Reported Financial Information	92
	6.7	Statement in Relation to the Audit of the Financial Statements	122
07	Full Year 2010 Cash Earnings Including Comparative Pro Forma Financial Information		123
	7.1	Full Year 2010 Cash Earnings Including Comparative Pro Forma Financial Information	123
08	Other Information		136
	8.1	Credit Ratings and Exchange Rates	136
	8.2	Disclosure Regarding Forward-Looking Statements	137
	8.3	Financial Calendar	138
09	Segment Result		139
	9.1	Full Year Segment Reported Results	139
	9.2	Half Year Segment Reported Results	141
	9.3	New Zealand Division Performance (A$ Equivalent to Section 5.5)	143

i

Table of Contents (continued)

Full Year 2010 Result

10	Group Reconciliations		144
	10.1	Group Full Year Earnings Reconciliation	144
	10.2	Group Half Year Earnings Reconciliation	146
	10.3	Full Year and Half Year Segment Results — Cash Earnings Basis	148
	10.4	Reconciliation of Full Year 2009 Pro forma Group Cash Earnings	152
11	Economic Profit		153
12	Glossary		154

In this announcement references to ‘Westpac’, ‘WBC’, ‘The Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

All references to $ in this document are to Australian Dollars unless otherwise stated.

All references made to Pro forma results in this document relate to the twelve months ended 30 September 2009 (Full Year 2009).  These were prepared on the assumption that the St.George merger (the merger) was completed on 1 October 2008 with the exception of the impact of the allocation of purchase consideration, associated fair value adjustments and accounting policy alignments, which were only incorporated from and including 18 November 2008 being the accounting consolidation date. The Pro forma results are unaudited. They are provided for illustrative purposes to facilitate comparisons of the twelve months ended 30 September 2010 (Full Year 2010) compared with Full Year 2009 and are not meant to be indicative of the results of operations that would have been achieved had the merger actually taken place at the date indicated. For additional information please refer to the Full Year 2009 Results Announcement and Section 7.1.

Press Release and Outlook

1.0       Press Release and Outlook

3 November 2010

A strengthened Westpac Group delivers a robust result

Key financial highlights (comparisons are with prior year)(1)

•            Cash earnings per share of 197.8 cents, up 21%

•            Final dividend of 74 cents, bringing fully franked total dividend to 139 cents, up 20%

•            Impairment charges of $1,456 million, down 56%

•            Statutory net profit of $6,346 million, up 84%

•            Cash earnings of $5,879 million, up 26%

•            Core earnings of $9,938 million, down 1%

•            Cash return on equity of 16.1%, up 210 bps

Profit Result

The Westpac Group today announced another robust earnings result, showing the strength, resilience and quality of its businesses.

Westpac reported cash earnings per share of 197.8 cents for the 2010 financial year(2), up a strong 21% compared to the full year 2009.

Westpac declared a fully franked final dividend of 74 cents, up 23% over the prior corresponding period. Total dividends for the year were 139 cents up 20% over the prior year. The rise in dividends was consistent with the increase in cash earnings per share and represented a pay-out ratio of 71%.

This result reflected cash earnings of $5,879 million and statutory net profit of $6,346 million for the full year 2010.

Westpac’s Chief Executive Officer, Gail Kelly, said: “Westpac has nearly three billion shares on issue and over 560,000 shareholders. We are very conscious of the role we play in the secure and stable national banking system that underpinned Australia’s strong performance through and after the global financial crisis. We also know the important contribution our shares, and particularly our dividends, make to the retirement savings of so many Australians.

“It is in that context that I am very pleased with this year’s result, demonstrating further improvement in the Group’s businesses as we move into the third year of implementing our customer centric, multi-brand strategy.

“We began 2010 knowing our challenge was to further improve earnings sustainability in an environment where funding costs would be materially higher than those applying before the global financial crisis, where fee income would be lower because of our decision to reduce customer fees and where Markets and Treasury income would revert to more normal levels.

“During 2010 we delivered robust earnings growth, actively managed and strengthened our balance sheet and capital position, lengthened our funding profile and we’ve seen improvement in the quality of the Group’s credit portfolios. In particular, we have maintained our sector leading credit risk quality and provisioning coverage.

“We have also made real headway in our strategic initiatives, including successfully completing key integration milestones in the St.George merger. We are also implementing our technology Strategic Investment Priorities and major productivity enhancing programs to improve our operational efficiency and our service delivery to customers.

“The Group has continued to grow mortgage market share, building on the gains hard won over the past two years, and improved the proportion of new business coming through our own frontline distribution teams. Deposit market share of Australian households has continued to improve.

“This has been a stretching agenda and I am very pleased with the progress we’ve made.

“In summary, we began the year in strong shape and finished it even stronger. We are well positioned to meet the challenges in an operating environment, which although improving, remains uncertain,” Mrs Kelly said.

(1)   For illustrative purposes to facilitate comparisons with the year ended 30 September 2010, cash earnings results for the year ended 30 September 2009  have been adjusted and prepared on the basis as if the St.George merger was completed on 1 October 2008 with the exception of the impact of the allocation of purchase consideration, associated fair value adjustments and accounting policy adjustments which were only incorporated from and including 18 November 2008 being the accounting consolidation date.

(2)   Unless otherwise indicated, all references to year in this media release are to The Westpac Group’s financial year ended 30 September 2010 and references to the ‘prior year’ are to the financial year ended 30 September 2009.

Press Release and Outlook (continued)

Result Highlights

Highlights for the year included:

•                  Impairment charges more than halved with a $1,836 million reduction to $1,456 million. The primary focus in 2010 was the management of existing financially stressed exposures with new impaired assets greatly reduced from full year 2009. Our impairment charges as a percentage of the Group’s lending assets stand at a sector leading 0.30%;

•                  Westpac Institutional Bank increased its cash earnings by $1.2 billion. It consolidated its position as the clear number one wholesale bank in Australia(1) with deep relationships across key industry sectors and strong customer advocacy;

•                  A strong rebound in BT Financial Group’s financial performance, with good flows and improving markets. Active advisors using BTFG’s wrap platforms grew by 8.2%,

•                  We completed major milestones associated with the St.George merger; including expanding the wealth, insurance and credit card offerings, moving The Westpac Group to a single Authorised Deposit-taking Institution and gaining approval for the St.George business to operate under the advanced methodologies for Basel II. During the year St.George has further grown its customer numbers and retained its leadership in customer advocacy in consumer(2) and business(3) amongst the top five banks; and

•                  Westpac Retail and Business Banking (Westpac RBB) completed the first phase of its Westpac Local program, with 630 bank managers and 430 local business bankers, which has assisted the business in achieving above system growth in mortgages (growing at 1.4 times banking system). Customer retention has been excellent and higher this year than in previous years.

The Group’s balance sheet growth has reflected our customer segment and proprietary channel focus. Lending increased 3% during the year with the key feature being a 12% growth in Australian housing loans. The Group also significantly increased the proportion of loans originated through its owned channels with the proportion of broker originated loans declining through the year by around 10 percentage points.

Customer deposits increased 5% with term deposits increasing 11% or $10.7 billion as a result of more attractive customer interest rates. Household deposit growth of 9.8% represented 1.1 times banking system(4).

Net interest margins declined 11 basis points to 2.22%. In the second half 2010 margins declined 9 basis points with some stabilisation occurring in the fourth quarter. The margin decline is a consequence of higher wholesale and retail deposit funding costs resulting from the global financial crisis and increased competition for deposits and from lower Treasury earnings.

While net interest income was up 1%, the decision to significantly reduce consumer and business customer fees from 1 October 2009 contributed to flat non-interest income. This reduced income by $298 million in 2010 compared to 2009 and was partly offset by higher wealth and other income.

The continuing expansion of the distribution network along with higher investment spending on technology stability and compliance initiatives contributed to a 3% increase in expenses. The Westpac Group further enhanced its balance sheet strength in 2010. The Tier 1 Capital ratio increased by 98 basis points to 9.09%. The Group also improved its funding profile, with the Stable Funding Ratio increasing to 80% and liquid assets rising to $82 billion.

(1)         Based on comparisons of Peter Lee Large Corporate and Institutional Relationship Banking survey results Australia, 2009-10.

(2)         Source for Consumer NPS: Roy Morgan Research. Metric based on the six month rolling average. Net Promoter ScoreSM and NPSSM is  a service mark of  Bain & Company, Inc., Satmetrix Systems, Inc. and Mr Frederick Reichheld. St.George - includes St.George Bank,   BankSA, Asgard, dragondirect and SEALCORP. Peer group includes Westpac, ANZ, CBA and NAB

(3)         Source for Business NPS: TNS Business Finance Monitor. Net Promoter Score SM and NPS SM is a service mark of Bain & Company, Inc., Satmetrix Systems, Inc. and Mr. Frederick Reichheld.

(4)         APRA monthly banking statistics, 12 months to September 2010.

Press Release and Outlook  (continued)

Business Unit Performance

	Cash Earnings $A millions
Divisions	Half Year Sept 2010	Half Year March 2010	Full Year Sept 2010	Full Year Sept 2009	Half Year Sept 2010 % Change	Full Year Sept 2010 % Change
Westpac Retail and Business Banking	883	873	1,756	1,908	1	(8)
Westpac Institutional Bank	707	807	1,514	361	(12)	large
St.George Bank	569	472	1,041	1,043	21	—
BT Financial Group	294	301	595	493	(2)	21
Westpac New Zealand (NZD)	197	125	322	236	58	36

Westpac Retail and Business Banking (Westpac RBB) — 2010 has been a year in which income in this division was  rebased.  This has been driven by our strategic decision to significantly reduce customer fees and from the higher funding cost environment. Underlying momentum however is pleasing with lending and deposit growth strong.

Importantly, RBB has also materially grown its customer numbers with excellent retention rates and strengthened its products per customer (with 30% of customers holding four or more products).

Westpac Institutional Bank (WIB) — Cash earnings increased significantly to $1,514 million, rebounding strongly from 2009 with revenue growth of 7% and core earnings up 10%. Impairment charges fell from $1,528 million to $123 million. WIB’s continued leadership reflects a culture built over many years to grow and sustain deep, enduring customer relationships.

St.George Bank — Cash earnings were flat in 2010 due to the reduction in customer fees, with higher funding costs offsetting loan growth. Impairment charges were lower as the larger, commercial property related charges in 2009 subsided. St.George employed 292 new customer-serving employees during the year and opened 9 new branches. Ten new branches will open in 2011.

BT Financial Group (BTFG) — Cash earnings increased strongly, up 21% to $595 million, driven by good funds inflow in BT platforms, combined with generally improved market conditions. The industry leading BT Super For Life product has passed the $1 billion funds under management mark. Insurance cross-sell was strong with a 25% increase in home and contents gross written premiums.

Westpac New Zealand — The New Zealand business has delivered a markedly stronger result notwithstanding a local economy that is only slowly recovering. The business delivered solid above system growth in both households and business. Cash earnings are up 36% to NZ$322 million and impairment charges declined by 39% to NZ$347 million.

Priority Focus Areas

The St.George Merger

2010 saw us largely complete the integration following the St.George merger, with all major milestones having been met or exceeded.

Cost synergies of $326 million were achieved in 2010 representing an increase of $183 million over the previous year. In addition, St.George product offerings continued to expand, leveraging the Group’s capabilities, consistent with our multi-brand operating model. The Amplify rewards credit card became available through St.George Bank and additional wealth management and insurance products were also introduced.

Most importantly, St.George Bank customer numbers continued to grow and have done so since the merger contrary to most merger outcomes. This growth reflected the unique St.George brand position and its high customer advocacy scores.

v

Press Release and Outlook (continued)

Westpac Customer initiatives

The Westpac Local program is on track in relation to both its implementation schedule and benefits profile.

From a customer service perspective, operational response times and service levels, particularly in mortgages, have markedly improved. Some 96% of all customer enquiries to call centres are now resolved in the first call and system reliability has improved significantly. Account opening times have been reduced, the process for customers and staff simplified and customer complaints have reduced significantly from 2009 levels.

Technology Developments

As previously advised to the market, 2010 was the first year of Westpac’s five year Strategic Investment Priorities in technology. This is a series of programs designed to address legacy technology issues, transform our technology infrastructure and support our customer-focused strategy.

Pleasingly, targeted investment in the stability and maintenance of our technology has led to significant improvements in reliability and stability, reducing severe outages by over 90%.

Community

During 2010, the Group further enhanced its strong commitment to the community.  In addition to its partnership with indigenous communities in Cape York and continuing to support the Westpac Helicopter services, we provided an additional $20 million contribution to the Westpac Foundation and committed to $1 million per annum to the St.George Foundation for the next six years. In addition, the Group made substantial donations to the relief appeals for the Christchurch earthquake and the Pakistan floods.

The Westpac Group was the only Australian bank recognised in the Global 100 Most Sustainable Corporations List 2010.(1)

Outlook

Mrs Kelly said that the Group was very well positioned for the future. 2010 has been an important year with 2011 also likely to be challenging.

“In the year ahead, economic activity is expected to improve further as business investment picks up and global growth trends improve. Nevertheless, we expect some legacies of the global financial crisis to remain, including cautious financial markets.

“Credit growth is likely to improve in 2011 with housing growth remaining around current levels and business lending expected to pick up after two years of de-leveraging.  Funding costs are expected to remain high.

Mrs Kelly added: “We expect progress in the prudential and regulatory agenda, particularly in finalising adjustments to capital and liquidity requirements. However, the Group is well placed to deal with these regulatory changes.

“Beyond the immediate challenges, the medium term outlook is very positive. Australia is likely to be among the highest performing advanced economies over the next few years and will be one of the most stable and important economies in the Asian region. The significant programs of change we have underway across the Group are positioning us to be highly competitive in the coming environment.

“Having further strengthened the franchise during 2010, the Westpac Group is in good shape to continue supporting customers and improve returns to shareholders,” Mrs Kelly concluded.

Ends.

For Further Information:

David Lording	Jane Counsel
Westpac Media Relations	Westpac Media Relations
Ph: 02 8253 3510	Ph: 02 8253 3443
Ph: 0419 683 411	Ph: 0416 275 273

(1) Global 100 Most Sustainable Corporations List 2010, www.global100.org.

Reported Results

2.1                     Reported Results

2.1.1           Reported Results

Reported net profit attributable to equity holders of Westpac Banking Corporation (WBC) is prepared in accordance with the requirements of A—IFRS and regulations applicable to authorised deposit-taking institutions (ADIs).

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	5,829	6,013	(3)	11,842	11,646	2
Non-interest income	2,500	2,568	(3)	5,068	4,859	4
Net operating income before operating expenses and Impairment charges on loans	8,329	8,581	(3)	16,910	16,505	2
Operating expenses	(3,724)	(3,692)	(1)	(7,416)	(7,171)	(3)
Core earnings	4,605	4,889	(6)	9,494	9,334	2
Impairment charges on loans	(577)	(879)	34	(1,456)	(3,238)	55
Profit before income tax	4,028	4,010	—	8,038	6,096	32
Income tax expense	(523)	(1,103)	53	(1,626)	(2,579)	37
Net profit for the period	3,505	2,907	21	6,412	3,517	82
Profit attributable to non-controlling interests	(34)	(32)	(6)	(66)	(71)	7
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,471	2,875	21	6,346	3,446	84

Net profit attributable to owners for Full Year 2010 was $6,346 million, an increase of $2,900 million or 84% compared to Full Year 2009. Features of this increase were a 2% growth in Core earnings, a 55% reduction in impairment charges and a decrease in the effective tax rate from 42% in Full Year 2009 to 20% in Full Year 2010.

Most of the increase in Core earnings was due to the merger with St.George Bank Limited (St.George), which was completed on 17 November 2008. As a result, Full Year 2010 included an additional six weeks of St.George earnings compared to Full Year 2009.

Net interest income increased 2% on Full Year 2009.  Apart from the merger impact, the other driver of net interest income was volume growth offset by declines in net interest margin. This is discussed further in Section 4.2.1.

Non-interest income increased by 4% on Full Year 2009, with a large part of the growth attributable to the inclusion of the St.George earnings for the full year. Excluding this impact, an increased contribution from wealth management income and non recurrence of asset write downs experienced in Full Year 2009 were offset by lower customer fees, while trading income was also lower. The non-merger related drivers of non-interest income are discussed in Section 4.2.2.

Operating expenses increased by 3%, with a large part of the increase attributable to the inclusion of the St.George expense base for the full year. The remainder of the increase was driven by continued investment in customer facing employees, investment in the branch network and a rise in spending on technology projects. Expense increases were offset by lower St.George integration project spend and cost savings associated with merger synergies. This is further discussed in Section 4.2.3 and Section 4.8.

Impairment charges decreased $1,782 million or 55%. The impact of including St.George impairments for the full year was not significant. Lower impairments in New Zealand and the Institutional Bank were the primary driver of the lower charges. This is further discussed in Section 4.2.4.

The effective tax rate decreased from 42% in Full Year 2009 to 20% in Full Year 2010. Changes in tax provisioning for  New Zealand structured finance transactions entered into between 1998 and 2002, significantly impacted the tax rate in each year. In 2009 a provision of $703 million was raised following a decision by the New Zealand High Court in proceedings related to those transactions, while $106 million was released from the provision in 2010 following a settlement with the New Zealand Commissioner of Inland Revenue. The rate was further reduced by the finalisation of a component of tax consolidation of St.George which gave rise to an income tax expense adjustment of $685 million in Full Year 2010.

Reported Results (continued)

2.2                     Reported Balance Sheet

2.2.1           Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Assets
Cash and balances with central banks	4,464	4,319	3,272	3	36
Receivables due from other financial institutions	12,588	9,642	9,974	31	26
Trading securities, financial assets designated at fair value and available-for-sale securities	55,599	54,020	47,807	3	16
Derivative financial instruments	36,102	26,482	33,187	36	9
Loans	477,655	474,644	463,459	1	3
Life insurance assets	12,310	12,393	12,384	(1)	(1)
Other assets	19,559	19,275	19,504	1	—
Total assets	618,277	600,775	589,587	3	5
Liabilities
Payables due to other financial institutions	8,898	8,299	9,235	7	(4)
Deposits	337,385	335,313	329,456	1	2
Trading liabilities and other financial liabilities designated at fair value	4,850	6,362	10,848	(24)	(55)
Derivative financial instruments	44,039	29,830	36,478	48	21
Debt issues and acceptances	150,971	151,674	133,024	—	13
Life insurance liabilities	11,560	11,761	11,737	(2)	(2)
Loan capital	9,632	9,691	11,138	(1)	(14)
Other liabilities	10,824	9,435	11,100	15	(2)
Total liabilities	578,159	562,365	553,016	3	5
Equity
Total equity attributable to owners of Westpac Banking Corporation	38,189	36,477	34,637	5	10
Non-controlling interests	1,929	1,933	1,934	—	—
Total equity	40,118	38,410	36,571	4	10

Reported Results (continued)

2.3                     Key Financial Data

2.3.1           Key Financial Data — Earnings

			% Mov’t				% Mov’t
	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10		Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Shareholder value
Earnings per ordinary share (cents)	116.7	97.5	20		214.2	125.3	71
Weighted average ordinary shares (millions)	2,971	2,947	1		2,960	2,747	8
Fully franked dividends per ordinary share (cents)	74	65	14		139	116	20
Net tangible assets per ordinary share ($)	8.96	8.42	6		8.96	7.89	14

Productivity and efficiency
Expense to income ratio	44.7%	43.0%	(170bps	)	43.9%	43.4%	(50bps	)

Business performance
Interest spread	1.84%	2.03%	(19bps	)	1.94%	2.18%	(24bps	)
Benefit of net-non interest bearing liabilities and equity	0.32%	0.24%	8bps		0.27%	0.20%	7bps
Interest margin	2.16%	2.27%	(11bps	)	2.21%	2.38%	(17bps	)
Average interest earning assets ($m)	538,422	531,541	1		534,991	490,669	9

2.3.2           Key Financial Data — Profitability and Capital Adequacy

			% Mov’t			% Mov’t
	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Return on average ordinary equity	18.8%	16.0%	280bps	17.4%	10.8%	large
Average ordinary equity ($m)	36,885	35,981	3	36,434	32,008	14
Average total equity ($m)	38,799	37,895	2	38,348	33,923	13
Total committed exposures (TCE) ($m)	684,513	678,606	1	684,513	663,167	3
Tier 1 capital ratio	9.1%	8.6%	50bps	9.1%	8.1%	100bps
Total regulatory capital ratio	11.0%	10.8%	20bps	11.0%	10.8%	20bps
Risk weighted assets ($m)	279,379	290,097	(4)	279,379	288,739	(3)

2.3.3           Key Financial Data — Asset Quality

	As at	As at	% Mov’t		As at	As at	% Mov’t
	30 Sept 2010	31 March 2010	Mar 10- Sept 10		30 Sept 2010	30 Sept 2009	Sept 09- Sept 10
Net impaired assets to equity and collectively assessed provisions	6.2%	5.8%	(40bps	)	6.2%	5.7%	(50bps	)
Total impaired assets to gross loans	1.0%	0.9%	(10bps	)	1.0%	0.8%	(20bps	)
Total impaired assets to equity and total provisions	10.1%	9.8%	(30bps	)	10.1%	9.1%	(100bps	)
Total impairment provisions to total impaired assets	40.7%	43.1%	240bps		40.7%	39.3%	(140bps	)
Total stressed exposures as a % of total committed exposures	3.2%	3.2%	—		3.2%	3.1%	(10bps	)
Total provisions to gross loans	105bps	110bps	(5bps	)	105bps	101bps	4bps
Collectively assessed provisions to performing non-housing loans(1)	196bps	201bps	(5bps	)	196bps	182bps	14bps
Collectively assessed provisions to risk weighted assets	123bps	127bps	(4bps	)	123bps	121bps	2bps
Collectively assessed provisions to credit risk weighted assets	146bps	150bps	(4bps	)	146bps	142bps	4bps
Total provisions to risk weighted assets	181bps	182bps	(1bps	)	181bps	164bps	17bps

(1)	Non-housing loans have been determined on a loan purpose basis.

Cash Earnings Results

3.1                     Cash Earnings Results

Cash Earnings Policy

In assessing its financial performance, including divisional results, The Westpac Group uses a measure of performance referred to as “Cash Earnings”. To calculate Cash Earnings Westpac adjusts the statutory results for the items outlined below. This allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Four categories of adjustments are made to statutory results to determine Cash Earnings:

•                  Material items that key decision makers at Westpac believe do not reflect ongoing operations;

•                  Items that are not considered when dividends are recommended, such as the amortisation of intangibles and economic hedging impacts;

•                  Accounting reclassifications between individual line items that do not impact statutory results, such as policy holder tax recoveries(1); and

•                  In Full Year 2009, inclusion of the St.George earnings from 1 October 2008 to 17 November 2008, being the earnings for the 6 week period before the merger occurred.

Reconciliation of Statutory Results and Cash Earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,471	2,875	21	6,346	3,446	84
St.George Cash Earnings prior to merger	—	—	—	—	163	(100)
Cash Earnings Adjustments (post-tax):
Non-merger related Cash Earnings adjustments:
TPS revaluations	3	11	(73)	14	(5)	large
Treasury shares	(20)	10	large	(10)	32	(131)
Ineffective hedges	3	(9)	133	(6)	4	large
FV gain/(loss) on economic hedges	29	24	21	53	(7)	large
Significant items	—	—	—	—	85	(100)
NZ structured finance transactions	—	(106)	100	(106)	703	(115)
Total non-merger related Cash Earnings adjustments	15	(70)	121	(55)	812	(107)

St.George merger related Cash Earnings adjustments:
Merger transaction and integration expenses	61	106	(42)	167	234	(29)
Amortisation of intangible assets	74	72	3	146	128	14
Fair value amortisation of financial instruments	(6)	(34)	82	(40)	(108)	63
Tax consolidation adjustment	(685)	—	—	(685)	—	—
Total St.George merger related Cash Earnings adjustments	(556)	144	large	(412)	254	large
Total Cash Earnings adjustments	(541)	74	large	(467)	1,066	(144)
Cash Earnings	2,930	2,949	(1)	5,879	4,675	26

Outlined below are the current Cash Earnings adjustments to the reported result:

•                  St.George Cash Earnings prior to the merger relates to the period 1 October 2008 to 17 November 2008 for Full Year 2009. St.George was consolidated from and including 18 November 2008, the date of the merger for accounting purposes;

(1)

Policy holder tax recoveries — Income and tax amounts that are grossed up to comply with the A-IFRS accounting standard covering Life Insurance Business (policy holder tax recoveries) are reversed in deriving income and taxation expense on a Cash Earnings basis.

Cash Earnings Results (continued)

•                  TPS revaluations — Adjustment for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore there is a mismatch in the timing of income recognition in the statutory results. The mismatch is added back in deriving Cash Earnings as it does not affect the Group’s profits over time;

•                  Treasury shares — Under A—IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in deriving income;

•                  Ineffective hedges — The gain/loss on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time;

•                  Fair value gain/(loss) on other economic hedges (which do not qualify for hedge accounting under A-IFRS) comprises:

•             The unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

•             The unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge; and

•             The unrealised fair value gains/(losses) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge.

•                  Significant items — The Group recognised a provision of $121 million ($85 million after tax) with respect to long-standing legal proceedings, where judgments were received during Full Year 2009. This was treated as a Cash Earnings adjustment due to its size and the historical nature of the proceedings;

•                  NZ structured finance transactions — In Full Year 2009, the Group increased tax provisioning by $703 million for New Zealand structured finance transactions entered into between 1998 and 2002. The increase in the provision followed the High Court in New Zealand finding in favour of the New Zealand Commissioner of Inland Revenue (CIR) in proceedings where Westpac challenged amended tax assessments in relation to these transactions. Due to the significant size and historical nature of the issue, the provision was treated as a Cash Earnings adjustment. In Full Year 2010, the Group reached a settlement with the CIR by agreeing to pay 80% of the full amount of primary tax and interest. The associated reversal of tax provisions of $106 million in Full Year 2010 has also been treated as a Cash Earnings adjustment; and

•                  St.George merger related Cash Earnings adjustments:

•             As part of the merger  with St.George, transaction and integration expenses incurred over three years are being treated as a Cash Earnings adjustment as they do not impact the earnings expected from St.George following the integration period;

•             Amortisation of intangible assets — The merger with St.George resulted in the recognition of core deposits intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between 5 and 9 years. The amortisation of intangible assets (excluding software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders;

•             The accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders. As a result, in Full Year 2009, Westpac made a cash earnings adjustment for the amortisation of the fair value of the deposits and wholesale funding. This adjustment was fully amortised in 2009 and added $223 million to statutory net interest income. In Second Half 2010, the Group has revised this cash earnings adjustment to also include the amortisation of the remaining merger related retail bank fair value adjustments. These amortisation amounts were not previously included as a cash earnings adjustment because the aggregate impact on cash earnings was small and distributed over a relatively long period. Subsequent to this, it became apparent that while the total impact of this amortisation was small, the volatility in the half on half movements created larger movements in key metrics which make comparisons more difficult and distort underlying trends.

Cash Earnings Results (continued)

In introducing this change, it has been necessary to make some comparative adjustments to Cash Earnings in prior periods.  The comparative adjustments result in a revised cash earnings adjustment of $48 million ($34 million after tax) in First Half 2010 and $68 million ($48 million after tax) for Full Year 2009.

•             Tax consolidation adjustment — Finalisation of a component of tax consolidation related to the merger with  St.George gave rise to an income tax expense adjustment of $685 million in Full Year 2010. The tax consolidation process required Westpac to reset the tax value of certain St.George assets to the appropriate market value of those assets as at the effective date of the tax consolidation (31 March 2009). This has been treated as a Cash Earnings adjustment due to its size and as it does not reflect ongoing operations.

Cash Earnings Results (continued)

Cash Earnings Result

Throughout this results announcement, reporting of financial performance for Second Half 2010, First Half 2010 and Full Year 2010 will refer to “Cash Earnings results”, with Cash Earnings results for Full Year 2009 including Pro forma(1) adjustments related to the St.George merger, unless otherwise stated.

Analysis of Cash Earnings by key line item

			% Mov’t		Pro forma(2)	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	5,860	5,995	(2)	11,855	11,789	1
Non-interest income	2,477	2,578	(4)	5,055	5,034	—
Net operating income	8,337	8,573	(3)	16,910	16,823	1
Operating expenses	(3,534)	(3,438)	(3)	(6,972)	(6,740)	(3)
Core earnings	4,803	5,135	(6)	9,938	10,083	(1)
Impairment charges	(577)	(879)	34	(1,456)	(3,292)	56
Operating profit before income tax	4,226	4,256	(1)	8,482	6,791	25
Income tax expense	(1,262)	(1,275)	1	(2,537)	(2,045)	(24)
Net profit	2,964	2,981	(1)	5,945	4,746	25
Net profit attributable to non-controlling interests	(34)	(32)	(6)	(66)	(71)	7
Cash Earnings	2,930	2,949	(1)	5,879	4,675	26
Effective tax rate	29.9%	30.0%	10bps	29.9%	30.1%	20bps

(1)

All references made to Pro forma results in this document relate to Full Year 2009. These were prepared on the assumption that the St.George merger was completed on 1 October 2008 with the exception of the impact of the allocation of purchase consideration, associated fair value adjustments and accounting policy alignments, which were only incorporated from and including 18 November 2008 being the accounting consolidation date. The Pro forma results are unaudited. They are provided for illustrative purposes to facilitate comparisons of Full Year 2010 compared with Full Year 2009 and are not meant to be indicative of the results of operations that would have been achieved had the merger actually taken place at the date indicated. For additional information please refer to the  Full Year 2009 Results Announcement and Section 7.1.

(2)	Pro forma Cash Earnings reconciliation is provided in Section 10.4.

Cash Earnings Results (continued)

3.2                     Key Financial Data

3.2.1          Key Financial Data — Cash Earnings

			% Mov’t			Pro forma	% Mov’t
	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10		Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Shareholder Value
Cash Earnings per ordinary share (cents)	98.2	99.6	(1)		197.8	163.7	21
Economic profit ($m)	1,634	1,804	(9)		3,438	2,175	58
Weighted average ordinary shares (millions) - Cash Earnings(1)	2,983	2,960	1		2,972	2,856	4
Dividend payout ratio - Cash Earnings	75.5%	65.3%	16		70.5%	72.7%	(3)

Productivity and efficiency
Expense to income ratio - Cash Earnings	42.4%	40.1%	(230bps	)	41.2%	40.1%	(110bps	)
Total Banking expense to income ratio - Cash Earnings	40.8%	39.3%	(150bps	)	39.9%	38.1%	(180bps	)
Reported full - time equivalent employees (FTE)	38,479	36,845	4		38,479	36,199	6

Business performance
Interest spread	1.85%	2.03%	(18bps	)	1.94%	2.12%	(18bps	)
Interest margin	2.17%	2.26%	(9bps	)	2.22%	2.33%	(11bps	)
Average interest earning assets ($m)	538,422	531,541	1		534,991	508,133	5

3.2.2          Key Financial Data — Profitability

			% Mov’t			Pro forma	% Mov’t
	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10		Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Cash Earnings to average ordinary equity	15.8%	16.4%	(60bps	)	16.1%	14.0%	210bps
Cash Earnings to average tangible ordinary equity	22.4%	23.5%	(110bps	)	22.9%	20.7%	220bps
Average ordinary equity ($m)	36,885	35,981	3		36,434	33,488	9
Average tangible ordinary equity ($m)(2)	26,134	25,127	4		25,632	22,568	14

3.2.3          Key Financial Data — Impairment Charges

			% Mov’t		Pro forma	% Mov’t
	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Impairment charges to average loans annualised	24bps	37bps	13bps	30bps	73bps	43bps

(1)

Weighted Average Ordinary Shares — Cash Earnings — The statutory weighted average ordinary shares are adjusted for the impact of Westpac shares held by Westpac (Treasury shares) to derive the “Weighted average ordinary shares — Cash Earnings”, which is used to calculate Cash Earnings per share. This reverses the impact of Treasury shares, consistent with our basis for determining Cash Earnings.

(2)	Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

Cash Earnings Results (continued)

3.3                     Market Share and System Multiple Metrics

3.3.1          Market Share

Australia - Market Share

	Full Year Sept 10	Half Year March 10	Full Year Sept 09	Half Year March 09
Banking System (APRA)(1)
Housing credit(2)	27%	27%	26%	25%
Cards	24%	25%	26%	26%
Household deposits	24%	24%	23%	23%
Business deposits	20%	21%	21%	20%

Financial System (RBA)(3)
Housing credit(2)	24%	24%	23%	22%
Business credit	17%	17%	18%	17%
Retail deposits(4)	21%	22%	21%	21%

New Zealand(5) - Market Share(6)

	Full Year Sept 10	Half Year March 10	Full Year Sept 09	Half Year March 09
Consumer lending	20%	20%	19%	19%
Deposits	20%	19%	19%	19%

Australian Wealth Management - Market Share by product

	Full Year Sept 10(7)	Half Year March 10(7)	Full Year Sept 09(7)	Half Year March 09(7)
Platforms (includes Wrap)	20%	20%	20%	20%
Retail (excludes Cash)	19%	19%	19%	18%
Corporate Super	10%	10%	10%	10%
Funds Management - BTIM	5%	4%	4%	4%
Wholesale - BTIM	3%	3%	3%	3%

Australian Life Insurance - Market Share by product

	Full Year Sept 10(8)	Half Year March 10(8)	Full Year Sept 09(8)	Half Year March 09(8)
Life Insurance - inflows	7%	7%	7%	7%
Life Insurance - new business	8%	8%	7%	7%

(1)	Source: Australian Prudential Regulation Authority (APRA) share/multiple of banking system.
(2)	Includes securitised loans.
(3)	Source: Reserve Bank of Australia (RBA) share/multiple of financial system.
(4)	Retail deposits as measured in the RBA financial system includes financial corporations deposits.
(5)	New Zealand comprises the New Zealand retail banking operations.
(6)	Source: Reserve Bank of New Zealand (RBNZ).
(7)

Market Share FUM/FUA based on published market share statistics from Plan for Life and Morningstar as at June 2010 (Second Half 2010), as at December 2009 (First Half 2010), as at June 2009 (for Second Half 2009) as at December 2008 (for First Half 2009) and represents the addition of St.George Wealth and BT Wealth business market share at these times.

(8)

Source: Life Insurance — Plan for Life June 2010 (including St.George Life Insurance) for Second Half 2010, December 2009 for First Half 2010, June 2009 for Second Half 2009 and December 2008 for First Half 2009.

Cash Earnings Results (continued)

3.3.2          System Multiples

Australia - System Multiples

	Full Year Sept 10	Half Year Sept 10	Half Year March 10	Full Year Sept 09	Half Year Sept 09	Half Year March 09
Banking System (APRA)(1)
Housing credit(2)	1.2	0.8	1.6	1.5	1.6	1.4
Cards	0.2	n/a	0.5	0.3	n/a	0.5
Household deposits	1.1	1.0	1.3	1.1	1.2	1.1
Business deposits	0.4	n/a	1.2	1.2	2.0	0.8

Financial System (RBA)(3)
Housing credit(2)	1.5	1.0	2.0	2.2	2.3	2.0
Business credit(4)	n/a	n/a	n/a	n/a	n/a	n/a
Retail deposits(5)	0.6	0.5	0.8	1.8	2.0	1.6

New Zealand(6) - System Multiples(7)

	Full Year Sept 10(8)	Half Year Sept 10(9)	Half Year March 10(9)	Full Year Sept 09(8)	Half Year Sept 09(9),(10)	Half Year March 09(9)
Consumer lending	2.4	2.5	2.4	1.2	1.1	1.0
Deposits	1.5	1.5	1.5	1.2	5.0	0.8

(1)	Source: Australian Prudential Regulation Authority (APRA) share/multiple of banking system.
(2)	Includes securitised loans.
(3)	Source: Reserve Bank of Australia (RBA) share/multiple of financial system.
(4)

Financial system business credit growth was negative in First Half 2009, Second Half 2009 and First Half 2010. The Westpac Group contracted at a slower rate than system in First Half 2009 and Second Half 2009, but at a faster rate in First Half 2010 and Second Half 2010.

(5)	Retail deposits as measured in the RBA financial system includes financial corporations deposits.
(6)	New Zealand comprises the New Zealand retail banking operations.
(7)	Source: Reserve Bank of New Zealand (RBNZ).
(8)	System multiple calculated as a 12 month rolling average.
(9)	System multiple calculated as a six month rolling average.
(10)	New Zealand deposits grew 2.19% in Second Half of 2009 compared with system deposit growth of 0.44%. This resulted in a system multiple of 5.0.

Review of Group Operations

4.1        Cash Earnings Summary

Analysis of Cash Earnings by key line item

$m	Half Year Sept 10	Half Year March 10	% Mov’t Mar 10- Sept 10	Full Year Sept 10	Pro forma(1) Full Year Sept 09	% Mov’t Sept 09- Sept 10
Net interest income	5,860	5,995	(2)	11,855	11,789	1
Non-interest income	2,477	2,578	(4)	5,055	5,034	—
Net operating income	8,337	8,573	(3)	16,910	16,823	1
Operating expenses	(3,534)	(3,438)	(3)	(6,972)	(6,740)	(3)
Core earnings	4,803	5,135	(6)	9,938	10,083	(1)
Impairment charges	(577)	(879)	34	(1,456)	(3,292)	56
Operating profit before income tax	4,226	4,256	(1)	8,482	6,791	25
Income tax expense	(1,262)	(1,275)	1	(2,537)	(2,045)	(24)
Net profit	2,964	2,981	(1)	5,945	4,746	25
Net profit attributable to non-controlling interests	(34)	(32)	(6)	(66)	(71)	7
Cash Earnings	2,930	2,949	(1)	5,879	4,675	26
Effective tax rate	29.9%	30.0%	10bps	29.9%	30.1%	20bps

Impact of Movements in the A$/ NZ$ Exchange Rate

	Half Year Sept 10 vs Half Year March 10			Full Year Sept 10 vs Full Year Sept 09
	Cash Earnings growth	FX impact $m	Growth ex-FX	Cash Earnings growth	FX impact $m	Growth ex-FX
Net interest income	(2)%	(1)	(2)%	1%	30	1%
Non-interest income	(4)%	6	(4)%	—	2	—
Net operating income	(3)%	5	(3)%	1%	32	1%
Operating expenses	(3)%	1	(3)%	(3)%	(18)	(4)%
Core earnings	(6)%	6	(6)%	(1)%	14	(1)%
Impairment charges	34%	—	34%	56%	(7)	56%
Operating profit before tax	(1)%	6	(1)%	25%	7	25%
Income tax expense	1%	(2)	1%	(24)%	(3)	(24)%
Net Profit	(1)%	4	—	25%	4	(25)%
Net profit attributable to non-controlling interests	(6)%	—	(6)%	7%	—	7%
Cash Earnings	(1)%	4	(1)%	26%	4	26%

Movements in the Australian dollar (A$)/ New Zealand dollar (NZ$) exchange rate impact both individual line items and reported Cash Earnings. Movements in exchange rates decreased Cash Earnings by $4 million compared to Full Year 2009 and decreased Cash Earnings by $4 million compared to First Half 2010. The foreign exchange impact in Full Year 2009 included a small benefit from hedging volumes being higher than actual profits.

The impact of the NZ$ hedges is reflected in non-interest income and was based on the hedge rates of 1.1921 for Full Year 2010 compared to 1.2099 for Full Year 2009, and 1.2079 for the Second Half 2010 compared to 1.1815 for the First Half 2010.

Movements in average exchange rates impact individual line items as each line is translated at the actual average exchange rate. The average rate for Full Year 2010 was 1.2609 when compared to 1.2266 for Full Year 2009 while the average rate for Second Half 2010 was 1.2598 compared to 1.2619 for First Half 2010.

In addition to currency exposures to the NZ$, the Group also has currency exposure via its operations in the Pacific Islands, United States and United Kingdom. These exposures are not material to the Group and therefore are not hedged.

(1)  Pro forma Cash Earnings reconciliation is provided in Section 10.4.

Review of Group Operations (continued)

Overview

Full Year 2010 has been a period of consolidation and strengthening for The Westpac Group with the company ending the year in good shape and delivering robust Cash Earnings growth of 26%.

The operating environment steadily improved over Full Year 2010 as global growth gradually recovered from the low level of the Global Financial Crisis (GFC) and confidence returned to markets. While the global recovery continued through much of the year, it was not universally positive with the European debt crisis emerging in the middle of the year, and economic growth showing signs of stalling in some developed nations. Trends in China and the broader Asian region on the other hand remained positive and have been important in maintaining global growth.

The Australian economy continued to exhibit positive trends through Full Year 2010 with good growth in activity supported by a strong terms of trade, improving household incomes, reduced unemployment, rising dwelling investment and sound business investment intentions.

While the environment has improved, much of the effects of the GFC have remained, particularly for the banking sector.  Funding costs have remained elevated reflecting more appropriate pricing for risk and less stable capital markets.

Full Year 2010 has also seen further material change in regulation outlined for the banking and financial system. This has included developing changes in capital and liquidity rules released by the Basel Committee on Banking Supervision and proposed changes for superannuation and funds management including through the Ripoll Report and the Cooper Review.

Review of Group Operations (continued)

Given this operating environment, Westpac sought to consolidate its position over Full Year 2010 while making significant progress on its customer-focused, multi-brand strategy. This approach has seen the Group reorientate the business with a deepening of customer relationships and placing earnings on a more sustainable basis from which to grow. This approach has seen Westpac:

•      Capitalise on the significant improvements in market share achieved over the last two years in both mortgages and deposits with increases in the number of products held per customer across the brands;

•      Significantly increase the proportion of business written via proprietary (Westpac owned) channels. As a result, the proportion of mortgages written through third parties declined through the year by around 10 percentage points;

•      Rebase fee income through comprehensive reductions in customer fees including account overdrawn and missed payment fees from 1 October 2009 which reduced non-interest income by approximately $300 million in Full Year 2010;

•      Absorb a significant reduction in markets income of around $480 million. Markets income spiked through the GFC in line with higher volatility. As volatility moderated through Full Year 2010, markets income also declined;

•      Complete all major milestones associated with the St.George merger including head office systems consolidation, moving to operate The Westpac Group as a single authorised deposit-taking institution (one ADI) and receiving approval for the St.George business to operate under the advanced methodologies for Basel II. Merger synergies have now been largely achieved and activities associated with the merger are now managed as business as usual.

At the same time, Westpac has further strengthened the franchise by continuing to enhance distribution networks, strengthen its technology infrastructure, maintain the Group’s strong asset quality and sector leading provisioning and ensure the business is well positioned for emerging regulatory change. This has seen:

•      Continued  investment in distribution with 26 additional branches, combined with a range of initiatives to improve the skills of front line resources;

•      Significant improvement in the reliability of the Group’s technology infrastructure with the number of severity 1 incidents declining by over 80%;

•      Further improvement in the quality of the portfolio including:

•      A significant reduction in new stressed assets;

•      A reduction in the proportion of commercial property lending in the portfolio, from 11% to 9%; and

•      Maintaining sector leading provisioning coverage.

•      Further increases in The Westpac Group’s Tier 1 ratio to 9.1% up 99 basis points from Full Year 2009. This included increasing common equity capital ratio to 7.50%;

•      Enhancements to the composition of the Group’s funding base with the proportion of stable funding rising and the duration of the funding portfolio extended. Stable funding has increased from 78% to 80% while the duration of new term funding issued during the year has risen from 4.2 years in Full Year 2009 to 4.8 years. At the same time, the average duration of short term funding has increased from 87 days to 123 days; and

•      Increasing the size and composition quality of the liquid assets portfolio. Total liquid assets increased to over $82 billion.

Financial performance summary

While these initiatives have enhanced the quality and stability of the franchise, they have led to relatively flat income during Full Year 2010 and a small decline in Core earnings.

A significant reduction in new stressed assets however has led to impairment charges more than halving over the year.  The net effect of these movements, lower Core earnings and lower impairment charges, has led to Cash Earnings increasing by a significant 26% compared to Full Year 2009.

Cash Earnings per share (EPS) also increased by a solid 21% compared to Full Year 2009. The lower growth rate in EPS mostly reflects additional capital issued in early 2009, along with normal share issuance to meet dividend reinvestment. There has been no major capital raising since January 2009.

Net operating income was modestly higher for Full Year 2010 rising by $87 million or 1%. Net interest income increased  $66 million or 1% with growth in average interest earning assets of 5% offset by an 11 basis point decline in margins.  Most of the growth in lending was due to Australian mortgages which increased 12% with business lending declining.  Lower treasury earnings and higher funding costs have been the driver behind the lower margins as higher wholesale funding costs and rising retail funding costs have more than offset asset repricing during the year.

Non-interest income was little changed in Full Year 2010 rising by $21 million. The largest impact on non-interest income was from the decision to reduce a broad range of customer fees across the Group. These fee changes became effective

Review of Group Operations (continued)

on 1 October 2009 and hence the full effect of a $298 million decline in income was realised during Full Year 2010. Trading income was also lower, as very strong returns achieved in Full Year 2009 were not repeated.

Offsetting these declines was higher wealth management income from good flows and improving asset prices. Other income was also stronger, as asset write downs recorded in Full Year 2009 were not repeated.

Expenses increased 3% when compared to Full Year 2009 with most of the increase due to expanding and improving the capability of the distribution network along with higher project investment spending. Further achievement of merger synergies and holding salaries constant for senior executives assisted in keeping expense growth in line with inflation.

Asset quality stabilised during Full Year 2010 with the ratio of stressed exposures to total committed exposures up just 10 basis points from Full Year 2009. As a result, much of Full Year 2010 has focused on the management of existing stressed exposures rather than dealing with new or emerging problem facilities. While new stress did emerge through the year, levels were greatly reduced and the need for new provisions has materially declined. In total, this has led to impairment charges declining by more than $1.8 billion or 56%.

Turning to the performance across business units:

Cash Earnings at Westpac RBB declined from Full Year 2009 principally reflecting the decision to materially reduce customer fees. Lending was higher although higher funding costs offset the impact on earnings. Expenses were up from the full period impact of franchise investment and impairment charges were higher from the lagged impact of slower growth in Full Year 2009 and from higher interest rates.

Westpac Institutional Bank’s Cash Earnings increased more than fourfold, rebounding strongly from Full Year 2009 with Core earnings up 10% and impairment charges falling from a significant $1,528 million to $123 million. The performance reflected improved results from the Transactional, Equities and Hastings businesses offsetting a decline in markets income and lower lending as companies continued to reduce their gearing.

St.George Bank Cash Earnings were marginally lower compared to Full Year 2009 due to the reduction in customer fees, and higher funding costs more than offsetting lending growth. Impairment charges were also lower as the larger, commercial property related charges, from Full Year 2009 subsided.

Good funds flows onto BT Platforms combined with generally improved markets contributed to the improved result from BT Financial Group with Cash Earnings up 21%.

Westpac New Zealand delivered an improved result with Cash Earnings up 36%. The performance was due to a 39% decline in impairment charges. While Core earnings were lower in Full Year 2010 the business exhibited improved momentum through the year with a stronger Second Half 2010.

Given the strong growth in Cash Earnings per share the Board has decided to declare a final dividend of 74 cents per share fully franked. That compares to a final dividend in Full Year 2009 of 60 cents per share and a 65 cents per share dividend for First Half 2010. In total, dividends for Full Year 2010 equated to 139 cents per share up 20% over Full Year 2009 and representing a cash pay-out ratio of 71 per cent.

In determining economic value created, Westpac focuses on Economic Profit. Economic Profit increased 58% compared to Full Year 2009.

Review of Group Operations (continued)

Divisional Cash Earnings Summary

Twelve months to 30 September 2010

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	5,132	1,776	2,668	257	957	117	948	11,855
Non-interest income	1,014	1,519	572	1,475	277	86	112	5,055
Net operating income	6,146	3,295	3,240	1,732	1,234	203	1,060	16,910
Operating expenses	(3,045)	(1,038)	(1,242)	(866)	(592)	(78)	(111)	(6,972)
Core earnings	3,101	2,257	1,998	866	642	125	949	9,938
Impairment charges	(589)	(123)	(511)	(12)	(276)	(1)	56	(1,456)
Profit before income tax expense	2,512	2,134	1,487	854	366	124	1,005	8,482
Tax expense	(756)	(620)	(446)	(251)	(106)	(38)	(320)	(2,537)
Net profit	1,756	1,514	1,041	603	260	86	685	5,945
Net profit attributable to non-controlling interests	—	—	—	(8)	(2)	(5)	(51)	(66)
Cash Earnings	1,756	1,514	1,041	595	258	81	634	5,879

Change in Cash Earnings %	(8)	large	—	21	33	(21)	10	26

Review of Group Operations (continued)

Divisional Cash Earnings Summary

Six months to 30 September 2010

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,560	860	1,341	117	492	61	429	5,860
Non-interest income	513	708	285	751	143	46	31	2,477
Net operating income	3,073	1,568	1,626	868	635	107	460	8,337
Operating expenses	(1,524)	(519)	(640)	(444)	(298)	(39)	(70)	(3,534)
Core earnings	1,549	1,049	986	424	337	68	390	4,803
Impairment charges	(287)	(50)	(180)	(7)	(110)	3	54	(577)
Profit before income tax expense	1,262	999	806	417	227	71	444	4,226
Tax expense	(379)	(292)	(237)	(119)	(68)	(21)	(146)	(1,262)
Net profit	883	707	569	298	159	50	298	2,964
Net profit attributable to non-controlling interests	—	—	—	(4)	(1)	(3)	(26)	(34)
Cash Earnings	883	707	569	294	158	47	272	2,930

Change in Cash Earnings %	1	(12)	21	(2)	58	38	(25)	(1)

Review of Group Operations (continued)

4.2           Review of Earnings

4.2.1   Net Interest Income

Full Year 2010 — Full Year 2009

Net interest income increased $66 million (1%) compared to Full Year 2009 as the 5% increase in average interest earning assets was offset by lower net  interest margin.

Second Half 2010 — First Half 2010

Net interest income decreased $135 million (2%) compared to First Half 2010. This was due to growth in average interest earning assets of 1%, more than offset by a 9 basis point decline in margins from lower treasury earnings and higher retail and wholesale funding costs.

Loans(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Australia	429,950	426,177	412,247	1	4
Housing	287,798	277,373	257,601	4	12
Personal (loans and cards)	15,439	15,734	15,215	(2)	1
Business	127,083	133,118	138,179	(5)	(8)
Margin lending	3,521	3,996	3,900	(12)	(10)
Other (including provisions)	(3,891)	(4,044)	(2,648)	4	(47)

New Zealand (NZ $)(2)	56,739	56,224	55,588	1	2
Housing	34,190	33,509	32,363	2	6
Personal (loans and cards)	1,597	1,601	1,548	—	3
Business	21,626	21,737	22,098	(1)	(2)
Other (including provisions)	(674)	(623)	(421)	(8)	(60)

Other overseas	4,550	4,885	5,633	(7)	(19)

Total loans	477,655	474,644	463,459	1	3

Full Year 2010 — Full Year 2009

Loan growth across the Group in Full Year 2010 was 3% with the key feature being a 12% rise in Australian housing. Loans in Australia grew ahead of system with the strong growth in Australian housing lending offset by reductions in business lending. Growth in New Zealand loans of 2% was also ahead of system.

Loan growth had the following specific components:

•      Australian housing lending increased 12% or $30.2 billion. Australian housing credit growth was 1.2 times banking system(3). Initial solid growth in the First Home Buyer segment slowed through the year as Government First Home Buyer incentives were reduced. The Investor segment has returned to the market in 2010 to partially offset the slower growth in the Owner Occupier segment;

•      Australian business lending declined 8% or $11.1 billion. Slightly over half of the decline was the result of contraction in commercial property lending portfolio as runoff exceeded new lending. The remainder of the decline was the result of low demand and the Institutional portfolio being impacted by large customers de-gearing;

•      Housing lending in New Zealand grew ahead of system growth at 6% or NZ$1.8 billion; and

•      New Zealand business lending (including institutional lending) contracted 2% or NZ$0.5 billion, largely following declines in demand for business lending.

(1)	Spot loan balances.
(2)	New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business.
(3)	Source: APRA system growth, 12 months to 30 September 2010.

Review of Group Operations (continued)

Second Half 2010 — First Half 2010

Loan growth decelerated through the year with lending growth slowing to 1% in Second Half 2010. Key drivers included:

•      Australian housing lending increased 4% or $10.4 billion, at 0.8 times banking system. The lower relative growth reflects the Group’s increased focus on originating lending from its own channels. The proportion of loans originated via proprietary channels in Second Half 2010 averaged 67.7% compared to 57.3% in First Half 2010;

•      Business lending in Australia contracted by 5% or $6.0 billion in Second Half 2010 as demand for new lending remained low and contraction in the property and Institutional portfolios continued; and

•      New Zealand credit growth was 1% or NZ$0.5 billion as growth in housing lending was offset by declines in business and personal lending.

Review of Group Operations (continued)

Deposits(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Australia	283,469	282,706	281,463	—	1
At Call	142,255	131,823	141,321	8	1
Term	90,436	94,529	80,887	(4)	12
Certificates of deposit	38,371	44,686	48,796	(14)	(21)
Non-interest bearing	12,407	11,668	10,459	6	19

New Zealand (NZ $)(2)	38,020	36,935	36,412	3	4
At Call	13,196	13,101	12,963	1	2
Term	20,382	18,760	17,571	9	16
Certificates of deposit	1,902	2,426	3,468	(22)	(45)
Non-interest bearing	2,540	2,648	2,410	(4)	5

Other overseas	24,993	23,970	18,137	4	38

Total deposits	337,385	335,313	329,456	1	2

Customer and Treasury Deposits

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Total Customer Deposits	280,177	271,602	267,293	3	5
Australia	245,098	238,021	232,667	3	5
New Zealand ($A)(2)	27,476	26,757	27,012	3	2
Other	7,603	6,824	7,614	11	—

Treasury deposits	57,208	63,711	62,163	(10)	(8)

Total	337,385	335,313	329,456	1	2

Full Year 2010 — Full Year 2009

Total deposits increased 2% with the highlight being the 5% increase in Customer Deposits. Term Deposit growth of 12% and 16% in Australia and New Zealand respectively were the key drivers of Customer Deposit growth. Growth in non-interest bearing accounts was also strong, predominantly as a result of mortgage offset account growth. Treasury Deposits reduced following the decision to replace short term wholesale funding with long term wholesale funding.

The strong growth in Customer Deposits resulted in the Group increasing market share in Australia and New Zealand. In Australia growth in household deposits was 1.1 times banking system(3).

Deposit growth had the following specific components:

•      Australian Customer Deposits increased 5% or $12.4 billion. This growth was initially driven by increases in Term Deposits of 12% or $9.5 billion and in Second Half 2010 by increases in At Call accounts reflecting changing customer preferences;

•      Australian non-interest bearing deposits increased 19% or $1.9 billion, primarily in mortgage off-set accounts;

•      New Zealand Term Deposits increased 16% or NZ$2.8 billion; and

•      The Certificates of Deposit portfolio, which provides the Group with short term wholesale funding, was reduced as the Group continued to lengthen the duration of wholesale funding. Within this portfolio there was also reduction in the Australian Certificate of Deposits as they were replaced with longer term Certificates of Deposit issued in the United States.

(1)	Spot deposit balances.
(2)	New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business.
(3)	Source: APRA system growth, 12 months to 30 September 2010.

Review of Group Operations (continued)

Second Half 2010 — First Half 2010

Total deposit growth was $2 billion or 1% during Second Half 2010. Customer Deposit growth was 3%, while Treasury Deposits (short-term deposits) contracted by 10%, as term funding was raised to replace this source of funding.

Key drivers included:

•      Growth in Australian Customer Deposits during Second Half 2010 was driven by At Call Deposits, which increased 8% or $10.4 billion. Term Deposits declined 4% or $4.1 billion. This outcome reflected changes in customers preferences for greater liquidity in part reflecting expectations of increasing interest rates;

•      Australian Certificates of Deposit continued to decline in Second Half 2010, by 14% or $6.3 billion, as they were replaced by long term wholesale funding; and

•      New Zealand Term Deposits grew by a further 9% or NZ$1.6 billion, continuing the trend experienced in the First Half 2010.

Review of Group Operations (continued)

Margins

			% Mov’t		Proforma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	5,860	5,995	(2)	11,855	11,789	1
Tax equivalent gross-up(1)	—	—	—	—	45	(100)
Adjusted net interest income	5,860	5,995	(2)	11,855	11,834	—
Markets net interest income	70	60	17	130	186	(30)
Treasury net interest income(2)	305	399	(24)	704	905	(22)
Net interest income excluding Treasury & Markets	5,485	5,536	(1)	11,021	10,743	3
Average interest earning assets	538,422	531,541	1	534,991	508,133	5
Group interest margin	2.17%	2.26%	(9bps )	2.22%	2.33%	(11bps )
Group interest margin excluding Treasury & Markets	2.03%	2.09%	(6bps )	2.06%	2.11%	(5bps )

Full Year 2010 — Full Year 2009

Group net interest margin was 2.22% for Full Year 2010, a decrease of 11 basis points from Full Year 2009.

Net interest margin excluding the contribution from Group Treasury and WIB Markets was 2.06%, 5 basis points lower than Full Year 2009. This decline was the result of asset repricing being insufficient to offset significant increases in funding costs. 58% of the increase in funding costs was due to higher customer deposit costs, with the remainder due to increased wholesale funding costs.

The components of the 5 basis points decline were:

•                  26 basis points decline from higher retail and wholesale funding costs. This included:

•                  15 basis points decline from Customer Deposits, with 11 basis points decline from spread impacts and 4 basis points decline from mix impacts. During Full Year 2010 the cost of raising retail funds significantly increased as competition for both Term Deposits and Online savings accounts intensified. At the same time most growth over the period was in products with higher rates. The Group also actively manages its interest rate risk and as part of that process hedges the impact of declining rates on non-interest bearing and low rate deposits. In Full Year 2010 these hedges contributed 4 basis points of the 11 basis point decline in spreads; and

(1)

The tax equivalent gross-up, relating to Structured Finance transactions was discontinued in Full Year 2010 reflecting the immaterial nature of the balance as the Group continues to run-down the related assets.

(2)	Treasury net interest income excludes allocated capital benefit consistent with calculation of divisional margins.

Review of Group Operations (continued)

•                  11 basis points decline from wholesale funding costs. The rise in wholesale funding can be traced back to three main sources; maturing, comparatively low cost funding being replaced by higher cost post GFC funding, new issuance of wholesale debt to fund growth in the balance sheet and lengthening the duration of the funding portfolio. New issuance of long term wholesale funding was at a weighted average tenor of 4.8 years and an average cost of 130 basis points over BBSW(1). Short term wholesale funding was not used to fund balance sheet growth.

•                  21 basis points increase from loans & other assets, with repricing contributing 22 basis points while mix reduced the margin by 1 basis point as mortgages grew faster than business loans. Consistent with the mix of the portfolio, approximately 60% of the increase from asset repricing was contributed by mortgage repricing with the remainder attributable to business and corporate lending; and

•                  A decrease in earnings on capital was offset by an accounting change in St.George termination fees from non- interest income to net interest income ($21 million).

Treasury and Markets contribution reduced by 6 basis points, with Treasury income declining following a very strong Full Year 2009 (5 basis points) and Markets income also declined due to compositional changes in the source of income (1 basis point).

Second Half 2010 — First Half 2010

Group net interest margin was 2.17% for Second Half 2010, a decrease of 9 basis points from First Half 2010.

Net interest margin excluding the contribution from Group Treasury and WIB Markets was 2.03%, 6 basis points lower than First Half 2010. The cost of deposits has increased markedly over the half, representing 77% of the total increase in funding costs, with asset repricing insufficient to offset this increase.

The components of the 6 basis points decline were:

•                  13 basis points decline in margins from higher retail and wholesale funding costs. This included:

•                  10 basis points decline from higher retail funding costs, with 7 basis points decline from spread impacts and 3 basis points decline from mix impacts. Increased competition for Term Deposits and especially Online and Savings products has resulted in higher rates being offered for these products. At the same time most growth over the half was in products with higher rates. This outcome is inclusive of 3 basis points decline from hedges associated with the management of interest rate risk on low rate deposits; and

(1)

BBSW is the Bank Bill Swap reference rate and is used by Australian financial markets in pricing securities such as interest rate swaps, forward-rate agreements, basis swaps, and mortgage-backed securities.

Review of Group Operations (continued)

•                  3 basis points decline from wholesale funding costs. The rise in wholesale funding costs are attributable to maturing, comparatively low cost term funding being replaced by higher post GFC funding, the funding of growth in the balance sheet through new wholesale issuance and lengthening of the duration of the funding portfolio. The impact of wholesale funding costs in the half was less than the full year as more than 65% of the annual term wholesale issuance was completed in First Half 2010.

•                  7 basis points increase due to loans & other asset repricing with approximately 67% of the increase from asset repricing contributed by mortgage repricing with the remainder attributable to business lending, consistent with the mix of the portfolio; and

•                  Capital and other impacts were stable as an increase in earnings on capital and a positive impact due to the accounting change in St.George termination fees from non-interest income to net interest income ($21 million) were offset by increased cost of funds charges on non product balances.

Treasury and Markets contribution reduced by 3 basis points as Treasury revenue was lower in Second Half 2010.

Review of Group Operations (continued)

4.2.2                     Non-Interest Income(1)

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Fees and commissions	1,214	1,219	—	2,433	2,715	(10)
Wealth management and insurance income	810	786	3	1,596	1,427	12
Trading income	337	460	(27)	797	1,014	(21)
Other income	116	113	3	229	(122)	large
Non-interest income	2,477	2,578	(4)	5,055	5,034	—

Full Year 2010 — Full Year 2009

Non-interest income was $21 million higher than Full Year 2009. Growth in wealth and other income was offset by significantly lower trading income and fees & commissions. Fees & commissions were impacted by the Group’s decision to reduce certain customer fees ($298 million), of which $163 million was reflected in transaction fees & commissions and $135 million was reflected in banking & credit fees. These fee changes were implemented on 1 October 2009 and so the full effect was absorbed over Full Year 2010.

Fees and commissions

The reduction in fees & commissions of $282 million resulted from:

•                  Lower transaction fees & commissions of $381 million primarily from:

•                  the impact of reductions in customer fees ($163 million), from 1 October 2009;

•                  reduced income from credit card loyalty point redemptions ($125 million), following the spike in the reward point redemptions in Full Year 2009 driven by the Qantas Frequent Flyer withdrawal from the Altitude credit card loyalty program. The lower income had limited impact on Cash Earnings as there was an associated reduction in operating expenses;

•                  lower foreign ATM fees following the move to direct charging in 2009 ($43 million); and

•                  account keeping and transaction fees were lower, as customers migrated to bank accounts with lower fees ($30  million).

•                  Higher banking and credit fees of $90 million. The majority of growth ($205 million) was driven by credit line fees on corporate and business facilities. This reflects repricing of these facilities. Increases were also seen in other lending fees ($20 million). These increases were offset by lower account overdrawn fees and reduced customer fees ($135 million); and

•                  Service & Management fees and other non-risk fee income increased $7 million and $2 million respectively.

(1)

Refer to Section 6 Note 4 for statutory accounts breakdown and Pro forma Section 7 Note 5 for Cash Earnings breakdown. Refer Section 10 for reconciliation between statutory accounts and Cash Earnings. As discussed in Section 3.1, commentary is reflected on a Cash Earnings basis and does not directly align with reported non-interest income as disclosed in Section 6, Note 4.

Review of Group Operations (continued)

Wealth management and insurance income

Wealth management and insurance income increased $169 million (12%). Average Funds under Management (FUM) for the Group increased $4.2 billion (9%) to $52.2 billion, while average Group Funds under Administration (FUA) increased $9.0 billion (13%) to $78.9 billion.

	As at	As at	As at	% Mov’t	% Mov’t
$bn	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
FUM
BT	35.9	36.3	35.2	(1)	2
Advance Asset Management	6.6	6.8	6.7	(3)	(1)
Westpac Institutional Bank	8.0	9.0	8.9	(11)	(10)
New Zealand	1.7	1.7	1.7	—	—
Group FUM	52.2	53.8	52.5	(3)	(1)
Average FUM for the Group(1)	52.2	52.4	48.0	—	9
FUA
BT	48.4	48.4	45.3	—	7
Asgard	31.5	32.6	31.4	(3)	—
New Zealand	0.8	0.7	0.7	14	14
Group FUA	80.7	81.7	77.4	(1)	4
Average FUA for the Group(1)	78.9	77.9	69.9	1	13

Major factors impacting wealth and insurance income were:

•                  Higher fees from higher average FUM and FUA balances, increased returns on invested capital from stronger markets and higher commissions in the advice business resulted in higher revenue of $149 million compared to Full Year 2009;

•                  Average Group FUM increased $4.2 billion (9%) since Full Year 2009. The primary driver of this growth was the improvement in asset markets. Other factors that influenced the growth were net inflows in the BTFG wholesale and institutional portfolios of $0.8 billion and $0.2 billion respectively, while BTFG retail experienced net outflows of $0.4 billion;

•                  Average Group FUA increased $9.0 billion (13%) since Full Year 2009. Growth was driven by improvements in asset markets and strong net inflows of $4.7 billion. The Wrap platforms and Corporate Super saw particularly solid net inflows of $4.0 billion and $0.7 billion respectively; and

•                  Insurance income increased $20 million, with Life Insurance contributing all the growth. Life Insurance income increased $30 million, following strong premium growth. General Insurance income and Lenders Mortgage Insurance (LMI) income reduced by $8 million and $2 million respectively. General Insurance income fell as a result of higher claims in Full Year 2010 compared to Full Year 2009. LMI income reduced as a result of higher claims costs and the impact of the Group deciding to refer high loan-to-value ratio (LVR) business to a third party.

Trading

Trading income decreased $217 million (21%) from the exceptionally strong result in Full Year 2009. In Full Year 2010, the contribution from WIB Markets fell $185 million, as a result of lower contributions from both FX and Debt Markets. Narrowing market spreads due to increased competition and reduced market volatility were the primary drivers of the lower contribution from FX. Debt Markets trading contribution was impacted by lower volumes. Pacific Banking contribution also fell due to lower FX returns. Lower volumes also saw St.George Bank generate less income from the sale of Financial Market products.

Other income

Other income reverted to more normal levels in Full Year 2010 at $229 million. This compares to a loss of $122 million in Full Year 2009. The Full Year 2009 result was impacted by the Specialised Capital Group (SCG) asset write downs of $155 million. Included in the Full Year 2010 result was $46 million of gains on the sale of investments in the Institutional bank including the sale of investments in Queensland Airports, Westpac Office Trust and other property investments.

(1)	Average FUM and FUA for the Group is based on a six month average.

Review of Group Operations (continued)

Second Half 2010 — First Half 2010

Non-interest income is $101 million lower than First Half 2010. Growth in wealth income was more than offset by a lower contribution from trading activities. Fee and commission income was flat with customer fee changes having little impact on growth as these changes were effective from 1 October 2009.

Fees and commissions

The reduction in fees and commissions of $5 million was impacted by:

•                  Lower transaction fees and commissions of $38 million from lower merchant income, lower cards fee income and customers switching to bank accounts with low fees;

•                  Higher banking and credit fees of $7 million. The increase followed continued repricing of credit line fees on corporate and business facilities partially offset by accounting reclassification of fees to net interest income ($21 million);

•                  Other non-risk fee income increased $22 million following small increases in fees across a number of businesses; and

•                  Service and management fees were $4 million higher over the half.

Wealth management and insurance income

Wealth management and insurance income increased $24 million (3%). Wealth was higher as improved advice sales, higher BTIM performance fees and good insurance growth more than offset the reduced Funds Management income.  Average Group FUM decreased by $0.2 billion to $52.2 billion, while average Group FUA increased $1.0 billion (1%) to $78.9 billion. These movements through the period reflected the drop in underlying asset values offsetting investor inflows.

Wealth management and insurance income had the following specific components:

•                  Average Group FUM decreased by $0.2 billion since First Half 2010. The primary driver was the decline in asset markets. Other factors that also influenced the result were net inflows in the BTFG wholesale portfolio of $0.4 billion, while BTFG retail portfolio experienced net outflows of $0.2 billion. WIB FUM fell $1.0 billion following the sale of its investment in Westpac Office Trust and the impact of asset markets;

•                  Average Group FUA increased by $1.0 billion (1%) since First Half 2010. Growth was driven by strong net inflows of $2.5 billion. The Wrap platforms and Corporate Super saw net inflows of $2.1 billion and $0.4 billion respectively; and

•                  Insurance income increased $19 million. Life Insurance income increased $15 million, from strong premium growth while General Insurance income increased $7 million as premiums increased and claims costs were lower in the second half. LMI income reduced by $3 million from higher claims.

Trading

Trading income was $123 million lower (27%) compared to First Half 2010. WIB Markets revenue fell $68 million, primarily due to lower Debt Markets revenue, from more stable markets in Second Half 2010. Treasury also recorded lower trading income from its FX activities.

Other income

Other income increased $3 million on First Half 2010. Second Half 2010 result included gains of $21 million on sale of investments in the Institutional bank including the sale of its investment in Westpac Office Trust and other property investments.

Review of Group Operations (continued)

WIB Markets Income(1)

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	70	60	17	130	186	(30)
Non-interest income	286	399	(28)	685	894	(23)
Trading income	278	346	(20)	624	809	(23)
Other non-interest income	8	53	(85)	61	85	(28)
Total WIB Markets income	356	459	(22)	815	1,080	(25)

Full Year 2010 — Full Year 2009

WIB markets income fell $265 million or 25% from Full Year 2009. The decline principally reflected:

•                  Lower Foreign Exchange income of $256 million, following an exceptional $666 million result in Full Year 2009. This was due to lower volatility and increased competitiveness in the market driving market spreads lower;

•                  The Debt Markets revenue declined by $67 million to $368 million in Full Year 2010; and

•                  The Equities revenue increased $58 million, to $36 million following improved sales of structured products.

Second Half 2010 — First Half 2010

WIB Markets income decreased $103 million (22%). The revenue from Debt Markets was lower by $121 million reflecting lower volumes and more stable credit spreads. Higher Foreign Exchange and Equities income of $6 million and $12 million respectively partially offset the decline. The business generated 76% of income from customer flows up from 52% in First Half 2010.

WIB Markets Value at Risk (VaR) (2)

The lower WIB Markets income was derived from lower levels of VaR when compared to prior periods.

Average VaR for Full Year 2010 was $7.0 million compared to $9.9 million for Full Year 2009. The lower VaR utilisation for the current year was primarily due to reduced market volatility.

(1)

Total WIB Markets income is a subset of revenue and includes both net interest and non interest income from sales and trading operations in Debt Markets, Foreign Exchange and Commodities, Carbon and Energy (FX and CCE), and Equity Derivatives within the Institutional Bank.

(2)	VaR measures the risk of loss using a history of price movements. Therefore, price volatility is a key component of this measure.

Review of Group Operations (continued)

4.2.3            Operating Expenses

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Salaries and other staff expenses	(1,953)	(1,931)	(1)	(3,884)	(3,744)	(4)
Equipment and occupancy expenses	(550)	(513)	(7)	(1,063)	(959)	(11)
Other expenses	(1,031)	(994)	(4)	(2,025)	(2,037)	1
Total expenses	(3,534)	(3,438)	(3)	(6,972)	(6,740)	(3)

Full Year 2010 — Full Year 2009

Operating expenses increased 3%, or $232 million compared to Full Year 2009.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased 4% or $140 million primarily due to:

•                  Additional customer facing employees were recruited in St.George, BTFG and NZ. The commencement of the Technology Strategic Investment Priorities (SIPs)(1) also resulted in a significant increase in salary expenses, particularly temporary employee costs;

•                  Increased bonuses and equity based compensation from the strong increase in economic profit following improved financial performance;

•                  Holding executive salaries constant resulted in wage increases not being a significant driver of salary expense growth; and

•                  Costs associated with business unit restructures increased to $41 million, however these costs were funded by a release of excess employee provisions.

Equipment and Occupancy Costs

Equipment and occupancy costs increased 11% or $104 million. The largest driver of the increase was $88 million of additional software amortisation. The increase was the result of amortisation commencing, as new systems moved into production, and $37 million of software impairments during Full Year 2010, related to software that is no longer used.

The majority of the remainder of the increase relates to additional rental and property expenses. This was driven by rental increases and additional expenses associated with the refurbishment and expansion of the Westpac RBB, St.George Bank and NZ branch and ATM networks. The Westpac Group opened an additional 26 branches, 1 additional business banking centre and installed 85 additional ATMs.

(1)	For further details on SIPs see page 29.

Review of Group Operations (continued)

Other expenses

Total Other expenses reduced 1%, or $12 million, compared to Full Year 2009. This was primarily due to a $93 million decrease in credit card loyalty costs partially offset by an $81 million increase in the remaining Other expenses.

Increases in costs were the result of a one-off contribution to the Westpac Foundation of $20 million, commencing the SIPs and spend on other group projects. The majority of the project spend was recorded in the technology and information services and other professional services expense categories. Cost increases were offset by lower credit card loyalty program costs. These costs were lower as the Full Year 2009 saw a spike in reward redemptions driven by Qantas Frequent Flyer withdrawing from the Altitude credit card loyalty program. The lower loyalty program costs had limited impact on Cash Earnings as there was an associated reduction in non-interest Income. Other expense savings were also achieved through lower non lending losses, legal costs and other discretionary expense reductions.

Second Half 2010 — First Half 2010

Operating expenses increased 3%, or $96 million compared to First Half 2010.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased 1% or $22 million due to:

•                  Increased activity in the SIPs resulting in increases of Technology and Project employees;

•                  Lower bonus and incentive expense as a result of a fall in economic profit in Second Half 2010 and the release of excess employee provisions partially offset the higher salary costs; and

•                  Costs associated with business unit restructures increased by $19 million to $30 million.

Equipment and Occupancy Costs

Equipment and occupancy costs increased 7% or $37 million. Software amortisation increased $33 million with impairment of existing software assets contributing $5 million to the increase. The remainder of the increase related to rental and property expenses.

Other expenses

Other expenses were higher by 4%, or $37 million, compared to First Half 2010, predominately due to the contribution made to the Westpac Foundation and increased technology and professional services spending associated with SIPs. These increases were partially offset by reductions in outsourcing expenses, as efficiencies were achieved, and other discretionary expense reductions.

Technology Strategic Investment Priorities (SIPs)

On 8 October 2010, The Westpac Group provided further detail on its Technology Strategic Investment Priorities (or SIPs). The SIPs are a series of programs that implement the Group’s technology strategy and plan including:

•                  Supporting Westpac’s customer focused strategy;

•                  Addressing legacy technology issues; and

•                  Transforming the Group’s technology infrastructure to support a multi-brand platform.

The current SIPs schedule involves 15 specific programs to be developed between 2010 and 2014 with an estimated total investment of $2 billion. Programs forming part of the SIPs include initiatives to: install a new online banking platform; improve the aggregation of customer data to better understand customer needs; and upgrade and consolidate the Group’s data centres from 9 to 2.

The SIPs programs have been designed to be modular, and of a size that can be efficiently managed while generating improved capability and capacity and deliver clear efficiency and revenue benefits.

From a financial perspective, the SIPs consolidate much of the project investment previously conducted across the Group. Total SIPs investment was $507 million in Full Year 2010 forming part of the Group’s total project investment of $1.1 billion.

During Full Year 2010, of the $507 million increase in SIPs, $177 million was expensed and $330 million was capitalised.

A consequence of this investment has been an increase in operating expenses in Full Year 2010 by around $177 million and higher capitalised software balances with the total balances up $203 million. Much of the increase in operating expenses is recorded in salary and other staff expenses, technology and information services and other professional services expense categories. Amortisation of capitalised software will rise once projects are completed.

The SIPs programs are being tightly managed, reporting through to the Group Executive, Technology and with regular reporting to the Board Technology Committee. While being managed centrally, expenses associated with the SIPs programs are included in individual business units. The allocation of expenses to business units has been determined based on the value each business is expected to derive from each of the programs.

Review of Group Operations (continued)

Capitalised Software

Full Year 2010 — Full Year 2009

Capitalised software balances increased by $203 million to $832 million as at 30 September 2010. The increase comprised $504 million of additional capitalised expenditure less $301 million of amortisation and write-offs. The majority of the increase in the balance was the result of project spend on SIPs with most recorded in Second Half 2010.

Key increases in the capitalised software balance (net of amortisation) included:

•                  Investment in front end distribution systems, including the Westpac teller platform and new online platform projects ($47 million);

•                  New enterprise wide shared services, including enterprise middleware and customer master file ($60 million);

•                  Projects to improve product systems including payments, credit cards, deposits and collections systems ($97 million);

•                  Investment in technology infrastructure including data centres, technology security systems and testing capabilities ($28 million); and

•                  Other small increases due to banking infrastructure and compliance projects.

These increases were offset by amortisation and write-offs of software no longer used.

Second Half 2010 — First Half 2010

The capitalised software balance for The Westpac Group increased $198 million to $832 million as at 30 September 2010. The increase comprised $365 million of additional capitalised expense less $167 million of amortisation and write-offs. Spend on the SIPs increased in Second Half 2010 driving an associated increase in capitalised software balances.

Key increases in the capitalised software balance (net of amortisation) included:

•                  Investment in front end distribution systems, including the Westpac teller platform and new online platform projects ($47 million);

•                  New enterprise wide shared services, including enterprise middleware and customer master file ($60 million);

•                  Projects to improve product systems including payments, credit cards, deposits and collections systems ($65 million);

•                  Investment in technology infrastructure including data centres,  technology security systems and testing capabilities ($28 million); and

•                  Other small increases due to banking infrastructure and compliance projects.

These increases were offset by amortisation of previous year investments and small system write downs.

Review of Group Operations (continued)

Full Time Equivalent Employees (FTE)

Analysis of movement in FTE

	As at	As at	As at	% Mov’t	% Mov’t
	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Permanent employees	35,055	34,303	34,189	2	3
Temporary employees	3,907	3,143	2,843	24	37
Total employees	38,962	37,446	37,032	4	5
Integration employees(1)	483	601	833	(20)	(42)
Reported FTE	38,479	36,845	36,199	4	6
Average Reported FTE	37,662	36,188	36,533	4	3

Full Year 2010 — Full Year 2009

Reported FTE increased 2,280 compared with Full Year 2009, with the majority of movements being:

•                  An increase of 1,146 across Technology and Product & Operations as resources were increased to support SIPs;

•                  An increase of 482 FTE in BTFG to support SIPs, additional financial planners and private bankers and further investment in risk resources;

•                  An increase of 291 FTE in St.George Bank from additional customer facing employees including more call centre employees to improve customer service;

•                  An increase of 188 in New Zealand from additional business bankers, more call centre employees and employees supporting the opening of 8 new branches;

•                  An increase of 91 FTE in WIB relating to SIPs and business projects;

•                  An increase of 78 FTE in Pacific Banking, mainly due to the in-sourcing of Pacific Banking’s IT support functionality and an increase in local FTE in Fiji and PNG; and

•                  A decrease of 88 FTE in Westpac RBB due to efficiency projects in Regional and Commercial Banking.

Second Half 2010 — First Half 2010

Reported FTE increased 1,634 to 38,479 with the major movements being:

•                  An additional 851 FTE in Technology and Products & Operations as SIPs expenditure increased in the second half;

•                  An increase of 353 FTE in BTFG to support SIPs, additional financial planners & private bankers, further investment in risk resources and increased operations employees to process higher volumes;

•                  Increases of 242 in St.George, 173 in New Zealand and 82 in WIB for the same reasons as noted above; and

•                  A reduction of 169 FTE in Westpac RBB due to efficiency projects in Regional and Commercial Banking.

Integration FTE

With the Merger now largely complete, integration FTE decreased by 350 to 483 during 2010. The cost of Integration FTE is included in the merger transaction and integration expense Cash Earnings adjustments. These adjustments are outlined in Section 4.8.

(1)  Across the Group a total of 483 employees are engaged with the merger as at 30 September 2010.

Review of Group Operations (continued)

4.2.4       Impairment Charges

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
New IAPs	(860)	(637)	(35)	(1,497)	(2,114)	29
Write-backs	217	136	60	353	106	large
Recoveries	30	21	43	51	49	4
Total IAP, write-backs and recoveries	(613)	(480)	(28)	(1,093)	(1,959)	44
Write-offs	(352)	(315)	(12)	(667)	(652)	(2)
Other changes in CAPs	388	(84)	large	304	(681)	145
Total new CAPs	36	(399)	109	(363)	(1,333)	73
Total impairment charges	(577)	(879)	34	(1,456)	(3,292)	56

Impairment charges more than halved over Full Year 2010, as the operating environment continued to improve and the stress directly associated with the GFC abated. Around two thirds of the reduction was due to lower provisions associated with larger institutional and corporates. These companies felt the impact of the financial crisis early but with conditions stabilising, new provisions required have declined materially. The other major contributors to the decline were New Zealand, as that economy emerged from recession, and the small release of the economic overlay in contrast to the increase in 2009, supported by the improving environment.

New individually assessed provisions were $617 million lower as fewer large companies became impaired.  Nevertheless, individually assessed provisions remain high principally from companies already identified as stressed being downgraded.

Within new collectively assessed provisions, write-offs were little changed, mostly relating to higher consumer stress from the lagged impact of slowing economic growth in 2009 and rising interest rates. Other changes in collectively assessed provisions were materially lower, driven by five factors: a lower incidence of new stress in the business segments; the transfer of some collective provisions to individually assessed provisions as companies were downgraded; company upgrades and reductions in exposures that allowed some collective provisions to be released; a positive contribution to collective provisions from factor changes; and a fall in the economic overlay.

The economic overlay was $49 million lower over the year. The improved operating environment has reduced the probability of severe stress emerging in the construction sector and this has warranted some release in associated economic overlay provisions. Partially offsetting this decline was an $8 million addition to the overlay to support possible unidentified losses following the earthquake in Canterbury in New Zealand. Given uncertainty remains around the globe and emerging signs of global recovery are fragile, Westpac feels it is still prudent to maintain an economic overlay of $453 million.

Full Year 2010 — Full Year 2009

Total impairment charges of $1,456 million were down $1,836 million or 56% over the year, and represented 30 basis points of average gross loans.

Key movements were:

New individually assessed provisions less writebacks and recoveries were $866 million lower principally due to:

•                  Lower individually assessed charges within WIB, down $540 million to $573 million, from a significant reduction in new large corporate problem facilities and no repeat of the margin lending losses recorded in Full Year 2009;

•                  New individually assessed provisions in Westpac RBB of $247 million were $33 million higher, principally from the lagged effect of the softer economic environment on small and medium businesses;

•                  New individually assessed provisions in St.George of $420 million were $11 million higher as the commercial property sector stabilised; and

•                  New individually assessed provisions in New Zealand of $243 million were $113 million lower than the Full Year 2009, as the need for new individual provisions declined. In 2009 individually assessed provisions were also adversely impacted by two large corporate exposures.

The Group benefitted from higher write-backs and recoveries of $249 million, principally from a positive reassessment of security values, primarily for large corporates, from the improving operating environment.

Review of Group Operations (continued)

New collectively assessed provisions in Full Year 2010 were $970 million lower from:

•                  A positive collective provision contribution from WIB in the Full Year 2010 of $240 million which was $696 million lower than the Full Year 2009 charge. The positive contribution was due to a reduction in lending as corporates continued to de-gear, a few companies moving from Watchlist back to performing grades following equity raisings, and some companies being downgraded to Impaired. Factor changes also provided a $124 million benefit;

•                  Higher interest rates and the lagged effect of slowing growth in 2009 has seen a small rise in business stress and higher consumer delinquencies in Westpac RBB and this has contributed to a $25 million rise in collective provision charges over Full Year 2010;

•                  New collectively assessed provisions in St.George were $52 million lower over Full Year 2010. While small business and consumer stress has moderately increased, corporate stress has declined, particularly in the commercial property portfolio and this led to the reduction in collectively assessed provision charges;

•                  New collectively assessed provisions in New Zealand were $54 million lower as some companies moved into impaired and new companies entering stressed categories declined; and

•                  The reduction in the economic overlay.

Second Half 2010 — First Half 2010

Total impairment charges for the Second Half 2010 were down $302 million or 34% on the First Half 2010. Apart from a continuation in the improving operating environment, the key trend in the movement of impairment reflects the work-out of stressed facilities through the period. In particular, individually assessed provisions were higher as some companies previously identified as stressed were downgraded to impaired. This facilitated a movement of collectively assessed provisions into individually assessed provisions and resulted in some of the reduction in collectively assessed charges.

New individually assessed provision charges less writebacks and recoveries were $133 million higher compared to First Half 2010 from:

•                  An $11 million higher charge in WIB as some companies were downgraded to impaired. WIB was the major contributor to the $81 million increase in writebacks over the prior half. This reflects recovering security values compared to those taken when companies first enter stress and the active way these facilities are managed;

•                  Westpac RBB up $12 million principally from higher business impaired assets;

•                  St.George individually assessed provisions were $67 million higher with downgrades to commercial property facilities the largest contributor; and

•                  New Zealand asset quality continues to improve with one individual provision contributing most of the $32 million increase in individually assessed charges.

New collectively assessed provisions were $435 million lower with:

•                  A $34 million improvement in WIB, mostly from downgrades and only a small amount of new stress emerging;

•                  In Westpac RBB collective provision charges improved by $27 million with improving business loss rates and relatively stable consumer write-offs;

•                  New collectively assessed provisions in St.George were $218 million lower due to a decline in new stressed assets and positive factor changes. Write-offs were little changed;

•                  New Zealand has seen an improvement in the economy. Collectively assessed provisions were $90 million lower compared to the prior half, including $48 million from the factor change impact. This improvement was partially offset by the $8 million overlay for the Canterbury earthquake; and

•                  The reduction in the economic overlay from an improving construction sector also contributed to the lower collectively assessed provisions.

Review of Group Operations (continued)

4.2.5       Tax Expense

Full Year 2010 — Full Year 2009

The effective tax rate of 29.9% is 20 basis points lower than the Full Year 2009, the majority of Group income is earned in Australia and New Zealand, where the tax rate is 30%.

Second Half 2010 — First Half 2010

The effective tax rate of 29.9% is 10 basis points lower than the First Half 2010.

4.2.6       Non-Controlling Interests

The non-controlling interests primarily represents distributions on hybrid equity instruments 2003 TPS(1) and 2006 TPS(1), as well as other non-controlling interests, including the 40% portion of BTIM that Westpac does not own.

Non-controlling interests of $66 million for Full Year 2010 was $5 million lower than Full Year 2009 and increased $2 million from First Half 2010 to Second Half 2010.

The $5 million decrease for Full Year 2010 compared to Full Year 2009 is primarily due to 2003 TPS paying United States dollar (US$) distributions which reduced when converted to the Australian dollar ($A), as the $A appreciated against the US$. This is partially offset by increased distributions on the 2006 TPS due to increases in the Australia 90 day bank bill rate over the period. In addition BTIM earnings increased over the period leading to an increase in the portion which relates to non-controlling interests.

(1)	Non-controlling interests include distributions on 2003 TPS and 2006 TPS:
•

There were 750,000 2003 TPS issued in the United States of America at US$1,000 each on 13 August 2003, with non-cumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013. From, and including, 30 September 2013 the 2003 TPS will pay non-cumulative quarterly distributions (31 December, 31 March, 30 June and 30 September) payable in arrears at a floating rate of LIBOR plus 2.05% per year; and

•

Westpac TPS Trust issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian 90 day bank bill rate plus 1% per annum (the initial margin), together multiplied by one minus the Australian corporate tax rate (30% during the Full Year ended 30 September 2010.) After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

Review of Group Operations (continued)

4.3           Credit Quality

The Full Year 2010 has been a period of stabilisation in credit quality, a significant improvement from the uncertainty and rising financial stress associated with Full Year 2009. A stronger operating environment has been the main factor behind this change assisting to improve the financial health of companies and significantly reducing the incidence of new stress.

The stabilisation of credit quality is reflected in the ratio of stressed assets to total committed exposures. The ratio of total stressed exposures to total committed exposures started the year at 309 basis points (as at September 2009), was 318 basis points in March 2010 and 320 basis points at September 2010. Given these trends, The Westpac Group has spent much of the year focused on actively managing its existing stressed facilities rather than being concerned about a further significant deterioration in the portfolio.

While the incidence of new stress has eased, the overall level of stress remains high and the Group is still in the phase of the credit cycle where more facilities are being downgraded than upgraded. This trend has steadily improved through the year with the last quarter of the year showing a number of companies returning to full health from improved cash flows and reduced leverage.

This stabilisation of asset quality reflects the significant efforts over 2009 to identify problem facilities and to fully assess the sectors and regions most at risk.  The rigor applied to this assessment and provisions in 2009 and the improvement in economic conditions, contributed to the reduction in impairment charges through the year. Westpac’s strong risk management disciplines and relative quality of the portfolio through the GFC have also contributed to the significant improvement in impairment charges.

Looking across key portfolio segments

The institutional and corporate sector was most severely impacted by the GFC and has also been the first sector to recover. The incidence of new large individual impairments was very small in Full Year 2010 which was in contrast to Full Year 2009 which saw a number of large single names become impaired and the commercial property sector deteriorate. Total stressed exposures in WIB were little changed over the year with the emergence of new stress offset by regrades and write-offs.

In corporate and commercial lending, the commercial property sector has been the dominant source of stress although the strengthening environment has led to an improvement through the year. Some facilities were further downgraded in Full Year 2010 where income to support lending has been weak and/or security values have fallen.

Over the last 2 years Westpac has reduced its commercial property exposure with the proportion of commercial property lending to gross loans falling from a peak of 13% at 31 December 2008 to 9% at 30 September 2010. The proportion of the portfolio in commercial property is now below the levels Westpac held prior to the merger with St.George. Most of the decline has been in loans to larger property developers and diversified property groups.

The portion of the commercial property portfolio under stress has risen to 15% at Full Year 2010 from 12% at Full Year 2009. The value of stressed commercial property however was little changed at $8 billion.

In small and medium business (SME), the sector has performed solidly. Typically the last sector to feel the impact of an economic downturn, stress in this sector is still rising and we have seen an increase in the facilities being managed by the Group’s loan management units but the increase has been below similar cycles. SMEs have benefitted from relatively low unemployment and solid incomes and this has assisted in mitigating the impacts of slower growth.

Consumers have also continued to perform strongly through this cycle. Actual losses have increased over the year, from the lagged impact of slightly higher unemployment in 2009 and rising interest rates. Delinquencies also increased over the year but remain below industry averages.

In New Zealand, the economy has largely recovered from recession and asset quality has improved. However, because the downturn was more pronounced, the impact on business and consumer stress has been more severe than in Australia. As a result, the portion of the portfolio that is stressed is closer to 5% compared to 3.2% across the total portfolio. Consumer delinquencies are also relatively higher in the New Zealand mortgage portfolio although the overall trend is improving.

Key portfolio statistics

Stressed assets as a proportion of total TCE increased moderately in Second Half 2010 to 320 basis points. The key components of stressed assets include:

•                  Impaired assets as a proportion of TCE increased to 67 basis points at 30 September 2010, from 57 basis points at 30 September 2009 due to a 22% rise in impaired assets. The majority of new impaired assets > $10 million in size were in the commercial property sector and were companies previously classified as Watchlist or Substandard exposures. The impaired portfolio remains well provisioned with a coverage ratio of 40.7%;

Review of Group Operations (continued)

•                  90 Days past due but well secured as a proportion of TCE increased 17 basis points over Full Year 2010 to 46 basis points and was up 10 basis points over Second Half 2010. This category includes a large portion of commercial property exposures that have very strong security but remain under stress. It also reflects an increase in mortgage delinquencies during Full Year 2010; and

•                  In the year to 30 September 2010 Watchlist and Substandard facilities as a proportion of TCE declined 16 basis points to 207 basis points. In Second Half 2010 the incidence of new stress abated and a number of companies identified as Watchlist and Substandard were downgraded into the impaired or 90 Days past due categories. As a result the ratio fell by 12 basis points.

In mortgages, 90 day delinquencies increased 10 basis points in Full Year 2010 and 7 basis points over the half but continued to remain modest and well below industry averages. Second Half 2010 saw a small rise in Australian mortgage 90 day delinquencies although 30 day delinquencies have eased. Much of the rise in 90 day delinquencies can be traced back to rising delinquency rates in Queensland and WA and higher low-doc delinquencies.

Other consumer 90 day delinquencies also increased during Full Year 2010 to 125 basis points up from 104 basis points in Full Year 2009. Early in the year, the rise in stress reflected higher interest rates and the lagged impact of slowing growth in Full Year 2009. However recent trends suggest that delinquencies are now easing with both 30 and 90 day delinquencies off their peaks.

New Zealand mortgage 90 day delinquencies were stable over Full Year 2010, with lower other consumer delinquencies as the more severe stress of the 2009 recession abated.

Westpac maintained its sector leading provisioning coverage with the ratio of collectively assessed provisions to credit risk weighted assets of 146 basis points. Collectively Assessed Provisions of $3,439 million include an economic overlay of $453 million. The economic overlay was down $57 million in Second Half 2010 reflecting the improving outlook for the construction sector. This reduction was partially offset by an $8 million increase in overlay provisions for the Canterbury earthquake in recognition of possible financial difficulties created by the interruption to normal business conditions.

Review of Group Operations (continued)

4.3.1       Credit Quality Key Metrics

Stressed Exposures by Credit Grade as a % of Total Committed Exposures

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Impaired	0.67%	0.63%	0.57%	0.50%
90 days past due, well secured	0.46%	0.36%	0.29%	0.29%
Watchlist and substandard	2.07%	2.19%	2.23%	1.27%
Total Stressed Exposures	3.20%	3.18%	3.09%	2.06%

Business and Institutional Impaired Assets

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Business impaired assets to divisional business total committed exposures:
Business Australia	2.27%	2.05%	1.68%	0.99%
Business New Zealand	2.58%	2.18%	1.44%	0.96%
Institutional	0.51%	0.44%	0.40%	0.60%

Other Consumer Loans

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
90 days past due:
Group	1.25%	1.34%	1.04%	1.25%
Australia	1.24%	1.32%	0.99%	1.19%
New Zealand	1.17%	1.54%	1.56%	1.91%

Mortgage Loans

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
90 days past due:
Group	0.47%	0.40%	0.37%	0.51%
Australia	0.43%	0.35%	0.32%	0.46%
New Zealand	0.75%	0.75%	0.75%	0.82%

Other

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Total impaired assets to gross loans	0.95%	0.90%	0.81%	0.73%
Total impairment provisions to total impaired assets	40.7%	43.1%	39.3%	48.4%
Total provisions to gross loans	105bps	110bps	101bps	99bps
Collectively assessed provisions to performing non-housing loans(1)	196bps	201bps	182bps	152bps
Collectively assessed provisions to risk weighted assets	123bps	127bps	121bps	110bps
Collectively assessed provisions to credit risk weighted assets	146bps	150bps	142bps	125bps
Total provisions to risk weighted assets	181bps	182bps	164bps	160bps

Other

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Impairment charges to average loans annualised	24bps	37bps	73bps	73bps
Annualised write-offs to average loans	36bps	18bps	66bps	17bps

(1)  Non-housing loans have been determined on a loan purpose basis.

Review of Group Operations (continued)

4.4           Balance Sheet and Funding

4.4.1       Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Assets
Cash and balances with central banks	4,464	4,319	3,272	3	36
Receivables due from other financial institutions	12,588	9,642	9,974	31	26
Trading securities, financial assets designated at fair value and available-for-sale securities	55,599	54,020	47,807	3	16
Derivative financial instruments	36,102	26,482	33,187	36	9
Loans	477,655	474,644	463,459	1	3
Life insurance assets	12,310	12,393	12,384	(1)	(1)
Other assets	19,559	19,275	19,504	1	—
Total assets	618,277	600,775	589,587	3	5
Liabilities
Payables due to other financial institutions	8,898	8,299	9,235	7	(4)
Deposits	337,385	335,313	329,456	1	2
Trading liabilities and other financial liabilities designated at fair value	4,850	6,362	10,848	(24)	(55)
Derivative financial instruments	44,039	29,830	36,478	48	21
Debt issues and acceptances	150,971	151,674	133,024	—	13
Life insurance liabilities	11,560	11,761	11,737	(2)	(2)
Loan capital	9,632	9,691	11,138	(1)	(14)
Other liabilities	10,824	9,435	11,100	15	(2)
Total liabilities	578,159	562,365	553,016	3	5
Equity
Total equity attributable to owners of Westpac Banking Corporation	38,189	36,477	34,637	5	10
Non-controlling interests	1,929	1,933	1,934	—	—
Total equity	40,118	38,410	36,571	4	10

Full Year 2010 — Full Year 2009

Growth in assets of 5% or $29 billion was the result of 3% loan growth and holding higher levels of liquid assets. Growth in total liabilities of 5% or $25 billion was driven by increased long term wholesale debt issues and customer deposits, partially offset by a decline in securities sold under agreement to repurchase. The key balance sheet movements can be attributed to:

•                  Growth of 3% in loans, predominately in Australian housing loans;

•                  An increase in liquid assets of $8 billion partially reflected in higher available for sale securities;

•                  Increased term debt issues as we lengthened the wholesale funding profile; and

•                  Growth of 2% in deposits, primarily due to increases in customer term deposits.

Assets

Receivables due from other financial institutions (assets) (up $3 billion)

The increase was primarily due to an increase in collateral pledged related to derivative contracts where valuation was affected by movements in the Australian dollar against the US dollar.

Trading assets, financial assets and available-for-sale securities (up $8 billion)

The primary driver of the increase was liquid assets. This included a significant rise in holdings of semi-government securities in the Group’s liquidity portfolio.

Derivative financial instruments (assets) (up $3 billion)

The increase in derivative financial instruments was primarily due to changes in the contracts valuation related to foreign exchange rate movements.

Review of Group Operations (continued)

Loans (up $14 billion)

The growth in loans was principally due to a 12% increase in Australian housing loans. This increase was partially offset by a decrease in Australian business lending of 8%.

Liabilities

Deposits (up $8 billion)

Deposits increased primarily as a result of an increase in Term Deposits across the Group. Total Term Deposits increased 11%, accounting for $11 billion of the growth as customers were attracted to the high relative rates on these products early in 2010 and consumer at call accounts increased by $2 billion. This increase was partially offset by a decrease in short term wholesale funding certificates of deposits of 8% or $5 billion.

Trading liabilities and other financial liabilities (down $6 billion)

The value of securities sold under agreement to repurchase reduced during the year as this funding source was replaced by other funding sources. This occurred primarily in First Half 2010.

Derivative financial instruments (liabilities) (up $8 billion)

The increase in derivative financial instruments was primarily due to changes in contract valuations related to foreign exchange rate movements.

Debt issues and acceptances (up $18 billion)

Debt issues increased significantly as the Group continued to focus on lengthening the term wholesale funding portfolio. Senior unsecured long-term debt increased $23 billion, which was partially offset by run-off in securitisation of $3 billion.

Loan capital (down $2 billion)

The decrease was primarily attributable to the redemption of subordinated notes.

Equity attributable to equity holders of WBC (up $4 billion)

The increase in equity was due to increased retained profits ($3 billion) and the issuance of shares to satisfy the Dividend Reinvestment Plan ($1 billion).

Second Half 2010 — First Half 2010

The key drivers generating the movements in the balance sheet from Second Half 2010 to First Half 2010 were generally similar to those that impacted the movements from Full Year 2009 to Full Year 2010. Those key drivers included:

Assets

Receivables due from other financial institutions (up $3 billion)

The increase was primarily due to an increase in collateral pledged due to changes in contract values as a result of movements in the Australian dollar against the US dollar.

Trading assets, financial assets and available-for-sale securities (up $2 billion)

The driver of the increase was the continued purchase of liquid assets. This consisted of further purchases of semi-government securities, partially offset by declines in certificates of deposit.

Derivative financial instruments (assets) (up $10 billion)

The increase in derivative financial instruments was due to changes in contract values related to foreign exchange rate movements and changes in interest rates.

Loans (up $3 billion)

The growth in loans was principally due to a 4% or $10 billion increase in Australian housing loans, partially offset by a decrease in Australian business lending of 5% or $6 billion.

Liabilities

Deposits (up $2 billion)

The trend in Australian deposits in Second Half 2010 changed from First Half 2010 with at call deposits growing 8% or $10 billion. This increase was partially offset by a decrease in certificates of deposit of 14% or $6 billion and a decline in Term Deposits of 4% or $4 billion.

Trading liabilities and other financial liabilities (down $2 billion)

The decline in trading liabilities was predominately due to a reduction in repurchase agreements outstanding.

Review of Group Operations (continued)

Derivative financial instruments (liabilities) (up $14 billion)

The increase in derivative financial instruments was primarily due to changes in contract values related to foreign exchange rate movements.

Debt issues and acceptances (down $0.7 billion)

The Group continued to issue long term wholesale debt to maintain the quality of the funding base in Second Half 2010. New issuance, net of run-off, was offset by the stronger Australian dollar, which resulted in no material net change to the balance.

Other liabilities (up $1 billion)

The increase in other liabilities was primarily due to increases in securities purchased not yet delivered and accrued interest payable.

Equity attributable to equity holders of WBC (up $2 billion)

The increase in equity was due to higher retained profits.

Review of Group Operations (continued)

4.4.2                     Funding and Liquidity

Liquidity risk is the risk that the Group is not able to fund increases in assets or meet its payment obligations as they become due, without incurring unacceptable losses. This could potentially arise as a result of mismatched cash flows generated by the Group’s banking business. This risk is not specific to The Westpac Group, but inherent in all banks through their role as intermediaries between depositors and borrowers.

The Westpac Group has a robust liquidity risk management framework under which it is able to meet cash flow obligations under a wide range of market conditions, including name-specific and market-wide stress scenarios.

This includes a portfolio of liquid assets, comprised of cash, government, semi-government, supra-national bonds and bank securities plus AAA rated Australian mortgage backed securities. All assets held in this portfolio are eligible for repurchase with a central bank. In Full Year 2010, this portfolio increased by $8.4 billion to $82.1 billion, sufficient to cover all offshore wholesale debt maturities for 12 months. This has provided flexibility for the Group to be selective in its timing of executing wholesale debt issuance.

The Basel Committee on Banking Supervision has proposed a number of changes to prudential liquidity requirements, which are discussed further in Other Regulatory Developments (Section 4.6).

The Westpac Group also monitors the composition and stability of its funding base so it is maintained within the Group’s funding risk appetite. This includes a target of greater than 75% for the stable funding ratio (SFR). Stable funding includes Customer Deposits, wholesale term funding with residual maturity greater than 12 months, equity and securitisation.

Over the last twelve months the Group has improved the strength of its funding base, with the stable funding ratio increasing by two percentage points to 80%. This was achieved through using the more stable funding sources of Customer Deposits and long term wholesale funding to fund asset growth and maturities. Customer Deposits increased by $13 billion and comprise 52% of the Group’s total funding. Long term wholesale funding comprised 19% of the Group’s total funding at 30 September 2010, up from 16% one year ago. The Group also reduced its reliance on short term wholesale funding in Full Year 2010. Short term wholesale funding as a proportion of the Group’s total funding decreased to 20% from 22% at 30 September 2009.

In addition to improving its funding composition, the Group strengthened its funding base by lengthening the duration of the wholesale funding portfolio. In Full Year 2010, the Group raised a total of $43 billion in long term wholesale funding at an average duration of 4.8 years, up from 4.2 years in Full Year 2009. Over the same period, the Group lengthened the duration of its short term wholesale funding, with the proportion of short term funding maturing in less than six months decreasing to 15% from 19% in Full Year 2009.

At 30 September 2010 offshore wholesale funding represented 25% of total funding (55% of this has a term greater than one year).

During the year the Government guarantees for wholesale funding were removed, effective from 31 March 2010 in Australia and 30 April 2010 in New Zealand. This had little impact on the Group’s ability to access term wholesale markets as the Group has continued to benefit from strong investor support both domestically and offshore. In Full Year 2010, 76% of the Group’s new long term wholesale funding was not Government guaranteed.

Maintaining a diverse funding base and ensuring the Group has capacity and flexibility to access a wide range of funding markets, debt investors and products is an important part of managing liquidity risk. The Group undertakes an annual funding review that outlines the funding strategy for the year and encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements, and a funding risk analysis. It is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates.

Over the last 12 months the Group’s strong funding profile in global wholesale markets has supported issuance in Australia, Japan, United States, United Kingdom, Hong Kong, New Zealand, Singapore, Canada, Europe, Switzerland and Norway. The Westpac Group was the first major Australian bank to access the mortgage backed security market since the onset of the GFC, with its $2.0 billion transaction in December 2009. The Group was also the only major Australian bank to issue in SEC registered format into the US during the year.

Review of Group Operations (continued)

Funding by residual maturity

	As at 30 Sept 2010		As at 31 March 2010		As at 30 Sept 2009
		Funding		Funding		Funding
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	280,177	52	271,602	50	267,293	52
Wholesale funding - residual maturity
Securitisation	11,228	2	13,596	3	14,141	3
Greater than 12 months	103,546	19	104,230	19	81,819	16
Equity(1)	38,786	7	37,071	7	35,074	7
Stable Funding Ratio (SFR)	433,737	80	426,499	79	398,327	78
Less than 6 months(2)	81,683	15	89,614	17	98,967	19
6 to 12 months	28,731	5	24,146	4	18,291	3
Short term wholesale funding	110,414	20	113,760	21	117,258	22
Total funding(3)	544,151	100	540,259	100	515,585	100

Deposits to Net Loans Ratio

	As at		As at		As At
	30 Sept 2010		31 March 2010		30 Sept 2009
	$m %		$m %		$m %
Customer deposits	280,177		271,602		267,293
Net customer loans	477,655	59%	474,644	57%	463,459	58%

(1) Equity less FX translation, Available for Sale Securities and Cash Flow Hedging Reserves.

(2) Excludes netting of excess liquid assets deducted under previous methodology.

(3) Including Equity as described in Note 1. Hybrids in the amount of $1.9 billion have been included in wholesale funding.

Review of Group Operations (continued)

Funding view of the balance sheet(1)

	As at 30 September 2010
$m	Liquid Assets		Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	82,107		—	—	460,958	75,212	618,277
Total liabilities	(31)		(280,177)	(223,259)	—	(74,692)	(578,159)
Total equity	—		—	(1,929)	(38,786)	597	(40,118)

Total	82,076		(280,177)	(225,188)	422,172	1,117	—
Net customer loans	35,056	(2)	—	—	442,599	—	477,655

	As at 31 March 2010
$m	Liquid Assets		Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	79,732		—	—	458,900	62,143	600,775
Total liabilities	—		(271,602)	(229,653)	—	(61,110)	(562,365)
Total equity	—		—	(1,933)	(37,071)	594	(38,410)

Total	79,732		(271,602)	(231,586)	421,829	1,627	—
Net customer loans	34,324	(2)	—	—	440,320	—	474,644

	As at 30 September 2009
$m	Liquid Assets		Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	78,607		—	—	441,024	69,956	589,587
Total liabilities	(4,951)		(267,293)	(211,284)	—	(69,488)	(553,016)
Total equity	—		—	(1,934)	(35,074)	437	(36,571)

Total	73,656		(267,293)	(213,218)	405,950	905	—
Net customer loans	40,138	(2)	—	—	423,321	—	463,459

(1) Refer to Section 6 Note 22 for a detailed analysis of the funding view of the balance sheet. Liquid assets are defined as assets that are eligible for re-purchase agreements with the Reserve Bank.

(2) Liquid assets in net consumer loans include internally securitised assets that are eligible for re-purchase agreements with the Reserve Bank at ninety percent of the value.

Review of Group Operations (continued)

4.5          Capital and Dividends

Basel II	As at 30 Sept 10	As at 31 March 10	As at 30 Sept 09
Common equity(1) /RWA(2)	7.5%	7.1%	6.6%
Tier 1/RWA	9.1%	8.6%	8.1%
TRC(3)/RWA	11.0%	10.8%	10.8%
RWA ($m)	279,379	290,097	288,739

Westpac Banking Corporation is an authorised deposit-taking institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and Advanced Measurement Approach (AMA) for operational risk.

APRA approved the use of the Advanced IRB approach for credit risk and the AMA approach for operational risk for portfolios formerly originated by St.George Bank from 30 June 2010 onwards. Prior to this date the Standardised approach was applied to the St.George portfolios.

Tier 1 Capital Ratio Movement for the Full Year 2010

The Westpac Group’s Tier 1 capital ratio of 9.09% at 30 September 2010 was 98 basis points higher than the 30 September 2009 Tier 1 ratio. The higher ratio was principally due to strong organic capital generation with little RWA growth, and the benefit provided by St.George merger related items. The key drivers of the increase in the Tier 1 ratio over the period included:

•                     Full Year 2010 Cash Earnings of $5.9 billion added 204 basis points;

•                     Dividends payable, net of Dividend Reinvestment Plan (DRP)(4), reduced Tier 1 by 114 basis points. The 2.5% discount applied to the market price at which shares were issued under the DRP in 2009 was removed in First Half 2010;

•                     Growth in risk weighted assets, excluding the impact of St.George advanced accreditation, reduced Tier 1 by 4 basis points. The majority of this growth in RWA was in Australian residential mortgages; and

•                     Other includes:

•                  an increase in the deduction for deferred tax assets (9 basis points), defined benefit pension fund (6 basis points), Foreign Currency Translation Reserve (5 basis points), credit valuation adjustments (4 basis points), regulatory expected loss (4 basis points), software capitalised (7 basis points), cash earnings adjustments (2 basis points); and

(1) Common equity reflects the new Basel category for the highest form of capital.  Previously we referred to this as Fundamental capital.

(2) Risk weighted assets.

(3) Total regulatory capital.

(4) DRP is calculated as the estimated DRP for the final dividend and actual DRP for the interim dividend.

Review of Group Operations (continued)

•             new capital issued from the higher than estimated DRP for the 2009 final dividend and shares issued under employee incentive plans (10 basis points).

Within Tier 1, the common equity component increased, rising 93 basis points to 7.50%. Total regulatory capital increased by 20 basis points to 10.98%. Growth in the total regulatory capital ratio was lower than growth in Tier 1 ratio as a result of subordinated debt redemptions and the impact of St.George’s portfolios moving to the advanced approach.

Tier 1 Capital Ratio Movement for the Second Half 2010

The Westpac Group’s Tier 1 capital ratio of 9.09% at 30 September 2010, was 45 basis points higher than the 31 March 2010 Tier 1 ratio. The key drivers of the increase in the Tier 1 ratio over the period included:

•                     Second Half 2010 Cash Earnings of $2.9 billion added 101 basis points;

•                     Dividends payable, net of the DRP(1), reduced Tier 1 by 65 basis points;

•                     Risk weighted assets, excluding the impact of St.George advanced accreditation, were little changed as growth in Australian residential mortgages was offset by reductions across business lending;

•                     Other includes:

•                  an increase in the deduction for deferred tax assets from financial market instruments (19 basis points);

•                  increased deductions for software capitalisation and merger related expenses (9 basis points);

•                  revaluation of the defined benefit pension fund (7 basis points); and

•                  benefit of new shares issued under employee incentive plans (2 basis points).

•                     SGB receiving advanced accreditation improved Tier 1 by 18 basis points, 33 basis points from a reduction in risk weighted assets offset by an increase in regulatory downturn expected loss (15 basis points).

Within Tier 1, common equity increased, rising 39 basis points to 7.50%. Total regulatory capital increased by 16 basis points to 10.98%.

(1) DRP is calculated as estimated DRP for the final dividend and the difference between the estimated and actual DRP for the interim dividend.

Review of Group Operations (continued)

Risk Weighted Assets

	Loans (per Section 6)			Basel II (Advanced / Standardised) RWA
	As at	As at	% Mov’t	As at	As at	% Mov’t
$m	30 Sept 2010	30 Sept 2009	Sept 09- Sept 10	30 Sept 2010	30 Sept 2009	Sept 09- Sept 10
Business purposes
On-balance sheet	150,579	164,713	(9)	117,793	125,225	(6)
Off-balance sheet	—	—	—	45,033	37,455	20
Total business purposes	150,579	164,713	(9)	162,826	162,680	—
Consumer purposes
On-balance sheet(1)	331,787	303,130	9	65,387	78,509	(17)
Off-balance sheet(1)	—	—	—	7,617	5,490	39
Total consumer purposes	331,787	303,130	9	73,004	83,999	(13)
Provision for impairment	(4,711)	(4,384)	(7)
Total credit risk	477,655	463,459	3	235,830	246,679	(4)
(% of total RWA)				84%	85%

Total on-balance sheet credit risk				183,180	203,734	(10)
Total off-balance sheet credit risk				52,650	42,945	23

Equity risk				1,122	1,331	(16)
Market risk				5,201	6,838	(24)
Operational risk				19,824	21,725	(9)
IRRBB				14,697	9,624	53
Other assets				2,705	2,542	6
Total non-credit				43,549	42,060	4
(% of total RWA)				16%	15%
	477,655	463,459	3	279,379	288,739	(3)

The Westpac Group’s RWA reduced in 2010 by 3% compared to 2009, with volume growth more than offset by the benefit received as a result of the St.George portfolio moving to the Basel II advanced approach and mix benefits. Movements in RWA were driven by the following factors:

•                     Credit risk RWA reduced by 4%. Components of credit RWA included:

•             Business RWA was little changed. Reductions in exposure were mostly offset by increased RWA of $5.7 billion as the St.George portfolios moved from the standardised approach to the advanced approach. In particular business RWA for off-balance sheet exposures and specialised lending have higher risk weightings under the advanced approach compared to the standardised approach;

•             Consumer RWA fell 13%. The benefit of moving the St.George portfolio to the advanced approach ($15.9 billion reduction in RWA) was partially offset by volume growth in the mortgage portfolio; and

•             The large increase in off-balance sheet exposure in both business and consumer portfolios was primarily driven by the St.George portfolios moving to the advanced approach.

•                     The decrease in equity risk was primarily due to sale of investment holdings;

•                     The increase in Interest Rate Risk in the Banking Book (IRRBB) RWA was due to the inclusion of the St.George portfolio for the first time as a result of the application of the advanced approach, a reduction in the embedded gain and changes in the yield curve;

•                     The decrease in Operational risk weighted assets was due to St.George moving to the advanced approach; and

•                     The increase in Other assets was due to increased holdings across a number of asset categories.

(1) Pacific Banking’s RWA are classified as consumer. RWA in Pacific Banking are calculated using the Standardised approach.

Review of Group Operations (continued)

Capital Deduction for Regulatory Expected Credit Loss

For capital adequacy purposes APRA requires the amount of Basel II expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated. In applying the capital deduction, 50% is deducted from Tier 1 capital and 50% is deducted from Tier 2 capital.

	As at	As at	As at
$m	30 Sept 2010	31 March 2010	30 Sept 2009
Provisions associated with eligible portfolios
Total provisions for impairment charges (Section 6 Note 11)	5,061	5,273	4,734
plus general reserve for credit losses adjustment	—	—	—
less ineligible provisions(1)	(31)	(1,845)	(1,643)
less certain deferred tax assets	(869)	(653)	(619)
Total eligible provisions	4,161	2,775	2,472
Regulatory expected loss(2)	5,973	3,579	3,231
Capital deduction in provisions for regulatory expected downturn loss	(1,812)	(804)	(759)
Deducted from Capital as follows:
Tier 1 reduction	(906)	(402)	(379)
Tier 2 reduction	(906)	(402)	(379)

Approximately 80% of the increase in the regulatory expected downturn loss is the result of portfolios originated in St.George moving from the standardised approach, under which no adjustment is required for regulatory expected downturn losses, to the advanced approach. The associated reduction in RWA related to accreditation more than offset the additional capital deduction.

(1) Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

(2) Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk.

Review of Group Operations (continued)

Dividends

Ordinary dividend (cents per share)	As at 30 Sept 2010	As at 31 March 2010	Full Year 30 Sept 2010	Full year 30 Sept 2009
Interim (fully franked) - determined dividend	—	65	65	56
Final (fully franked)	74	—	74	60
	74	65	139	116

The Directors have declared a fully franked dividend of 74 cents per share, an increase of 14 cents per share or 23% over the 2009 final dividend.

The final dividend represents a payout ratio of 76% on a Cash Earnings basis for the second half. The full year dividend of 139 cents represents a payout ratio of 71%.

The Group’s ability to continue to frank dividends remains very strong, with our adjusted franking account balance which allows for the reduction in franking credits for the final dividend, at $1,608 million as at 30 September 2010.

Dividend Reinvestment Plan (DRP)

The Board has determined to satisfy the DRP for the 2010 final dividend via the issuance of shares.

The Board has also determined that in relation to the 2010 final dividend, the Market Price at which shares will be issued under the DRP will not include a discount. The pricing period for setting the Market Price will be the 10 trading days commencing 16 November 2010.

Core Capital Activity during 2010

With the exception of issuing shares to satisfy the DRP and employee share plans, there was no core capital activity during 2010.

Residual Tier 1 Capital

As at 30 September 2010, Westpac had $4.4 billion of Residual Tier 1 capital instruments on issue. There was no new issuance or redemption of Residual Tier 1 capital during 2010.

Total Residual Tier 1 capital represents 18% of total Tier 1 capital at 30 September 2010.

Exchange Rate Risk on Future NZ$ Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where Westpac believes there is a strong likelihood of significant adverse movements to the A$/NZ$ exchange rate. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. Hedges are executed on a pre-tax basis.

Hedges have not been executed for the 2011 forecast profit.

Review of Group Operations (continued)

4.6          Other Regulatory Developments

Liquidity

On 17 December 2009 the Basel Committee on Banking Supervision (BCBS) released a consultative document titled International framework for liquidity risk measurement, standards and monitoring. The BCBS intends to release final standards by December 2010.

Following an extensive consultation process and Quantitative Impact Study, the BCBS continues to work on the quantification and determination of final standards. While some information has been released, the final package of reforms is not yet known. One unresolved issue of particular relevance to the Australian market place is the qualification criteria for liquid assets in jurisdictions where there are insufficient government bonds available to meet the Liquidity Coverage Ratio. The BCBS has announced that the implementation of the proposed Liquidity Coverage Ratio and Net Stable Funding Ratio are to be delayed until 2015 and 2018 respectively, pursuant to an observation period and further analysis by the BCBS.

APRA has indicated that it will release revised Australian liquidity standards for consultation subsequent to finalisation of the BCBS standards. It is expected that APRA will release draft standards during 2011, and final standards during 2012.

Until there is greater clarity regarding the new prudential requirements, the full extent of the impacts for Westpac is uncertain. Notwithstanding the uncertain requirements, Westpac expects to be required to increase its holding of liquid assets.

Capital

On 17 December 2009 the BCBS released a consultative document titled Strengthening the resilience of the banking sector which set out potential changes to the definition and quantum of capital required to be held by banks globally, including the introduction of certain capital buffers. On 26 July 2010 the Group of Governors and Heads of Supervision, the oversight body of the BCBS, announced that they had reached broad agreement on the overall design of the capital reform package. This includes transitional arrangements for introduction of the proposed leverage ratio for final implementation by 2018.

On 12 September 2010 this Group of Governors also issued a further release announcing higher global minimum capital standards, which included:

•                  an increase in the minimum common equity requirement from 2% to 4.5%;

•                  an increase in the Tier 1 capital minimum from 4% to 6%;

•                  quantification of the capital conservation buffer at 2.5%, to be met with common equity; and

•                  quantification of a range for the countercyclical buffer of between 0% - 2.5% of common equity or other fully loss absorbing capital.

The September 2010 release also outlined that agreement has been reached on transitional arrangements for implementing the new standards, with phase in arrangements starting from 1 January 2013 and some elements not becoming fully effective until 1 January 2019.

The BCBS capital reforms are expected to be finalised by the end of 2010, following which APRA is expected to consult with industry in relation to prudential standards applicable for Australia. Until the full suite of capital reforms are finalised by the BCBS, and APRA’s prudential standards are issued, the full extent of the impacts for Westpac is uncertain.

In addition the Financial Stability Board (FSB) working closely with the BCBS has finalised a policy framework, to be endorsed by the G20, that will apply to institutions deemed to be systemically important financial institutions (SIFIs). The framework calls on jurisidictions to put in place additional requirements for both national and global SIFIs. Details of the framework and the definition of a SIFI are currently unknown, and therefore the implications for Westpac cannot be determined at this stage.

Derivatives Reform

Globally regulators are transforming the “Over the Counter” (OTC) derivatives market by mandating central clearing for standardised OTC derivatives, encouraging exchange trading where appropriate, imposing higher capital charges on non-cleared products, and requiring all transactions to be reported to trade repositories. Westpac is closely monitoring offshore developments and is actively engaging with both local and international regulators, trade associations, banks, and clearing houses. It is expected that the usage of clearing globally will expand rapidly during 2011 and Westpac will commence moving towards a cleared solution following an appropriate risk assessment as and when clearing solutions meeting the needs of the Australian marketplace become available. These changes have the potential to affect WIB’s Markets business.

Review of Group Operations (continued)

United States

There are a number of significant regulatory reforms currently occurring in the United States. These include:

Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act)

In response to the recent financial crisis, new legislation designed to reform the system for supervision and regulation of financial firms in the United States was signed into law on 21 July 2010. The Dodd-Frank Act contains a wide range of provisions that will affect financial institutions operating in the United States, including foreign banks like Westpac. Included among its provisions are reforms designed to reduce systemic risk presented by very large financial firms, promote enhanced supervision, regulation, and prudential standards for financial firms, establish comprehensive supervision of financial markets, impose new limitations on permissible financial institution activities and investments, expand regulation of the derivatives markets, protect consumers and investors from financial abuse, and provide the government with the tools needed to manage a financial crisis. Many aspects of the legislation require rulemaking by US federal supervisory agencies for full implementation. Until there is greater clarity, it is not possible to assess the impact of the legislation and the regulations on our operations.

Foreign Account Taxation Compliance Act (FATCA)

The FATCA provisions were signed into law in the US on 18 March 2010. The legislation requires foreign financial institutions (such as Westpac) to provide the US Internal Revenue Service (IRS) with information on accounts held by US persons. There are a number of significant Australian legal obstacles to compliance and the final form of the rules is unknown. However, if implemented near to its current form it would require substantial investment in a compliance and reporting framework to meet the standards.

Further regulatory developments

The Australian Federal Government has embarked on a program of regulatory reform, which will affect Westpac. This includes:

•                  Credit law reform - The National Credit Code has commenced, increasing the regulation of activities relating to the provision of consumer credit. The Government has begun working on a second phase of its credit law reforms, which is expected to extend the regulation of credit to cover small businesses;

•                  Consumer law reform - The Government continues reforms to Australia’s consumer laws. Regulators such as the ACCC and ASIC are assisting industry with the detail of the new regulatory framework, including developing guidance on the application of new laws relating to unfair terms in consumer contracts;

•                  Margin lending reform - Margin lending has been made a financial product subject to the Corporations Act and this has created new conduct and disclosure requirements for issuers and advisers of margin lending facilities which will take effect from 1 January 2011;

•                  Superannuation changes - On 5 July 2010, the Government released the final report of the Cooper Review on the governance, efficiency, structure and operation of Australia’s superannuation system. The report makes several recommendations, including the proposed introduction of a simple, low-cost ‘MySuper’ superannuation product and an initiative called SuperStream to improve the efficiency of processing superannuation transactions through the use of technology; and

•                  The introduction of a new regulatory framework for personal property securities - The Government has introduced a national personal property securities regime involving a single register, replacing a wide range of complex State and Territory based legislation and registers.

Westpac continues to review these developments, engage with Government, regulators and industry bodies as appropriate and amend its systems, processes and operations to align with regulatory changes as they occur.

Proposed transfer of additional banking operations to Westpac New Zealand

It is a policy of the Reserve Bank of New Zealand (RBNZ) that all systemically important banks must incorporate as local entities in New Zealand, rather than operate through branch structures.

Until 1 November 2006, Westpac conducted its banking operations within New Zealand in a branch structure. On that date, and after extensive consultation with the RBNZ, Westpac adopted a dual registration operating model including a locally incorporated subsidiary, Westpac New Zealand Limited (WNZL), to conduct its retail and business banking activities in New Zealand, and a branch, Westpac NZ Branch (NZ Branch) to conduct its institutional and financial markets activities. The conditions of registration of each of WNZL and NZ Branch are consistent with these operating model arrangements.

Review of Group Operations (continued)

In 2009 the RBNZ asked Westpac to review the structure of its operating model in New Zealand to ensure that it is able to sustain durable compliance with the RBNZ’s prudential policies.

Accordingly, it was agreed that an independent review would take place, with the terms of reference for the review established through consultation between the RBNZ, WNZL and Westpac. The RBNZ, WNZL and Westpac have reached high level agreement on changes to the operating model.

Under that agreement, the NZ Branch will transfer the following additional business activities and associated employees to WNZL:

•                  institutional customer deposits;

•                  institutional customer transactional banking;

•                  institutional customer lending;

•                  debt capital markets (including customer loan syndication and securitisation arrangements, but excluding the debt securities team activities, such as arrangement of commercial paper and bond programmes); and

•                  corporate advisory.

Detail of the changes are being worked through in consultation with the RBNZ as part of the implementation program.

Under the proposed changes to the operating model, the NZ Branch will retain its financial markets operations for external customers, including sales and trading of capital markets products and foreign exchange for corporate and institutional customers, pricing and risk management for interest rate, foreign exchange and commodity products for retail, business and institutional customers of WNZL, and trading of capital markets products and foreign exchange as principal. In addition, the NZ Branch will retain its global intra-group financing functions.

Implementation of the transfer is currently expected to be completed by the end of the 2011 calendar year.

Australian government guarantee scheme

On 31 March 2010, the Australian Government Guarantee Scheme for Large Deposits and Wholesale Funding (the Guarantee Scheme) closed to new liabilities. The Guarantee Scheme, originally announced in October 2008, provided a guarantee facility for deposits of amounts over $1 million and wholesale funding of an eligible ADI, in return for a fee payable by the eligible ADI.

Deposit balances above $1 million covered by the Guarantee Scheme as at 31 March 2010 will be covered until maturity (for term deposits), or until October 2015 (for at call deposits). For at call deposits, the amount covered will be capped at the closing guaranteed amount on 31 March 2010. Deposits and interest payments after this date will only be covered (up to the capped amount) if the guaranteed balance has fallen below the capped amount. For term deposits, interest due after 31 March 2010 will be guaranteed to maturity. Statutory trust accounts will be treated in the same way as other large deposits. Guaranteed wholesale liabilities as at 31 March 2010 will also be guaranteed to maturity (which may be up to five years).

Guarantee Scheme fees based on eligible ADIs’ long term credit rating, required to be paid monthly, continue to apply throughout the period for which the guarantee applies to the respective deposits. The monthly payment is calculated on the basis of the funds to be guaranteed, multiplied by the Guarantee Scheme fee. The Guarantee Scheme fee applicable to Westpac, based on its current long term rating by Standard and Poor’s of AA, is 70 basis points or (0.70%) per annum. The fee waiver for guaranteed amounts held in statutory trust accounts continues to apply.

The closure of the Guarantee Scheme does not affect the Financial Claims Scheme (FCS), administered by APRA, which will continue to provide depositors a free guarantee of deposits up to and including $1 million in eligible ADIs. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to that ADI. The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain of APRA’s financial claims scheme costs connected with that ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities. The $1 million FCS cap is scheduled to be reviewed by the Australian Government in or around October 2011.

New Zealand government guarantee scheme

WNZL opted into the New Zealand retail deposit guarantee scheme which the New Zealand Government originally announced on 12 October 2008. The scheme was for a two year period. WNZL entered into a Crown Deed of Guarantee on 11 November 2008, which was amended by a Supplemental Deed dated 24 November 2008. The Crown withdrew the original deed in respect of indebtedness incurred on or after 1 January 2010 and entered into a revised deed of guarantee with WNZL dated 16 December 2009. The scheme expired on 12 October 2010.

The New Zealand deposit guarantee extended to debt securities issued by WNZL in any currency (which included deposits and other amounts lent to WNZL), other than debt securities issued to excluded creditors such as financial institutions and related parties of a participating entity. It did not extend to subordinated debt obligations. The debt securities covered by the New Zealand deposit guarantees were limited to an amount of NZ$1 million per creditor per

Review of Group Operations (continued)

approved institution. Under the original New Zealand deposit guarantee, WNZL was required to pay a fee of 10 basis points (or 0.1%) on the amounts owing to creditors covered by that guarantee to the extent that amount exceeded NZ$5 billion as at 12 October 2008. A similar additional fee was payable in respect of the position as at 12 October 2009.

On 25 August 2009 the Crown announced an extension of the deposit guarantee scheme. The extension scheme is effectively a new scheme that commenced on 12 October 2010 and ends on 31 December 2011. Institutions had to re-apply to have a guarantee under the extension scheme. When releasing its Financial Stability Report in May 2010, the RBNZ said that there was no need for banks to enter the extended scheme and WNZL and Westpac Banking Corporation’s New Zealand Branch did not apply for the extension scheme.

On 1 November 2008, the New Zealand Government announced details of a wholesale funding guarantee facility to investment-grade financial institutions that have substantial New Zealand borrowing and lending operations (the Facility). The Crown entered into a Crown Wholesale Funding Guarantee Facility Deed with WNZL on 23 February 2009 and has provided a Crown Wholesale Funding Guarantee in respect of WNZL dated the same date. The Facility operated on an opt-in basis, by institution and by instrument. Wholesale funding liabilities of WNZL (which could include amounts guaranteed by WNZL) only have the benefit of the Facility where a Guarantee Eligibility Certificate has been issued in respect of those liabilities. Copies of the Guarantee Eligibility Certificates issued in respect of WNZL obligations are available on the New Zealand Treasury internet site. A guarantee fee was charged for each Guarantee Eligibility Certificate issued under the Facility, differentiated by the credit rating of the issuer of the relevant securities, the term of the security being guaranteed and, in the case of issues with terms of more than one year, between New Zealand dollar and non-New Zealand dollar issues. The maximum term of securities guaranteed is five years. The New Zealand branch did not participate in the scheme.

The Facility closed on 30 April 2010. From that time no new Guarantee Eligibility Certificates will be issued but existing guaranteed liabilities have not been affected.

Tax developments

The Australian Federal Government commissioned Australia’s Future Tax System Review (the Henry Review) which is a comprehensive review of the Australian taxation system (except GST), chaired by the Secretary to the Treasurer, Dr Ken Henry AC.

On 2 May 2010 the Federal Government released the Henry Review and its initial response. A large proportion of the Henry Review’s 138 recommendations were not dealt with in the Government’s initial response. Of the recommendations addressed in its initial response, the Government recommended reducing the company tax rate to 29% for the 2013-2014 income year and to 28% from the 2014-15 income year (28% for small business by 2012), and the gradual increase of the employers’ compulsory superannuation guarantee from 9% to 12% by 2020. Detail of these proposed reforms, and the Government’s response to the other recommendations, are expected to be released progressively. The Federal Government has made no announcement concerning the Henry Review since the Australian Federal election held in September 2010, and it is not certain that all aspects of the Government’s response will remain unchanged in the new Parliament. Until further detail is released, and any changes to the law finalised, any impact on Westpac cannot be determined.

The taxation of financial arrangements rules contained in the Tax Laws Amendment (Taxation of Financial Arrangements) Act 2009 became law on 26 March 2009. The TOFA rules will effectively result in a closer alignment of the recognition and measurement of many financial instruments between the Australian Accounting Standards and taxation laws.

Changes to accounting standards

In further response to the GFC, governments, regulators and accounting standard setters are working to revise certain accounting standards. The objective is to achieve convergence towards a single set of high-quality, global and independent accounting standards. The specific areas that have been targeted include accounting for financial instruments, loan-loss provisioning, off-balance sheet exposures and the impairment and valuation of financial assets. The Group expects that there will be a number of new standards issued in calendar years 2010 and 2011 that may require changes to our current accounting approaches.

Review of Group Operations (continued)

Litigation

New Zealand Commissioner of Inland Revenue

On 23 December 2009, Westpac reached a settlement with the New Zealand Commissioner of Inland Revenue (CIR) of the previously reported proceedings relating to nine structured finance transactions undertaken between 1998 and 2002. Under the settlement, Westpac agreed to pay the CIR 80% of the full amount of primary tax and interest and with no imposition of penalties. All proceedings have been discontinued and the other terms of the settlement are subject to confidentiality. Westpac provided in full for the primary tax and interest claimed by the CIR as part of its 2009 result, and consequently there has been a write back through income tax expense in the year ended 30 September 2010.

Review of Group Operations (continued)

4.7          Sustainability Performance

The Westpac Group’s sustainability strategy covers all aspects of business performance in order to drive value for both our business and our stakeholders. This includes maintaining financial stability, nurturing our customer relationships and engaging our people and community.

Our approach identifies emerging issues for the business and our stakeholders, and addresses the associated risks and opportunities. This section reviews our progress against our focus areas for Full Year 2010.

Full Year 2010 Highlights:

•                  Established a Diversity Council, chaired by the CEO, consisting of the Group Executive and other senior leaders to drive the diversity and flexibility strategy and agenda.

•                  Announced an increase in paid parental leave to 13 weeks and the continuation of superannuation contributions during unpaid parental leave for up to 39 weeks.

•                  Agreed a target to increase the percentage of women in senior management roles from 33% to 40% by the end of 2014.

•                  In April 2010 support for rescue services was increased by $2 million each year over the next three years. This includes support for the establishment of a national Beach Alert Centre and additional rescue boats and helicopters in high risk locations around Australia.

•                  $20 million contribution to the Westpac Foundation, has been approved to support its work in funding and developing social enterprise, as well as extending its focus to issues of social inclusion, including homelessness. The St.George Foundation will be provided with $1 million in extra funding each year over the next six years.

•                  Our partnership with Indigenous communities in Cape York has been extended to 2013 and Organisational Mentoring has commenced with Indigenous businesses in Sydney’s Redfern Waterloo area.

•                  Partnered with the Salvation Army to establish the Westpac Canterbury Care Fund donating NZ$1 million following earthquakes in Christchurch, New Zealand. Established a NZ$1 billion loan pool to help rebuild the city.

•                  Donated $250,000 to support flood relief efforts in Pakistan.

External recognition:

•                  The only Australian Bank in the Global 100 Most Sustainable Corporations at the 2010 World Economic Forum.

•                  The only Australian company to be named one of the World’s Most Ethical Companies in 2010 by the Ethisphere Institute.

•                  Winner of the 2010 Money Magazine Climate Change Leadership Award.

•                  Recognised by the Dow Jones Sustainability Index as a leader in the global banking sector for nine consecutive years and again awarded SAM Gold Class in 2010.

Environment

2010 Objective	Progress
1. Climate change — transitioning to a low carbon future

Launch carbon hedging and risk management solutions for customers	First bank to trade in the New Zealand Emissions Trading Scheme. Well positioned to deliver products should market trading commence in Australia.

Engage with impacted clients

Continued engagement with customers in Australia and New Zealand likely to be impacted by the introduction of carbon related policy measures to better understand impacts and develop appropriate product responses.

Incorporate carbon considerations into credit and risk processes and sector strategies

Carbon-related regulatory risk has been incorporated into sector strategy and credit submission templates. Carbon-related risk management strategies have been incorporated into specific high risk transactions.

Review of Group Operations (continued)

2. Treading lightly — environmental footprint(1)

Reduce Scope 1 and 2 emissions(2) by 12.5% from 2008 levels for Australia and New Zealand(3)	Total Scope 1 and Scope 2 emissions decreased by 4% against the 2008 baseline.

Reduce paper consumption by 7% from 2008 levels for Australia and New Zealand (8,791 tonnes)(3)	Paper consumption has decreased by 24% to 6,655 tonnes from 2008 levels.

Identify and measure additional areas of Scope 3 (indirect emissions)	Additional areas of Scope 3 emissions(2) have been identified and will be incorporated into the measurement and reporting framework.

Indicator(1)	Target(1)	2010	2009	Pro forma 2008
Total Electricity Consumption (Aust & NZ) (GJ)	772,481	799,662	793,118	793,011
Greenhouse gas emissions (Aust & NZ) (Equivalent tonnes of CO2)(3)	172,377	189,425	187,239	188,920

Social

2010 Objective	Progress
3. Going mainstream — sustainable products

Launch an innovative savings product	In October 2009, St.George Bank and BankSA launched SENSE, a savings product with tools to save and improve customers’ money management. Winner of a 2010 Canstar Cannex Innovation Excellence Award.

Launch energy efficiency products

First major bank to participate in the Federal Government’s Green Loan program and a participant in the New Zealand Government’s ‘Warm Up New Zealand’ campaign to encourage the installation of heat pumps and insulation.

4. Speaking out — in support of sustainable business practice

Advocate for continued action on climate change

Westpac established as Lead Partner with the Climate Institute, a local not-for-profit which promotes policy, market and business solutions to climate change.

Founding partner of the Advance Green Network linking Australians around the world involved in sustainability. Events have been held in New York and London.

Assist SMEs to adopt more sustainable business practices	Involved in the National SME Project and the launch of the Good Business Register for SMEs in December 2009.

Promote use of Environmental, Social and Governance (ESG) factors in investment decision making	Sustainability performance integrated into the 2010 Annual Review and Annual Report. Hosted an analyst briefing on sustainability in the finance sector.

(1) Objectives are for the reporting period ending 30 June 2010 in line with the requirements of the National Greenhouse and Energy Reporting Act.

(2) Scope 1 emissions are all direct green house gas (GHG) emissions generated by the organisation. Scope 2 emissions are GHG emissions from energy (typically electricity) purchased by the organisation. Scope 3 emissions are GHG emissions from other indirect sources (typically from purchased materials, products or services).

(3) The 2008 baseline has been adjusted to include St.George on a Pro forma basis. 8,802 tonnes  of CO2 emissions and 32,691 GJ of electricity associated with facilities and categories not previously reported have been include in the 2008 figure (extrapolated from 2009 data) following the implementation of the National Greenhouse and Energy Reporting Act. The targets have been adjusted accordingly.

Review of Group Operations (continued)

5. People and Places — social sustainability

Roll out of local social engagement and investment model	The Westpac Local model has been implemented across Westpac Retail & Business Banking and New Zealand.

Maintain employee engagement	Employee engagement maintained at a high level — 80% (81% in 2009).

Occupational Health & Safety

In Full Year 2010 Westpac reviewed and enhanced its health and safety governance practices. A Board Committee was established to review and monitor the effectiveness of our program and strategy, and an Executive Committee focused on OHS has been established chaired by the Chief Executive Officer.

Westpac is committed to the Occupational Health & Safety (OHS) of its employees & customers. Essential to our OHS strategy is the ongoing effort to further develop our leaders and staff by raising awareness of the risks, and providing our people with better tools to keep them safe. The Lost Time Injury Frequency Rate (LTIFR(1)) for Full Year 2010 was 2.63 compared to 2.64 in Full Year 2009.

Indicator	2010	2009	2008
Community contributions — Australia (A$m) (2)	107	79	51
Employee turnover % (total) — Australia and New Zealand(3)	17	14	19
Employee engagement (% employees reporting a favourable score)(4) ,	80	81	78
Lost Time Injury Frequency Rate (Injuries per one million hours worked)(5) — Australia	2.6	2.6	3.4

Governance

2010 Objective	Progress
6. Solid Foundations — governance and risk

Develop a consistent framework for Environmental, Social and Governance (ESG) credit risk analysis across all business units	An ESG framework has been approved by the Board Risk Management Committee.

Implement Sustainable Supply Chain Management across all countries and brands

The Sustainable Supply Chain Management policy applies across all countries and brands. Implemented in all Australian brands and with high spend suppliers in Pacific Banking. Detailed sustainability assessments are currently being carried out with high risk and high spend suppliers in New Zealand.

(1) LTIFR data for 2010 includes Australia and New Zealand. Data prior to 2010 includes only Australia.

(2) Includes SGB Community contributions from 2009 onwards. Includes $88 million foregone revenue for the fee free accounts for non-profit organisations and low income earners in 2010 (2009:$60 million, 2008:$36 million). Figures prior to 2010 have been restated to align with Global Reporting Initiative methodology.

(3) Based on a 12 month rolling average. The result includes SGB from 2009 onwards.

(4) Annual Staff Perspectives Survey (SPS) is conducted annually. The result includes SGB from 2009 onwards. Source: Towers Watson.

(5) These results include SGB from 2009 onwards.

Review of Group Operations (continued)

4.8          St.George Merger and Integration

The Merger has significantly enhanced the Westpac Group by increasing its scale, growing the customer base, and improving the Group’s capacity to meet customer needs and preferences via a multi-brand strategy. The following key milestones were delivered over the year:

•             Expanded products available to St.George and BankSA customers, including BT Super for Life, multi-branded life insurance products and institutional products;

•             Moved to a single Authorised Deposit-taking Institution (ADI) on 1 March 2010;

•             Finalisation of our Technology strategy for the merged Group, leveraging where possible existing applications, infrastructure and systems across Westpac and St.George;

•             Integrated Single Group capabilities across Finance (single general ledger), Human Resources (single payroll, recruitment and people management systems) and Risk systems to enable effective governance and consolidated reporting; and

•             Basel II Advanced Accreditation for St.George Bank for credit, market and operational risk was achieved on 30 June 2010.

Merger integration costs

In announcing the merger, The Westpac Group indicated that it expected to spend approximately $700 million in integration costs. As at 30 September 2010, $628 million or 90% of the total has been spent, of which $236 million was spent in Full Year 2010.

Integration is now largely completed. The majority of the remaining spend relates to further enhancements to Customer Service Centres, costs to further consolidate teams, consolidating Institutional platforms and further integration of technology systems and processes.

$m	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09	Half Year Sept 08	Total to date
IT, systems and operations	52	108	116	30	—	306
Restructuring and outsourcing	1	16	57	46	—	120
Program governance and strategy development	4	15	29	39	6	93
Transaction costs and stamp duty	27	11	1	28	25	92
Revenue and retention investment	1	1	6	9	—	17
Total cash spend	85	151	209	152	31	628

Reflected in cost of merger	—	—	—	27	18	45
Cash Earnings adjustments	85	151	209	125	13	583
Total cash spend	85	151	209	152	31	628

Merger benefits

Expense synergies for Full Year 2010 totalled $326 million.

As at 30 September 2010, the merger achieved a reduction of 1,679 permanent roles and contractors delivering annualised run rate savings of $289 million in personnel expense synergies. These savings constitute the majority of the planned cost synergies achieved since the inception of the merger.

In addition, non-personnel expense synergies of $80 million on an annualised run rate basis have also been achieved in the review of our key sourcing contracts and the rationalisation of areas of duplicate expenditure.

Net expense synergies (Benefits delivered to date) $m	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09	Total benefits to date
Personnel	152	104	81	18	355
Non-personnel	32	38	40	4	114
Total net expense synergies delivered	184	142	121	22	469

Review of Group Operations (continued)

Net expense synergies (Annualised run rate) $m	Annualised Run rate Sept 2010	Annualised Run rate March 2010	Annualised Run rate Sept 2009
Personnel	289	231	182
Non-personnel	80	77	52
Total annualised run rate	369	308	234

Customer retention

The Group’s focus on customer retention and the increased investment into the St.George brand has seen an improvement in business momentum, retention of the number 1 position in Net Promoter Scores and customer satisfaction and an overall increase in customer numbers. This compares with merger business case assumptions of 4% attrition.

This has significantly improved the merger benefit profile.

	As at	As at	As at
Customer segment Number of customers (’000)	30 Sept 2010	31 March 2010	30 Sept 2009
St.George retail and small business	2,189	2,175	2,156
BankSA retail	449	450	448
Total	2,638	2,625	2,604

Westpac RBB	5,060	4,955	4,903

St.George wealth and insurance	199	180	157

In addition, St.George branches are now actively selling BT insurance and wealth products.

Divisional Results

5.0           Divisional Results

Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management rather than the legal structure (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported. Results below are presented on a Cash Earnings basis and results for divisions that now include parts of the St.George business are presented on a Pro forma basis for Full Year 2009.

Our internal transfer-pricing framework attributes value between divisions. Its primary attributes are:

•             Treasury funding product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions; and

•             Overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

Divisional Results (continued)

5.1           Westpac Retail and Business Banking

Westpac Retail and Business Banking (Westpac RBB) is responsible for sales and service for our consumer, small to medium enterprise customers and commercial customers (typically with turnover up to $50 million) in Australia under the ‘Westpac’ and ‘RAMS’ brands. Activities are conducted through our nationwide network of branches and business banking centres, home finance managers (HFMs), specialised consumer and business relationship managers with the support of Cash Flow, Financial Markets and Wealth specialists, customer service centres, automatic teller machines (ATMs) and internet channels.

			% Mov’t				% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10		Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	2,560	2,572	—		5,132	4,943	4
Non-interest income	513	501	2		1,014	1,274	(20)
Net operating income	3,073	3,073	—		6,146	6,217	(1)
Operating expenses	(1,524)	(1,521)	—		(3,045)	(2,943)	(3)
Core earnings	1,549	1,552	—		3,101	3,274	(5)
Impairment charges	(287)	(302)	5		(589)	(551)	(7)
Operating profit before tax	1,262	1,250	1		2,512	2,723	(8)
Tax and non-controlling interests	(379)	(377)	(1)		(756)	(815)	7
Cash Earnings	883	873	1		1,756	1,908	(8)

Economic profit	794	793	—		1,587	1,827	(13)
Expense to income ratio	49.6%	49.5%	(10bps	)	49.5%	47.3%	(220bps )

	$bn	$bn		$bn	$bn
Deposits
Term deposits	42.6	43.3	(2)	42.6	34.7	23
Other	71.9	65.7	9	71.9	69.1	4
Total deposits	114.5	109.0	5	114.5	103.8	10
Net loans
Mortgages	187.6	179.2	5	187.6	164.9	14
Business	42.2	40.1	5	42.2	41.3	2
Other	9.3	9.6	(3)	9.3	9.4	(1)
Total net loans	239.1	228.9	4	239.1	215.6	11
Total assets	243.7	233.7	4	243.7	219.6	11

Financial Performance

Full Year 2010 — Full Year 2009

Features:

•                  Cash Earnings were down 8%, or $152 million lower from the decision to reduce certain customer fees and slightly higher impairment charges from a rise in consumer stress

•                  Core earnings were down 5% with the significant decline in customer fees and lower margins partially offset by strong volume growth

Westpac RBB delivered Cash Earnings of $1,756 million, down $152 million, or 8% compared to Full Year 2009. During Full Year 2010, the division’s Cash Earnings were impacted by two factors that will not impact growth in future years. The first was the decision to significantly reduce the rates of certain customer fees which led to a reduction in non-interest income by $182 million and Cash Earnings by $127 million. Secondly, in Full Year 2009, changes to credit card loyalty points, impacted both revenues and expenses with Cash Earnings increased by $22 million in that year. Excluding these factors, operating income increased 4% while expenses increased 7% between Full Year 2009 and Full Year 2010. Within Westpac RBB, RAMS generated $9 million in Cash Earnings.

Net interest income growth of 4%, or $189 million was driven by solid balance sheet growth, partially offset by higher retail and wholesale funding costs. The majority of growth in lending during Full Year 2010 was in mortgages, up 14% and equal to 1.4 times banking system. Mortgage growth eased through the year with the Group’s focus on existing customers and higher returning businesses leading to:

•              An increase in mortgages written through proprietary channels, to 64% in Full Year 2010 from 56% at Full Year 2009; and

Divisional Results (continued)

•                  Strong customer retention with the division retaining the significant market share gain of over 2 percentage points compared to Full Year 2009.

Credit card and other personal lending was down 1% in Full Year 2010 as consumer customers chose to reduce their gearing. Business lending was 2% higher for Full Year 2010 as small and medium businesses remained cautious.  Around half the growth in business lending was due to business transferred from the institutional bank reflecting more appropriate segmentation of business customers. While the pipeline of business substantially improved in Full Year 2010, this has not yet translated to increased drawdowns.

Deposits grew a solid 10% compared to Full Year 2009, driven by a strong increase in Term Deposits (23%) mostly in  First Half  2010 assisted by December 2009 promotions.

The Westpac Local business model, providing local Bank Managers with the authority and resources to meet the needs of their local markets, combined with further increases in the skillsets of relationship roles has:

•                  Contributed to customers with four plus products increasing from 28.5% to 30.3% from Full Year 2009; and

•                  Supported strong cross sell of insurance and superannuation. A highlight of the year was our branch network helping BT Super for Life funds under management exceed $1 billion.

Margins declined 19 basis points, principally driven by higher retail and wholesale funding costs and a shift in the portfolio to lower spread products including mortgages, term deposits and online deposits. Partially offsetting this decline was some repricing of the portfolio. Most of the fall in margins was in the second quarter of the year with the trend easing slightly since then.

Non-interest income was 20% or $260 million lower than Full Year 2009 with most of the decline due to three items that will not have an ongoing impact on earnings growth including:

•                  Reduced customer fees ($182 million) following the decision to reduce fee rates from 1 October 2009;

•                  Lower redemption of credit card loyalty points ($125 million); and

•                  Reduction in foreign ATM fees ($21 million) following the move to direct charging in 2009.

Partially offsetting these declines was an improvement in business line fees and higher card interchange fees.

Operating expenses increased 3%, or $102 million compared to Full Year 2009. This modest rate of growth was helped by efficiency improvements in support areas and lower cards loyalty point redemption costs of $94 million. The rise in expenses reflects:

•                  Additional front line investment enhancing the skillbase of relationship roles, opening 9 additional branches and 1 additional business banking centre and installing an additional 59 ATMs; and

•                  Higher expenses associated with SIPs.

Impairment charges increased 7%, or $38 million as the lagged impact of slower growth combined with higher interest rates has led to an increase in consumer impairment charges. Business impairment charges were $19 million lower over the year, reflecting a slowdown in the emergence of new stressed exposures compared to Full Year 2009.

The credit quality of the consumer portfolio remains sound although some rise in delinquencies has been experienced through the year:

•                  90 day delinquencies in the mortgage portfolio increased 15 basis points to 0.46% at 30 September 2010. Most of the rise can be traced back to lending in Western Australia and Queensland with both markets experiencing significant rises in delinquencies over the year; and

•                  90 day delinquencies in credit cards were up 28 basis points to 1.12% over the period although much of the rise was recorded in the first half of the year with delinquencies easing since then.

Divisional Results (continued)

Second Half 2010 — First Half 2010

Features:

•                  Cash Earnings were 1%, or $10 million higher than First Half 2010 with Core earnings flat and impairment charges slightly lower

•                  Expenses were flat as more front line resources and higher investment spending was largely offset by reduced expenses through productivity gains

Westpac RBB delivered Cash Earnings of $883 million, up 1%, or $10 million higher compared to First Half 2010.

Net interest income was relatively flat, with stronger volumes offset by lower margins from higher retail and wholesale funding costs.

Mortgage volumes increased 5% over First Half 2010 (1.0 times banking system) while significantly increasing the proportion of mortgages originated via proprietary channels to 71% from 59% in First Half 2010. Other personal lending, including credit cards, was down 3% over First Half 2010.

Business lending increased 5% though much of the increase was due to some facilities previously managed by WIB transferred to Westpac RBB, better reflecting the nature of the business.

Customer deposits increased 5% from First Half 2010 driven by an increase in online products as higher relative attractiveness from increased price competition, and a desire to improve cash flow flexibility, resulted in customers moving funds from maturing term deposits into online accounts.

Non-interest income was up 2%, or $12 million mostly due to higher business lending line fees to better reflect the effort involved in managing these facilities.

Operating expenses were flat as more front line resources and further increases in expenses associated with SIPs was largely offset by lower performance related expenses.

Impairment charges fell 5%, or $15 million from First Half 2010 to $287 million, with the majority of the fall associated with lower business impairments partly offset by higher consumer impairments.

New individually assessed provisions increased $19 million over the half primarily related to small and medium businesses.

Business impaired assets to total committed exposures increased modestly from 0.89% at 31 March 2010 to 0.91% as at 30 September 2010.

New collectively assessed provisions decreased by $27 million compared to First Half 2010 mainly due to reduced provisioning requirements in the business portfolio more than offsetting a rise in consumer related provisions. While mortgage delinquencies were higher in Second Half 2010, they remain below industry averages. The rise was related to higher delinquencies in Western Australia and Queensland.

Divisional Results (continued)

5.1.1          Westpac RBB Key Metrics

Lending and Deposit Growth(1)	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Consumer lending	9%	17%	21%	15%
Business lending	10%	(6)%	(3)%	(1)%
Deposits	10%	10%	10%	27%

Third Party Origination	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Consumer lending (mortgages)	29%	41%	45%	43%

Divisional Interest Margin	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Westpac RBB	2.08%	2.21%	2.32%	2.34%

Credit Quality	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Mortgage delinquencies > 90 days	0.46%	0.34%	0.31%	0.45%
Other consumer loans delinquencies > 90 days	1.28%	1.32%	0.99%	1.05%
Business impaired assets to total committed exposure	0.91%	0.89%	0.79%	0.42%

Net Promoter Score (NPS)	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Westpac - Consumer(2)	(17)	(17)	(15)	(17)
Westpac - Business(4)	(21)	(24)	(21)	(22)
Peer group - Consumer(2),(3)	(11)	(13)	(15)	(14)
Peer group - Business(3),(4)	(16)	(20)	(25)	(19)

(1)	Growth rates have been annualised.
(2)

Source: Roy Morgan Research. Metric based on the six month rolling average. Net Promoter Score SM and NPS SM is a service mark of Bain & Company, Inc., Satmetrix Systems, Inc. and Mr. Frederick Reichheld.

(3)	Peer group average includes CBA, NAB, ANZ, and St.George.
(4)

Source: TNS Business Finance Monitor. Metric based on the six month rolling average. Businesses up to $100 million turnover. Net Promoter Score SM and NPS SM is a service mark of Bain & Company, Inc., Satmetrix Systems, Inc. and Mr. Frederick Reichheld.

Divisional Results (continued)

5.2           Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial services to commercial, corporate, institutional and government customers either based in or with interests in Australia and New Zealand. WIB operates through dedicated sales industry teams, supported by specialist knowledge in financial and debt capital markets, transactional banking, specialised capital, margin lending, broking and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, New York, London and Asia.

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	860	916	(6)	1,776	1,785	(1)
Non-interest income	708	811	(13)	1,519	1,287	18
Net operating income	1,568	1,727	(9)	3,295	3,072	7
Operating expenses	(519)	(519)	—	(1,038)	(1,028)	(1)
Core earnings	1,049	1,208	(13)	2,257	2,044	10
Impairment charges	(50)	(73)	32	(123)	(1,528)	92
Operating profit before tax	999	1,135	(12)	2,134	516	large
Tax and non-controlling interests	(292)	(328)	11	(620)	(155)	large
Cash Earnings	707	807	(12)	1,514	361	large

Economic profit	513	644	(20)	1,157	(361)	large
Expense to income ratio	33.1%	30.1%	(300bps )	31.5%	33.5%	200bps

	$bn	$bn		$bn	$bn
Deposits	47.8	48.0	—	47.8	51.0	(6)
Net loans	61.5	70.2	(12)	61.5	75.3	(18)
Total assets	99.2	103.0	(4)	99.2	114.6	(13)
Funds under management	8.0	9.0	(11)	8.0	8.9	(10)

Financial Performance

Full Year 2010 — Full Year 2009

Features:

•                  Cash Earnings increased $1,153 million driven by a 10% increase in Core earnings and a 92% reduction in impairment charges

•                  The decline in impairment charges reflects the absence of any new material impaired assets emerging and generally stable asset quality for much of the year

WIB had a strong performance for the year, with Cash Earnings increasing $1,153 million, or 319%, to $1,514 million. The performance was due to a $213 million lift in Core earnings and a $1,405 million reduction in impairment charges.

The 10% increase in Core earnings was driven by a solid increase in non-interest income with net interest income relatively flat.

In 2010 the Institutional Bank focused on re-positioning the business including stabilising of the Equities business (Equities delivered $93 million in Cash Earnings).

At the same time, the operating environment was also undergoing change as markets emerged from the GFC. This included corporate clients remaining cautious and continuing to de-gear, and financial markets exhibiting lower volatility.

The focus on de-gearing has seen lending steadily decline, falling 18% over Full Year 2010 with much of the reduction recorded in the commercial property, financial institutions, industrials and materials sectors. Partially offsetting the impact of lower volumes on net interest income was higher margins from the repricing of facilities to better reflect pricing for risk; improved line fees; and higher establishment fees associated with the early repayment of debt. Improved returns from the Transaction and Client services deposit business also supported net interest income.

Non-interest income was $232 million higher over the year reflecting:

•                  A $130 million increase in fees associated with unused lines of credit to better reflect the capital cost of these commitments;

Divisional Results (continued)

•                  The Hastings business recorded much improved income in Full Year 2010 assisted by $35 million from gains on asset sales; and

•                  Higher revenue in the Equities business up $55 million as the repositioning of this business and more favourable equity markets led to strong results from the structured products business.

Partially offsetting the rise in non-interest income was a decline in markets related income in both Foreign Exchange (FX) and Debt Markets. Foreign exchange income was down $256 million after an exceptionally strong performance in 2009. This performance reflects lower market volatility and market spread retraction which reduced revenue opportunities. Debt Markets non-interest income was also lower from reduced market volatility although the business benefited from improved credit spreads in First Half 2010.

Expenses increased a modest 1% mainly due to increases in performance related pay consistent with the improved Cash Earnings. Partially offsetting this rise was the translation impact of the higher $A on offshore expenses which reduced expenses by $12 million.

Impairment charges were materially lower due to:

•                  A decline in the number of new large single name impaired assets;

•                  The improved operating environment that has seen a reduction in new stressed assets reducing collectively assessed provisions;

•                  The fall in lending reducing associated collectively assessed provisions;

•                  The margin lending portfolio had net write-backs; and

•                  Updates to provisioning factor changes which reduced collectively assessed provisions by $124 million.

Second Half 2010 — First Half 2010

Features:

•                  Cash Earnings decreased $100 million, or 12% with Core earnings down $159 million partially offset by a further reduction in impairment charges of $23 million

•                  The reduction was largely driven by lower markets income from more stable credit spreads in Second Half 2010

Cash Earnings in WIB were down $100 million from First Half 2010 with Core earnings $159 million lower.

Approximately one third of the decline in Core earnings was due to lower net interest income which was down $56 million on First Half 2010. Despite some improvement in margins and some repricing of line fees, this was insufficient to offset a further 12% reduction in institutional and corporate lending. The First Half 2010 also benefited from a lift in establishment fees from the early repayment of facilities, this benefit was not repeated in the Second Half 2010.

Non-interest income accounted for approximately two thirds of the decline in Core earnings principally due to a $113 million reduction in markets income over First Half 2010.  Within markets income, Foreign Exchange earnings were little changed over the half while Debt Markets income was significantly lower. In First Half 2010 Debt Markets particularly benefited from improved credit spreads and these gains were not repeated in Second Half 2010.

Expenses were flat compared to First Half 2010 with a small rise in employee expenses.

Impairment charges decreased $23 million or 32% with a further decline in new stressed assets and lower lending volumes leading to reduced collectively assessed provisions.

Divisional Results (continued)

5.2.1                     WIB Key Metrics

Revenue Contribution by Business Segments

		Pro forma				Pro forma
$m	Full Year Sept 10	Full Year Sept 09	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Debt Markets	1,261	1,119	549	712	568	551
Foreign Exchange and Commodities, Carbon and Energy	410	666	207	203	159	507
Equities	181	126	86	95	57	69
Transactional and Client Services	507	445	256	251	224	221
Premium Business Group	388	372	187	201	191	181
Hastings	112	53	62	50	30	23
Other(1)	436	291	221	215	195	96
Total	3,295	3,072	1,568	1,727	1,424	1,648

(1)	Other includes write downs from non-strategic assets in 2009, and sundry revenues.

Divisional Results (continued)

5.3                      St.George Bank

St.George Bank, in this section (“St.George”), is responsible for sales and service for consumer, business and corporate customers in Australia under the St.George and BankSA brands.

Consumer activities are conducted through a network of branches, third party distributors, call centres, ATMs, EFTPOS terminals and internet banking services. Business and corporate customers (businesses with facilities typically up to $150 million) are provided with a wide range of banking and financial products and services including specialist advice for Cash Flow Finance, Trade Finance, Automotive and Equipment Finance, Property Finance, Transaction Banking and Treasury Services. Sales and service activities for business and corporate customers are conducted by relationship managers via business banking centres, internet and customer service centre channels.

$m	Half Year Sept 10	Half Year March 10	% Mov’t Mar 10- Sept 10	Full Year Sept 10	Pro forma Full Year Sept 09	% Mov’t Sept 09- Sept 10
Net interest income	1,341	1,327	1	2,668	2,606	2
Non-interest income	285	287	(1)	572	679	(16)
Net operating income	1,626	1,614	1	3,240	3,285	(1)
Operating expenses	(640)	(602)	(6)	(1,242)	(1,200)	(4)
Core earnings	986	1,012	(3)	1,998	2,085	(4)
Impairment charges	(180)	(331)	46	(511)	(594)	14
Operating profit before tax	806	681	18	1,487	1,491	—
Tax and non-controlling interests	(237)	(209)	(13)	(446)	(448)	—
Cash Earnings	569	472	21	1,041	1,043	—

Economic profit	440	329	34	769	793	(3)
Expense to income ratio	39.4%	37.3%	(210bps )	38.3%	36.5%	(180bps )

	$bn	$bn		$bn	$bn
Deposits
Term deposits	26.9	28.1	(4)	26.9	24.5	10
Other	38.7	35.6	9	38.7	36.6	6
Total deposits	65.6	63.7	3	65.6	61.1	7
Net loans
Mortgages	89.5	87.7	2	89.5	82.7	8
Business	31.6	32.1	(2)	31.6	33.3	(5)
Other	5.7	5.4	6	5.7	5.2	10
Total net loans	126.8	125.2	1	126.8	121.2	5
Total assets	134.0	132.8	1	134.0	127.6	5

Financial Performance

Full Year 2010 — Full Year 2009

Features:

•                  Cash Earnings were flat compared to Full Year 2009 with a fall in impairment charges offsetting a reduction in non-interest income following the decision to reduce certain customer fee rates

St.George delivered Cash Earnings of $1,041 million, flat on Full Year 2009.

Net interest income increased by 2% or $62 million with balance sheet growth, partially offset by lower margins from higher retail and wholesale funding costs. The majority of growth in lending compared to Full Year 2009 was in mortgages which increased 8% at around 0.8 times banking system. The division sought to rebalance growth over the year focusing on proprietary channels and reducing up-front discount rate offers. As a result, proprietary channels increased to 62% of flows up from 50% at the end of Full Year 2009.

Credit card and other personal lending grew a strong 10%, assisted by the launch of a new rewards based card called ‘Amplify’ in April 2010. Development of the Amplify card leveraged off the broader experience of the Group and allowed St.George to introduce a new offer into its product suite. Business lending was down 5% as businesses continued to reduce gearing, particularly in the commercial property portfolio. The division has continued to adjust its portfolio mix increasing the proportion of non-property lending to 59%, from 55% at 30 September 2009, with particularly good growth in the auto, trade and hospitality sectors.

Deposits increased 7% over the year with good growth in transactions, savings and Term Deposits.

Divisional Results (continued)

Margins declined 13 basis points to 1.91%, from higher wholesale and retail funding costs and a change in the mix of the portfolio towards lower spread products including mortgages and Term Deposits. The majority of the margin decline occurred in First Half 2010.

Non-interest income declined 16%, or $107 million, following the decision to reduce certain customer fees which impacted fee income by $68 million. The full period impact of the move to direct charging for ATM fees also led to a reduction in non-interest income of $13 million for Full Year 2010. Sales of financial markets products were also lower when compared to Full Year 2009. St.George Bank is also benefiting from improved cross sell of key Group products including Super for Life (with almost 20,000 sales) and home and contents insurance where cross sell is up by over one third.

Operating expenses increased 4%, or $42 million compared to Full Year 2009. The growth in expenses was driven by SIPs expenditure and further investment in the front line, with an additional 9 branches and 14 additional ATMs opened during Full Year 2010.

Impairment charges decreased 14% or $83 million. Business impairment charges eased as property markets stabilised offsetting some increase in consumer related impairment charges.

New individually assessed provisions increased $11 million, due to continuing stress in the commercial property sector.

New collectively assessed provisions decreased $52 million. The fall was primarily due to a decline in new corporate stress.

The credit quality of the consumer portfolio continues to remain sound:

•                  90 day delinquencies in the mortgage portfolio increased 1 basis point to 0.36% at 30 September 2010; and

•                  90 day delinquencies in other consumer loans were up 6 basis points to 1.03% over Full Year 2010.

Second Half 2010 — First Half 2010

Features:

•                  Cash Earnings increased 21%, or $97 million, driven by a reduction in impairment charges with Core earnings 3% lower

•                  Expenses were 6% higher than First Half 2010 with more front line resources and additional expenses associated with SIPs

St.George delivered Cash Earnings of $569 million, up 21% or $97 million compared to First Half 2010.

Net interest income increased 1% with modest balance sheet growth and a 2 basis point decline in interest margins.

Mortgages increased 2% over First Half 2010 (0.4 times banking system). The decline in growth has been due to an increased focus on business originated through the proprietary channel thereby providing stronger returns. This approach has seen the proportion of mortgages originated via proprietary channels rise to 62% from 56% in First Half 2010.

Credit cards and other personal lending increased 6% off a low base with Second Half 2010 particularly supported by the introduction of the new rewards card ‘Amplify’ in April 2010. Business lending was down 2%, with broader based growth across the portfolio offset by lower exposures to commercial property.

Deposits increased 3% over First Half 2010, with deposit volumes more than matching the increase in lending. Savings and investment product balances increased 9%, offset by a decline in term deposits of 4%. Much of the movement in deposit balances was due to a preference for depositors to hold balances in at call accounts and from an increase in the relative rates offered for investment accounts.

Non-interest income was down 1%, over First Half 2010 with lower business volumes partially offset by higher financial markets income.

Operating expenses increased 6%, or $38 million, principally from further investment in the front line including over 200 customer facing employees and the opening of 6 new branches during Second Half 2010. Higher expenses from SIPs contributed around $16 million to the rise in expenses.

Impairment charges fell 46%, or $151 million from First Half 2010 to $180 million, with the majority of the decline associated with a large reduction in new business collective assessed provisions, especially in the commercial property sector. In addition, during Second Half 2010, St.George reported some upgrades in existing commercial exposures and consumer impairments improved when compared to First Half 2010.

Divisional Results (continued)

New individually assessed provisions increased $88 million over First Half 2010 principally due to companies downgraded from Watchlist and Substandard to Impaired.

Business impaired assets to total committed exposures increased from 3.05% at 31 March 2010 to 3.48% as at 30 September 2010. This increase was principally due to companies already regarded as stressed being downgraded to impaired and because a few facilities were written off over the half.

New collectively assessed provisions decreased $218 million over the period from a reduction in new stress and from companies downgraded to impaired which caused provisions to be transferred from collective provisions to individually assessed provisions.

Divisional Results (continued)

5.3.1                     St.George Bank Key Metrics

Lending and Deposit Growth(1)

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Pro forma Half Year March 09
Consumer lending	4%	12%	16%	8%
Business lending	(3)%	(7)%	(1)%	10%
Deposits	6%	9%	15%	10%

Third Party Origination

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Consumer lending (mortgages)	38%	44%	50%	46%

Divisional Interest Margin

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Pro forma Half Year March 09
St.George Bank	1.90%	1.92%	2.07%	2.01%

Credit Quality

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09

Mortgage delinquencies > 90 days	0.36%	0.36%	0.35%	0.52%
Other consumer loans delinquencies > 90 days	1.03%	1.35%	0.97%	1.39%
Corporate/Business impaired assets to total committed exposure	3.48%	3.05%	2.35%	1.46%

Net Promoter Score (NPS)

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
St.George Bank - Consumer(2),(3),(4)	(4)	(4)	(9)	(5)
St.George Bank - Business(2),(4),(5)	(4)	(17)	(21)	(9)
Peer group - Consumer(2),(3),(4)	(14)	(16)	(17)	(17)
Peer group - Business(2),(4),(5)	(20)	(21)	(25)	(22)

(1)	Growth rates have been annualised.
(2)	Net Promoter ScoreSM and NPSSM is a service mark of Bain & Company, Inc., Satmetrix Systems, Inc. and Mr Frederick Reichheld.
(3)	Source: Roy Morgan Research. Metric based on the six month rolling average.
(4)	St.George — includes St.George Bank, BankSA, ASGARD, dragondirect and SEALCORP. Peer group includes Westpac, ANZ, CBA and NAB.
(5)

Source: TNS Business Finance Monitor. Metric based on the six month rolling average. Businesses up to $100 million turnover. Net Promoter Score SM and NPS SM is a service mark of Bain & Company, Inc., Satmetrix Systems, Inc. and Mr. Frederick Reichheld.

Divisional Results (continued)

5.4                                 BT Financial Group (Australia)

BT Financial Group Australia (BTFG) is the wealth management arm of The Westpac Group, which, following the merger with St.George in First Half 2009, also includes the wealth division of St.George.

Funds Management operations include the manufacturing and distribution of investment, superannuation and retirement products, investment platforms such as Wrap and Master Trusts and private banking and financial planning.

Insurance solutions cover the manufacturing and distribution of life, general and lenders mortgage insurance and deposit bonds.

BTFG’s brands include Advance Asset Management, Asgard, BT, BT Investment Management (60% owned by The Westpac Group and consolidated in BTFG’s Funds Management business), Licensee Select, Magnitude, Ascalon, Securitor, and the advice, private banking and insurance operations of BankSA, St.George and Westpac RBB.

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	117	140	(16)	257	269	(4)
Non-interest income	751	724	4	1,475	1,316	12
Net operating income	868	864	—	1,732	1,585	9
Operating expenses	(444)	(422)	(5)	(866)	(856)	(1)
Core earnings	424	442	(4)	866	729	19
Impairment charges	(7)	(5)	(40)	(12)	(15)	20
Operating profit before tax	417	437	(5)	854	714	20
Tax and non-controlling interests	(123)	(136)	10	(259)	(221)	(17)
Cash Earnings	294	301	(2)	595	493	21

Economic profit	214	227	(6)	441	329	34
Expense to income ratio	51.2%	48.8%	(240bps )	50.0%	54.0%	400bps

Income on invested capital(1)	58	52	12	110	79	39

	$bn	$bn		$bn	$bn
Total assets	27.5	26.9	2	27.5	26.1	5
Funds under management	42.5	43.1	(1)	42.5	41.9	1
Average Funds under management(2)	41.7	41.8	—	41.7	37.0	13
Funds under administration	79.9	81.0	(1)	79.9	76.7	4
Average Funds under administration(2)	78.1	77.2	1	77.5	65.9	18

Cash Earnings

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Funds management business	152	172	(12)	324	260	25
Insurance	104	93	12	197	191	3
Total funds management and insurance	256	265	(3)	521	451	16
Capital and other	38	36	6	74	42	76
Total Cash Earnings	294	301	(2)	595	493	21

Financial Performance

BTFG Cash Earnings increased 21% on Full Year 2009. This performance was primarily due to a strong contribution from Funds Management, up 25% driven by improved asset markets and strong flows. The $324 million contribution from  Funds Management represents 54% of the division’s earnings.

The Insurance business generated sound growth, with Cash Earnings up 3% to $197 million and representing 33% of divisional earnings.

Capital and other increased Cash Earnings by $32 million to $74 million with most of the improvement due to higher interest rates boosting the return on invested capital. BTFG continues to invest its capital conservatively.

(1)	Income on Invested Capital represents revenue generated from investing BTFG’s capital balances (required for regulatory purposes). These balances are invested conservatively (97% in cash).
(2)	Full Year Average Funds is based on a twelve month average. Half Year Average Funds is based on a six month average.

Divisional Results (continued)

5.4.1                     Funds Management Business

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	117	116	1	233	232	—
Non-interest income	668	657	2	1,325	1,192	11
Gross operating income	785	773	2	1,558	1,424	9
Commission expense	(158)	(155)	(2)	(313)	(277)	(13)
Net operating income	627	618	1	1,245	1,147	9
Operating expenses	(398)	(355)	(12)	(753)	(741)	(2)
Core earnings	229	263	(13)	492	406	21
Impairment charges	(7)	(5)	(40)	(12)	(15)	20
Operating profit before tax	222	258	(14)	480	391	23
Tax and non-controlling interests	(70)	(86)	19	(156)	(131)	(19)
Cash Earnings	152	172	(12)	324	260	25
Expense to income ratio	63.5%	57.4%	large	60.5%	64.6%	large

Cash Earnings

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Other Funds Management business	143	166	(14)	309	252	23
BTIM	9	6	50	15	8	88
Total Cash Earnings	152	172	(12)	324	260	25

Funds Management Business

Financial Performance

Full Year 2010 — Full Year 2009

Features:

•                  Cash Earnings increased $64 million, or 25%, with higher fee income from strong flows and improved asset markets during Full Year 2010

•                  Number 1 position in wealth administration platforms for FUA balances and number 1 for net flows.  Super for Life reached $1 billion FUM

The Funds Management business delivered Cash Earnings of $324 million, up 25% compared to Full Year 2009.  Improved equity markets and strong flows led to a strong increase in average FUA and FUM and associated fees.

Net interest income was flat with good growth in Private Bank deposit revenues offset by a reclassification of income (from net interest to non-interest income) from aligning the accounting treatment of certain Asgard income with the approach applied to similar BT Wrap income.

Non-interest income before commission expenses, increased $133 million, or 11% driven from fees generated from higher FUM and FUA balances.

Average FUM was up 13% over Full Year 2009, driven by improved markets. FUM margins were down 1 basis point over the year. Super for Life, now being distributed through St.George and BankSA, as well as Westpac, continued to generate very strong growth with over 200,000 customers registered and FUM doubling to over $1 billion at 30 September 2010.

Average FUA was up 18% over Full Year 2009, due to both positive net inflows (principally on the BT Wrap platform) and rising markets. FUA margins were down 4 basis points over the year, as investors moved to lower margin equity products.

Commission expenses increased $36 million, or 13% over the period, a function of increased sales activity as markets improved.

Divisional Results (continued)

Expenses were up 2% with increased employees in Private Bank and Advice along with higher volume related expenses and increased advertising spending. These increases were partly offset by improved GST recoveries, lower non-lending loses and merger synergies.

Impairment charges were down $3 million to $12 million due to lower individually assessed provisions.

Second Half 2010 — First Half 2010

Features:

•                  Cash Earnings decreased $20 million, or 12% with a moderate rise in revenues more than fully offset by higher expenses from increased project investment, and additional front-line employees to expand distribution and additional processing staff to support seasonal flows

Cash Earnings from the Funds Management business decreased $20 million, or 12% on First Half 2010. The impact of equity markets on the half impacted Cash Earnings by $1 million.

Net interest income was up $1 million, or 1% with continued asset growth in Private Bank partially offset by lower margins from higher funding costs.

Non-interest income was up $11m, or 2%, aided by BTIM performance fees of $8 million. Other fees were higher given:

•                  Average FUM balances of $41.7 billion were flat on First Half 2010 although FUM margins increased 3 basis points; and

•                  Average FUA balances of $78.1 billion were up 1% on First Half 2010 with FUA margins down 1 basis point.

Operating expenses were up $43m, or 12% on First Half 2010 due primarily to:

•                  Higher personnel expenses from increased front-line employees in Advice and Private Banking along with increased staff to support them. There was also a seasonal increase in employees required to support end of financial year processing;

•                  The profile of project investment in both Group project investment and compliance spending was skewed to the Second Half 2010; and

•                  Increase in the BTIM bonus expense in line with improved annual performance.

Divisional Results (continued)

Movement of FUM/FUA

								% Mov’t	% Mov’t
$bn	Sept 2009	Sales	Redns	Net Flows	Other Mov’t(1)	Sept 2010	March 2010	Mar10- Sep 10	Sept 09- Sept 10
Retail(2)	16.9	2.3	(2.7)	(0.4)	(0.1)	16.4	17.0	(4)	(3)
Institutional	12.6	6.8	(6.6)	0.2	—	12.8	12.9	(1)	2
Wholesale	12.4	3.2	(2.4)	0.8	0.1	13.3	13.2	1	7
Total FUM	41.9	12.3	(11.7)	0.6	—	42.5	43.1	(1)	1
Wrap	65.8	17.0	(13.0)	4.0	(1.4)	68.4	69.3	(1)	4
Corporate Super	8.0	1.7	(1.0)	0.7	(0.3)	8.4	8.4	—	5
Other(3)	2.9	—	—	—	0.2	3.1	3.3	(6)	7
Total FUA	76.7	18.7	(14.0)	4.7	(1.5)	79.9	81.0	(1)	4

Market share and share of new business in key Australian wealth products are displayed below.

Current Australian Market Share(4)

			Share of New Business(5)
Product	Market Share (%)	Rank	Market Share (%)	Rank
Platforms (includes Wrap)	20.1	1	27	1
Retail (excludes Cash)	18.9	1	33.8	1
Corporate Super	10.1	5	12.8	4
Funds Management - BTIM	4.7	6	n/a	n/a
Wholesale - BTIM	3.3	10	(3.8)	48

Investment performance and ranking of BTIM flagship funds are displayed below.

Investment Performance BTIM Flagship

	Performance and Quartile Ranking(6)
September 2010	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
Core Australian Share Fund	(0.5)	3	(5.1)	2	6	2
Balanced Fund	3.7	3	(3.7)	3	3.4	2
Property	(4.2)	3	(19.9)	1	(4.8)	1

Investment Performance and ranking of Advance flagship funds are displayed below

Investment Performance Advance Flagship

	Performance and Quartile Ranking(7)
September 2010	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
Advance Balanced Multi-Blend Fund	4.9	1	(2.9)	1	3.6	1
Advance International Sharemarket Fund	(2.2)	4	(13.0)	4	(5.4)	4
Advance Sharemarket Fund	(2.4)	4	(4.4)	2	4.3	2

(1)	Other movement includes market movement and other client transactions including account fees and distributions.
(2)	Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.
(3)	Other includes Capital and Reserves.
(4)

Market share FUM/FUA based on published market share statistics from Plan for Life and Morningstar as at June 2010 and represents the addition of St.George Wealth and BT Wealth business market share at this time.

(5)	Share of new business on an annual basis based on net flows to the end of June 2010.
(6)	Source: BTIM 2010 Performance Report (September 2010) with rankings sourced from Mercer (September 2010).
(7)	Source: Advance Performance Report (September 2010).

Divisional Results (continued)

5.4.2                     Insurance Business

The Insurance business result includes the BT and St.George, Life Insurance, General Insurance and Lenders Mortgage Insurance businesses.

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	8	11	(27)	19	21	(10)
Non-interest income	243	224	8	467	447	4
Gross operating income	251	235	7	486	468	4
Commission expense	(46)	(44)	(5)	(90)	(80)	(13)
Net operating income	205	191	7	396	388	2
Operating expenses	(57)	(56)	(2)	(113)	(116)	3
Core earnings	148	135	10	283	272	4
Tax and non-controlling interests	(44)	(42)	(5)	(86)	(81)	(6)
Cash Earnings	104	93	12	197	191	3
Expense to income ratio	27.8%	29.3%	150bps	28.5%	29.9%	140bps

Cash Earnings

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Life Insurance	53	46	15	99	85	16
General Insurance	20	12	67	32	38	(16)
Lenders Mortgage Insurance	31	35	(11)	66	68	(3)
Total Cash Earnings	104	93	12	197	191	3

Insurance Business

Financial Performance

Full Year 2010 — Full Year 2009

Features:

•                  Cash Earnings up $6 million, or 3% with strong growth in Life Insurance partially offset by weaker General Insurance

The insurance business delivered Cash Earnings of $197 million for Full Year 2010 up $6 million, or 3% over Full Year 2009, with a strong performance in Life Insurance partly offset by lower earnings from General Insurance and Lenders Mortgage Insurance.

Non-interest income increased $20 million, or 4% on Full Year 2009, with key income trends across products including:

•                  Life Insurance increased $30 million, or 11% due to strong premium growth, with net inflows up 8%. Much of the growth was from Life policies on the Wrap platform;

•                  General Insurance declined $8 million or 8%. While premium income was higher and cross sell continues to improve, higher claims offset growth; and

•                  Lenders Mortgage Insurance down $2 million, or 2% from higher claims and the decision to refer mortgage insurance for all mortgages with an LVR >90% to a third party.

Expenses declined 3% over Full Year 2009 due to non-recurrence of the $10 million AIA break fee paid in Full Year 2009, offsetting a rise in costs associated with increased employees across the business.

Divisional Results (continued)

Second Half 2010 — First Half 2010

Features:

•                  Cash Earnings up $11 million, or 12% driven by solid Life and General Insurance growth

Cash Earnings from the insurance business were up $11 million, or 12% driven by solid Life and General Insurance result.

Non-interest income was up $19 million, or 8% on First Half 2010, with key income trends across products including:

•                  Life Insurance up $15 million, or 11% driven by a strong growth in premiums;

•                  General Insurance up $7 million, after lower claims were recorded; and

•                  Lenders Mortgage Insurance down $3 million, due to full period impact of referring all mortgage insured loans with an LVR > 90%.

Expenses were up 2% driven primarily by increased FTE associated with higher claims, underwriting and new business.

Divisional Results (continued)

Premiums for Risk Businesses

Life Insurance in-force premiums

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Life Insurance in-force premiums at start of period	424	405	5	405	360	13
Sales	53	48	10	101	96	5
Lapses	(31)	(29)	(7)	(60)	(58)	(3)
Net Inflows	22	19	16	41	38	8
Other Movements	5	—	—	5	7	(29)
Life Insurance in-force premiums at end of period	451	424	6	451	405	11

Loss ratios(1) for Insurance Business

			% Mov’t		Pro forma	% Mov’t
(%)	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Life Insurance	33	40	18	36	38	5
General Insurance	66	76	13	71	65	(9)
Lenders Mortgage Insurance	30	16	(88)	23	13	(77)

Gross written premiums

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
General Insurance gross written premium	142	136	4	278	223	25
Lenders Mortgage Insurance gross written premium	35	61	(43)	96	280	(66)

Current Australian Market Share

Product(2)	Market Share (%)	Rank
Life Insurance — inflows	7.3	8
Life Insurance — new business	8.2	6

(1)	Loss ratio is claims over earned premium plus reinsurance rebate plus exchange commission.
(2)	Source: Life Insurance — Plan for Life June 2010 (including St.George Life Insurance).

Divisional Results (continued)

5.4.3       Wealth Management Income Reconciliation

Non-interest income for BTFG Australia can be reconciled to the total Pro forma wealth management and insurance income as disclosed in Section 7 Note 5, Non-interest income as follows:

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
BTFG non-interest income	751	724	4	1,475	1,316	12
Net commission, premium, fee and banking income	(33)	(36)	8	(69)	(79)	13
BTFG wealth management and insurance income	718	688	4	1,406	1,237	14
NZ wealth management & insurance	38	35	9	73	69	6
WIB wealth management	53	55	(4)	108	119	(9)
Other	1	8	(88)	9	2	large
Total wealth management & insurance income (Pro forma Cash Earnings basis, Section 7, Note 5)	810	786	3	1,596	1,427	12

Divisional Results (continued)

5.5           New Zealand

Westpac New Zealand is responsible for banking, wealth and insurance products for consumers and small to medium business customers in New Zealand. The division operates via an extensive network of branches and ATMs across both the North and South Islands. Institutional customers are supported by the New Zealand Institutional Bank, the results of which appear within Westpac Institutional Bank. All figures are in New Zealand dollars (NZ$).

			% Mov’t			% Mov’t
NZ$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	617	585	5	1,202	1,235	(3)
Non-interest income	179	169	6	348	407	(14)
Net operating income	796	754	6	1,550	1,642	(6)
Operating expenses	(375)	(371)	(1)	(746)	(741)	(1)
Core earnings	421	383	10	804	901	(11)
Impairment charges	(139)	(208)	33	(347)	(572)	39
Operating profit before tax	282	175	61	457	329	39
Tax and non-controlling interests	(85)	(50)	(70)	(135)	(93)	(45)
Cash Earnings	197	125	58	322	236	36

Economic profit	31	(36)	186	(5)	(68)	93
Expense to income ratio	47.1%	49.2%	210bps	48.1%	45.1%	(300bps)

	$bn	$bn		$bn	$bn
Deposits
Term deposits	17.8	17.0	5	17.8	16.0	11
Other	12.7	13.0	(2)	12.7	12.8	(1)
Total deposits	30.5	30.0	2	30.5	28.8	6
Net loans
Mortgages	33.9	33.2	2	33.9	32.0	6
Business	14.3	14.2	1	14.3	14.0	2
Other	1.6	1.6	—	1.6	1.7	(6)
Net loans	49.8	49.0	2	49.8	47.7	4
Total assets	51.2	50.5	1	51.2	49.0	4
Funds under management	2.2	2.1	5	2.2	2.1	5

Financial Performance (NZ$)

Full Year 2010 — Full Year 2009

Features:

•                  Cash Earnings up 36%, or $86 million, with a significant reduction in impairment charges of $225 million partially offset by lower net operating income

•                  Core earnings were lower as above system growth in mortgages and deposits was offset by the reduction in customer fees and continued impact of funding costs, while operating expenses were relatively flat

The New Zealand division reported improved Cash Earnings, up $86 million, or 36% compared to Full Year 2009, a pleasing turnaround given the slow economic recovery. Behind the improved performance has been a substantial improvement in growth of loans and deposits, relative to system, and a significant reduction in impairment charges from the peak in 2009. These positives were offset by the reduction in certain customer fees from October 2009, higher funding costs and additional expenses associated with the aftermath of the Canterbury earthquake. These factors contributed to the $97 million reduction in Core earnings.

Net interest income declined by 3%, with good growth in loans more than offset by lower margins from higher funding costs.

Loans and deposits grew 4% and 6% respectively, compared to the Full Year 2009, due to the following:

•                  Mortgage growth of 6% was achieved over the year, well ahead of system growth of 2%. Third party originations accounted for 30% of new mortgage lending for Full Year 2010, down from 32% in Full Year 2009;

•                  Other consumer lending was down 6%, from slowing consumer spending and the impact of higher interest rates;

Divisional Results (continued)

•                  Business lending recorded a modest increase, up 2%, particularly in Agribusiness, Corporate Banking and the Northern Regions — a good result in a period when system business lending declined; and

•                  Deposit growth of $1.7 billion funded 81% of loan growth driven by strong growth in term deposits, particularly from retail customers.

Net Interest margin declined 13 basis points, from higher retail and wholesale funding costs. Margins improved in the second half as the mix of new business favoured higher margin products, and products were repriced more appropriately for risk and funding costs.

Non-interest income was down 14%, impacted by the change in customer fee structures introduced in October 2009, which reduced fee income by $57 million over the year. Lower fee income was partially offset by improved wealth fees and higher insurance premiums.

Expenses were tightly managed over the year as investment in the front line has been partly offset by efficiency initiatives. The bulk of the $5 million, or 1% increase was due to $3.5 million in expenses associated with the September 2010 Canterbury earthquake.

Investment in the front line has included the opening of 8 branches and a further investment in capability, including significant additional training in credit and customer sales systems and processes. Of the 8 branches opened (6 in the Auckland market), 7 were community branches which are outlets with a smaller footprint and increased self serve options.

Impairment charges were down $225 million, or 39%, to $347 million. The reduction from the Full Year 2009 peak was due to a smaller number of large problem exposures not recurring. The improving NZ economy supported a stabilisation in housing delinquencies (90 day delinquencies were flat at 0.75%) and business lending stressed assets (15.57% in Full Year 2010 against 16.24% in Full Year 2009) with other consumer lending delinquencies improving. Credit card delinquencies were down to 0.97% from 1.18% in Full Year 2009. Impaired assets as a percentage of Total Committed Exposures (TCE) rose early in the year to 1.27% but have been relatively stable since then.

The division remains well provisioned, with total provisions to gross loans of 1.49%, up from 1.15% at September 2009.

Second Half 2010 — First Half 2010

Features:

•                  Cash Earnings up $72 million or 58%, driven by reduced impairment charges and higher net interest income from modest asset growth and improving margins

•                  Non-interest income up 6% mainly from lower insurance claims and increased fee income from changes to unarranged overdraft fees

The New Zealand division delivered Cash Earnings of $197 million, up $72 million or 58% compared to First Half 2010, driven by reduced impairment charges and an increase in interest income.

Net interest income was up 5%, with modest asset growth supported by improving margins.

Mortgage and business lending growth eased in Second Half 2010, rising 2% and 1% respectively, although Westpac has continued to grow ahead of a slowing system.

Net interest margins increased by 9 basis points, principally from improving mortgages as higher spread floating rate mortgages replaced lower spread fixed rate mortgages as they matured. The repricing of the business portfolio also continued to ensure pricing better reflected the rise in funding costs. Deposit spreads also improved marginally.

Non-interest income increased 6% through slightly lower insurance claims and increased fee income in connection with mortgage funds.

Operating expenses were up 1%, mostly reflecting expenses associated with the Canterbury earthquake. Costs included the Group’s direct contribution to the Canterbury Care Fund of $1 million, along with costs associated with ensuring customers could continue to operate their accounts and from the relocation of lending and call centre operations. Westpac does not underwrite general insurance in the New Zealand market.

Impairment charges fell 33% in Second Half 2010 compared to First Half 2010, reflecting the steady economic recovery and the non recurrence of $60 million in provisioning factor changes recorded in First Half 2010. The improved outlook is reflected in stable housing delinquencies and a significant fall in other consumer lending delinquencies. In view of the uncertainties surrounding the extent of the financial impact on customers from the Canterbury earthquake, an additional economic overlay of $10 million was raised in Second Half 2010.

Divisional Results (continued)

5.5.1            New Zealand Key Metrics

Lending Growth(1)

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Mortgages	4%	7%	4%	3%
Other consumer lending	(4)%	(1)%	(2)%	1%
Consumer lending	4%	7%	4%	2%
Business lending	1%	3%	—	3%
Total lending	3%	6%	2%	3%

Deposit Growth(1)

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Consumer deposits	4%	6%	1%	5%
Business deposits	2%	13%	18%	10%
Total deposits	3%	8%	6%	6%

Divisional Interest Margin

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
New Zealand	2.16%	2.07%	2.22%	2.25%

Credit Quality

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Mortgage delinquencies > 90 days	0.75%	0.75%	0.75%	0.82%
Other consumer delinquencies > 90 days	1.17%	1.54%	1.56%	1.91%
Impaired assets to total committed exposure	1.26%	1.27%	1.06%	0.88%

Net Promoter Score (NPS)

	Half Year Sept 10	Half Year March 10	Half Year Sept 09	Half Year March 09
Consumer(2)	(14)	(18)	(21)	(13)
Peer group - Consumer(3)	4	2	1	3
Business(4)	(28)	(36)	(38)	(32)
Peer group - Business(5)	(19)	(19)	(21)	(16)

(1)	Growth rates have been annualised.
(2)	Nielsen Consumer Finance Monitor Toplines (September 2010). The data provided shows the six month rolling average.
(3)	Based on Nielsen Consumer Finance Monitor Toplines. Peer group is the average of Westpac’s peers which are ANZ, ASB, BNZ, Kiwibank and the National Bank.
(4)	TNS New Zealand Business Finance Monitor (September 2010). The data provided shows the four quarter rolling average.
(5)	Based on TNS New Zealand Business Finance Monitor. Peer Group is the average of Westpac’s Peers which are ANZ, ASB, BNZ and the National Bank.

Divisional Results (continued)

5.6           Pacific Banking

Pacific Banking provides banking services for retail and business customers throughout the South Pacific Island Nations. Branches, ATMs, telephone banking and internet banking channels are used to deliver our core business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Pacific Banking’s financial products include personal savings, business transactional accounts, personal and business lending products, business services and a range of international products.

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	61	56	9	117	130	(10)
Non-interest income	46	40	15	86	123	(30)
Net operating income	107	96	11	203	253	(20)
Operating expenses	(39)	(39)	—	(78)	(85)	8
Core earnings	68	57	19	125	168	(26)
Impairment charges	3	(4)	175	(1)	(23)	96
Operating profit before tax	71	53	34	124	145	(14)
Tax and non-controlling interests	(24)	(19)	(26)	(43)	(43)	—
Cash Earnings	47	34	38	81	102	(21)

Economic profit	36	23	57	59	78	(24)
Expense to income ratio	36.4%	40.6%	large	38.4%	33.6%	large

	$bn	$bn		$bn	$bn
Deposits	1.9	1.8	6	1.9	1.7	12
Total assets	2.4	2.2	9	2.4	2.1	14

Financial Performance

Full Year 2010 — Full Year 2009

Features:

•                  Cash Earnings decreased by 21%, to $81 million; driven by lower foreign exchange income in PNG and the strengthening of the A$ against the Pacific currencies

Cash Earnings for Pacific Banking were down by $21 million, or 21% from Full Year 2009 with the appreciation of the A$ against the Pacific currencies negatively impacting the translation of Cash Earnings by $16 million. Excluding translation impacts, Cash Earnings declined 5%. The major driver of this decrease was lower foreign exchange income in PNG.

The 10% decrease in net interest income between Full Year 2009 and Full Year 2010 was mainly due to translation impacts of the higher A$. Excluding foreign exchange movements, the business generated solid growth with lending up 6% and deposits up 14%. Margins were weaker from some regulatory changes, with the impact more prominent in First Half 2010.

Non-interest income was down $37 million or 30%, with lower foreign exchange earnings in PNG reducing revenue by $25 million. Foreign exchange translation impacts across the region reduced non-interest income by a further $17 million.

Expenses increased marginally in local currency terms but were offset by A$ translation effects. Employee numbers were higher with most of the increase due to the in-sourcing of IT support functions.

Impairment charges were down $22 million compared to Full Year 2009. The decline brings charges back closer to longer term averages as Full Year 2009 included one large stressed exposure and a downgrade in a country credit rating both of which required provision increases.

Divisional Results (continued)

Second Half 2010 — First Half 2010

Features:

•                  Cash Earnings increased 38% to $47 million driven by stronger operating income, flat expenses, and an improved environment leading to lower impairment charges

Pacific Banking recorded a $13 million, or 38%, increase in Cash Earnings in Second Half 2010 with strong operating income growth and flat expenses. There was little movement in average exchange rates between First Half 2010 and Second Half 2010 and so the translation impact on earnings was negligible.

The improved net interest income was attributable to good balance sheet growth, with lending up 3% in local currency  terms and deposits up 6% in local currency terms. Margins were also higher as strong liquidity levels in key markets assisted in keeping funding costs lower.

Non-interest income was up 15% over First Half 2010. Contributing to this increase was a small number of larger transactions completed during Second Half 2010 along with improved foreign exchange earnings in Fiji.

Expenses were flat in Second Half 2010 when compared to First Half 2010.

Impairment charges declined by $7 million from improved economic activity in some parts of the region leading to facility upgrades and higher recoveries.

Divisional Results (continued)

5.7           Group Businesses

This segment comprises:

•                  Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments (such as hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions;

•                  Group Treasury, which is primarily focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Group Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth; and

•                  Structured Finance continues to be wound down. Structured Finance transactions were typically high yielding asset transactions or liability transactions which raised low cost funds on Westpac’s behalf.

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	429	519	(17)	948	1,049	(10)
Non-interest income	31	81	(62)	112	23	large
Net operating income(1)	460	600	(23)	1,060	1,072	(1)
Operating expenses	(70)	(41)	(71)	(111)	(24)	large
Core earnings	390	559	(30)	949	1,048	(9)
Impairment charges	54	2	large	56	(115)	149
Operating profit before tax	444	561	(21)	1,005	933	8
Tax and non-controlling interests	(172)	(199)	14	(371)	(359)	(3)
Cash Earnings	272	362	(25)	634	574	10

Group Treasury

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	325	419	(22)	744	953	(22)
Non-interest income	2	10	(80)	12	17	(29)
Cash Earnings	211	273	(23)	484	624	(22)

Structured Finance

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Cash Earnings	10	7	43	17	30	(43)

	$bn	$bn		$bn	$bn
Net loans	—	—	—	—	1.0	(100)
Total assets	0.6	1.1	(45)	0.6	2.3	(74)

(1)

Full Year 2009 and First Half 2010 net operating income will not agree to previously reported results by $68 million and $(48) million respectively, as the impact of fair value adjustments relating to the St.George merger have been removed.

Divisional Results (continued)

Financial Performance

Full Year 2010 — Full Year 2009

Features:

•                  Net operating income flat

•                  Additional expenditure on technology projects and one-off contribution to Westpac Foundation

•                  Small reduction in the economic overlay impairment provision

Cash Earnings increased $60 million compared to Full Year 2009.

With net operating income broadly flat, growth in Cash Earnings was the result of lower impairment charges offset by higher operating expenses. Lower contributions to net operating income from Group Treasury and Structured Finance were mostly offset by higher returns on capital. Operating expenses increased following additional technology project spend in 2010, higher employee incentive and shared based payments charges and a one-off $20 million contribution to the Westpac Foundation. Impairment charges were lower with $57 million released from the economic overlay impairment provision (related to the construction sector) in Full Year 2010 compared to an increase of $112 million to these provisions in Full Year 2009.

Group Treasury income was the result of effective management of basis positions, including Bills/LIBOR positions related to the conversion of international borrowing into Australian dollars, and from short term rate interest positions. Further income is also generated from the narrowing of credit spreads on its liquid asset portfolio.

Second Half 2010 — First Half 2010

Features:

•                  Reduced Group Treasury net operating income

•                  Small reduction in the economic overlay impairment provision

Cash Earnings decreased $90 million compared to First Half 2010.

The decrease in Cash Earnings was driven by lower net operating income partially offset by lower impairment charges. Net operating income decreased as Group Treasury’s contribution to net operating income reduced. Operating expense increases were the result of additional technology project spend, higher employee incentive and shared based payment charges and a one-off $20 million contribution to the Westpac Foundation. Impairment charges were lower with $57 million released from the economic overlay impairment provision in Second Half 2010.

Group Treasury Value at Risk (VaR)

A decrease in average daily VaR from $38.6 million for Full Year 2009 to $27.4 million for Full Year 2010, principally reflects a reduction in market volatility through Full Year 2010. There has been some increase in aggregate positions in Full Year 2010.

Reported Financial Information

Notes to the statements shown in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 as required by Appendix 4E are referenced in the margin of the relevant tables.

Reported Financial Information (continued)

6.1       Consolidated Income Statement

				% Mov’t			% Mov’t
$m	Note	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Interest income	3	18,018	16,133	12	34,151	30,446	12
Interest expense	3	(12,189)	(10,120)	(20)	(22,309)	(18,800)	(19)
Net interest income		5,829	6,013	(3)	11,842	11,646	2
Non-interest income	4	2,500	2,568	(3)	5,068	4,859	4
Net operating income before operating expenses and impairment charges		8,329	8,581	(3)	16,910	16,505	2
Operating expenses	5	(3,724)	(3,692)	(1)	(7,416)	(7,171)	(3)
Impairment charges on loans	11	(577)	(879)	34	(1,456)	(3,238)	55
Profit before income tax		4,028	4,010	—	8,038	6,096	32
Income tax expense	7	(523)	(1,103)	53	(1,626)	(2,579)	37
Net profit for the period		3,505	2,907	21	6,412	3,517	82
Profit attributable to non-controlling interests		(34)	(32)	(6)	(66)	(71)	7
Net profit attributable to owners of Westpac Banking Corporation		3,471	2,875	21	6,346	3,446	84

Reported Financial Information (continued)

6.2       Consolidated Balance Sheet

		As at	As at	As at	% Mov’t	% Mov’t
$m	Note	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Assets
Cash and balances with central banks		4,464	4,319	3,272	3	36
Receivables due from other financial institutions		12,588	9,642	9,974	31	26
Derivative financial instruments	19	36,102	26,482	33,187	36	9
Trading securities		40,011	43,418	43,114	(8)	(7)
Other financial assets designated at fair value		3,464	3,227	3,063	7	13
Available-for-sale securities		12,124	7,375	1,630	64	large
Loans - housing and personal	10	333,971	324,154	300,249	3	11
Loans - business	10	143,684	150,490	163,210	(5)	(12)
Life insurance assets		12,310	12,393	12,384	(1)	(1)
Regulatory deposits with central banks overseas		1,322	1,327	766	—	73
Deferred tax assets		2,290	1,831	1,985	25	15
Goodwill and other intangible assets(1)		11,504	11,420	11,541	1	—
Property, plant and equipment		1,010	881	888	15	14
Other assets		3,433	3,816	4,324	(10)	(21)
Total assets		618,277	600,775	589,587	3	5

Liabilities
Payables due to other financial institutions		8,898	8,299	9,235	7	(4)
Deposits at fair value	17	53,249	60,030	58,491	(11)	(9)
Deposits at amortised cost	17	284,136	275,283	270,965	3	5
Derivative financial instruments	19	44,039	29,830	36,478	48	21
Trading liabilities and other financial liabilities designated at fair value		4,850	6,362	10,848	(24)	(55)
Debt issues		150,336	150,592	131,353	—	14
Acceptances		635	1,082	1,671	(41)	(62)
Current tax liabilities		302	731	1,932	(59)	(84)
Deferred tax liabilities		24	38	35	(37)	(31)
Life insurance liabilities		11,560	11,761	11,737	(2)	(2)
Provisions		1,726	1,495	1,628	15	6
Other liabilities		8,772	7,171	7,505	22	17
Total liabilities excluding loan capital		568,527	552,674	541,878	3	5
					—	—
Loan capital
Subordinated bonds, notes and debentures		6,679	6,725	8,127	(1)	(18)
Subordinated perpetual notes		404	426	443	(5)	(9)
Trust Preferred Securities		624	617	647	1	(4)
Westpac SPS		1,026	1,025	1,024	—	—
Westpac SPS II		899	898	897	—	—
Total loan capital		9,632	9,691	11,138	(1)	(14)
Total liabilities		578,159	562,365	553,016	3	5
Net assets		40,118	38,410	36,571	4	10
					—	—
Shareholders’ equity
Share capital:
Ordinary share capital		24,686	24,414	23,684	1	4
Treasury shares and RSP Treasury shares		(190)	(188)	(188)	(1)	(1)
Reserves		(57)	(102)	(56)	44	(2)
Retained profits		13,750	12,353	11,197	11	23
Total equity attributable to owners of Westpac Banking Corporation		38,189	36,477	34,637	5	10

Non-controlling interests
Trust preferred securities 2003 (TPS 2003)		1,137	1,137	1,137	—	—
Trust preferred securities 2006 (TPS 2006)		755	755	755	—	—
Other		37	41	42	(10)	(12)
Total non-controlling interests		1,929	1,933	1,934	—	—
Total shareholders’ equity and non controlling interests		40,118	38,410	36,571	4	10

(1)         Goodwill and other intangible assets included $832 million in capitalised software costs ($634 million at 31 March 2010 and $629 million at 30 September 2009), with an average amortisation period of approximately three years.

Reported Financial Information (continued)

6.3       Consolidated Cash Flow Statement

				% Mov’t			% Mov’t
$m	Note	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Cash flows from operating activities
Interest received		17,639	15,586	13	33,225	30,762	8
Interest paid		(11,687)	(9,167)	(27)	(20,854)	(19,149)	(9)
Dividends received excluding life business		16	9	78	25	21	19
Other non-interest income received		1,771	2,014	(12)	3,785	3,575	6
Operating expenses paid		(2,757)	(3,279)	16	(6,036)	(5,250)	(15)
Net (increase)/decrease in trading and fair value assets		2,783	(964)	large	1,819	12,428	(85)
Net increase/(decrease) in trading and fair value liabilities		(1,517)	(4,419)	66	(5,936)	(13,104)	55
Net (increase)/decrease in derivative financial instruments		1,409	(3,827)	137	(2,418)	15,000	(116)
Income tax paid excluding life business		(1,464)	(2,073)	29	(3,537)	(1,346)	(163)
Life business:
Receipts from policyholders and customers		1,336	1,127	19	2,463	2,679	(8)
Interest and other items of similar nature		5	19	(74)	24	29	(17)
Dividends received		266	183	45	449	489	(8)
Payments to policyholders and suppliers		(1,156)	(1,319)	12	(2,475)	(2,732)	9
Income tax paid		108	(174)	162	(66)	(65)	(2)
Net cash (used in)/provided by operating activities	20	6,752	(6,284)	large	468	23,337	(98)
Cash flows from investing activities
Proceeds from available-for-sale securities		2,345	735	large	3,080	5,417	(43)
Purchase of available-for-sale securities		(6,545)	(6,417)	(2)	(12,962)	(3,271)	large
Net (increase)/decrease in:
Receivables due from other financial institutions		(3,387)	57	large	(3,330)	2,576	large
Loans		(4,682)	(15,001)	69	(19,683)	(35,345)	44
Life insurance assets		(377)	10	large	(367)	(33)	large
Regulatory deposits with central banks overseas		(85)	(600)	86	(685)	30	large
Other assets		106	424	(75)	530	(3,747)	114
Purchase of computer software		(364)	(144)	(153)	(508)	(295)	(72)
Purchase of property, plant and equipment		(265)	(101)	(162)	(366)	(285)	(28)
Proceeds from disposal of property, plant and equipment		33	—	—	33	19	74
Controlled entities and businesses acquired, net of cash held and transaction costs		—	—	—	—	—	—
Merger with St.George net of transaction costs		—	—	—	—	374	(100)
Net cash used in investing activities		(13,221)	(21,037)	37	(34,258)	(34,560)	1
Cash flows from financing activities
Issue of loan capital (net of issue costs)		—	—	—	—	897	(100)
Redemption of loan capital		(84)	(1,141)	93	(1,225)	(1,869)	34
Proceeds from share placements and share purchase plan		—	—	—	—	2,890	(100)
Proceeds from exercise of employee options		12	36	(67)	48	10	large
Purchase of shares on exercise of employee options and rights		—	(5)	100	(5)	(10)	50
Net increase/(decrease) in:
Payables due to other financial institutions		283	(689)	141	(406)	(12,562)	97
Deposits		4,006	8,373	(52)	12,379	20,427	(39)
Debt issues		3,469	24,197	(86)	27,666	3,327	large
Other liabilities		716	(1,247)	157	(531)	(1,468)	64
Purchase of treasury shares		(7)	(6)	(17)	(13)	(41)	68
Sale of treasury shares		—	7	(100)	7	7	—
Payment of dividends - Westpac shareholders		(1,667)	(1,066)	(56)	(2,733)	(1,973)	(39)
Proceeds from DRP underwriting agreement		—	—	—	—	887	(100)
Payments of dividends - former St.George shareholders		—	—	—	—	(708)	100
Payment of distributions to non-controlling interests		(40)	(36)	(11)	(76)	(71)	(7)
Net cash provided by/(used in) financing activities		6,688	28,423	(76)	35,111	9,743	large
Net increase/(decrease) in cash and cash equivalents		219	1,102	(80)	1,321	(1,480)	189
Effect of exchange rate changes on cash and cash equivalents		(74)	(55)	(35)	(129)	(57)	(126)
Cash and cash equivalents as at the beginning of the period		4,319	3,272	32	3,272	4,809	(32)
Cash and cash equivalents as at the end of the period		4,464	4,319	3	4,464	3,272	36

Reported Financial Information (continued)

6.4       Consolidated Statement of Comprehensive Income

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net profit for the period	3,505	2,907	21	6,412	3,517	82
Other comprehensive income:
Gains/(losses) on available-for-sale securities:
Recognised in equity	(4)	96	(104)	92	33	179
Transferred to income statement	(1)	—	—	(1)	18	(106)
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	82	(186)	144	(104)	(435)	76
Transferred to income statement	1	(3)	133	(2)	(11)	82
Defined benefit obligation actuarial gains/(losses) recognised in equity (net of tax)	(142)	43	large	(99)	41	large
Exchange differences on translation of foreign operations	(51)	(71)	28	(122)	(121)	(1)
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	(2)	(26)	92	(28)	(15)	(87)
Cash flow hedging reserve	(20)	56	(136)	36	136	(74)
Foreign currency translation reserve	(3)	9	(133)	6	7	(14)
Other comprehensive income for the period (net of tax)	(140)	(82)	(71)	(222)	(347)	36
Total comprehensive income for the period	3,365	2,825	19	6,190	3,170	95
Attributable to:
Owners of Westpac Banking Corporation	3,331	2,793	19	6,124	3,099	98
Non-controlling interests	34	32	6	66	71	(7)
Total comprehensive income for the period	3,365	2,825	19	6,190	3,170	95

Reported Financial Information (continued)

6.5       Consolidated Statement of Changes in Equity

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Share capital
Balance as at beginning of period	24,226	23,496	3	23,496	6,593	large
Shares issued:
Under dividend reinvestment plan	265	696	(62)	961	1,015	(5)
DRP Underwriting Agreement	—	—	—	—	887	(100)
Under option and share right schemes	7	37	(81)	44	10	large
St.George Merger	—	—	—	—	12,123	(100)
Institutional placement	—	—	—	—	2,465	(100)
Share Purchase Plan	—	—	—	—	440	(100)
Final settlement of Hastings Fund Management Limited acquisition	—	—	—	—	9	(100)
Shares purchased for delivery upon exercise of options and share rights (net of tax)	—	(3)	100	(3)	(9)	67
Disposal/(acquisition) of treasury shares	(2)	—	—	(2)	(26)	92
Acquisition of RSP treasury shares	—	—	—	—	(11)	100
Balance as at period end	24,496	24,226	1	24,496	23,496	4
Available-for-sale securities reserve
Balance as at beginning of period	143	66	117	66	28	136
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	(4)	96	(104)	92	33	179
Exchange differences	(5)	7	(171)	2	2	—
Income tax effect	(5)	(26)	81	(31)	(10)	large
Transferred to income statements	(1)	—	—	(1)	18	(106)
Income tax effect	3	—	—	3	(5)	160
Balance as at period end	131	143	(8)	131	66	98
Share based payment reserve
Balance as at beginning of period	492	420	17	420	346	21
Current period movement due to transactions with employees	48	72	(33)	120	74	62
Balance as at period end	540	492	10	540	420	29
Cash flow hedging reserve
Balance as at beginning of period	(504)	(371)	(36)	(371)	(61)	large
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	82	(186)	144	(104)	(435)	76
Income tax effect	(20)	55	(136)	35	134	(74)
Transferred to income statements	1	(3)	133	(2)	(11)	82
Income tax effect	—	1	(100)	1	2	(50)
Balance as at period end	(441)	(504)	13	(441)	(371)	(19)
Foreign currency translation reserve
Balance as at beginning of period	(233)	(171)	(36)	(171)	(57)	(200)
Current period movement due to changes in other comprehensive income:
Foreign currency translation adjustment	(51)	(71)	28	(122)	(121)	(1)
Tax on foreign currency translation adjustment	(3)	9	(133)	6	7	(14)
Balance as at period end	(287)	(233)	(23)	(287)	(171)	(68)
Total reserves	(57)	(102)	44	(57)	(56)	(2)
Retained profits
Balance as at beginning of period	12,353	11,197	10	11,197	10,698	5
Current period movement due to changes in comprehensive income:
Actuarial gains/(losses) on defined benefit obligations (net of tax)	(142)	43	large	(99)	41	large
Profit attributable to owners of Westpac Banking Corporation	3,471	2,875	21	6,346	3,446	84
Transactions with owners:
Final dividend	—	(1,762)	100	(1,762)	(1,362)	(29)
Interim dividend	(1,932)	—	—	(1,932)	(1,626)	(19)
Balance as at period end	13,750	12,353	11	13,750	11,197	23
Total comprehensive income attributable to non-controlling interests	34	32	6	66	71	(7)
Total comprehensive income attributable to owners of Westpac Banking Corporation	3,331	2,793	19	6,124	3,099	98
Total comprehensive income for the period	3,365	2,825	19	6,190	3,170	95

Reported Financial Information (continued)

6.6       Notes to Full Year 2010 Reported Financial Information

Note 1.   Basis of preparation of financial information

The accounting policies and methods of computation adopted in the financial year were in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), Australian accounting standards (A-IFRS), other authoritative pronouncements of the Australian Accounting Standards Board, Urgent Issue Group Interpretations and the Corporations Act 2001. Westpac’s financial statements also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board. Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated.

Reported Financial Information (continued)

Note 2. Average balance sheet and interest rates

	Full Year			Full Year
	30 September 2010			30 September 2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,792	234	2.4%	12,836	290	2.3%
Trading securities	46,189	2,035	4.4%	47,215	2,149	4.6%
Available-for-sale securities	6,315	368	5.8%	1,686	118	7.0%
Other financial assets designated at fair value	1,333	64	4.8%	1,219	43	3.5%
Regulatory deposits	1,363	4	0.3%	868	17	2.0%
Loans and other receivables	469,999	31,446	6.7%	426,845	27,874	6.5%
Total interest earning assets and interest income(1)	534,991	34,151	6.4%	490,669	30,491	6.2%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,097			1,188
Life insurance assets	12,257			11,374
All other assets(2)	59,332			74,600
Total non-interest earning assets	72,686			87,162
Total assets	607,677			577,831

	Full Year			Full Year
	30 September 2010			30 September 2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	322,540	12,550	3.9%	302,194	11,382	3.8%
Payables due to other financial institutions	7,949	151	1.9%	13,940	365	2.6%
Loan capital	10,266	545	5.3%	11,565	582	5.0%
Other interest bearing liabilities(3)	161,213	9,063	5.6%	138,143	6,471	4.7%
Total interest bearing liabilities and interest expense	501,968	22,309	4.4%	465,842	18,800	4.0%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	14,668			13,036
Life insurance policy liabilities	11,503			10,775
All other liabilities(4)	41,190			54,255
Total non-interest bearing liabilities	67,361			78,066
Total liabilities	569,329			543,908
Shareholders’ equity	36,434			32,008
Non-controlling interests	1,914			1,915
Total equity	38,348			33,923
Total liabilities and equity	607,677			577,831

(1)       Total interest income presented in the average balance sheet includes a tax equivalent gross up of $22 million for Second Half 2009 and $23 million for First Half 2009 ($45 million benefit interest income).

(2)       Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and deferred tax assets.

(3)       Includes net impact of Group Treasury balance sheet management activities.

(4)       Includes provisions for current and deferred income tax and derivative financial instruments.

Reported Financial Information (continued)

Note 2. Average balance sheet and interest rates (continued)

	Full Year			Full Year
	30 September 2010			30 September 2009
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	419,148	28,208	6.7%	373,855	24,012	6.4%
New Zealand	45,486	3,053	6.7%	46,425	3,547	7.6%
Other overseas	5,365	185	3.4%	6,565	315	4.8%

Deposits:
Australia	270,549	11,293	4.2%	254,848	9,718	3.8%
New Zealand	27,750	1,017	3.7%	28,560	1,295	4.5%
Other overseas	24,241	240	1.0%	18,786	369	2.0%

Reported Financial Information (continued)

Note 3. Net interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Interest income
Loans	16,571	14,806	12	31,377	27,772	13
Receivables due from other financial institutions	134	100	34	234	194	21
Available-for-sale securities	277	91	large	368	118	large
Regulatory deposits with central banks overseas	2	2	—	4	17	(76)
Trading securities	965	1,070	(10)	2,035	2,228	(9)
Net ineffectiveness on qualifying hedges	(3)	4	(175)	1	(9)	111
Other financial assets designated at fair value	39	25	56	64	43	49
Other	33	35	(6)	68	83	(18)
Total interest income(1)	18,018	16,133	12	34,151	30,446	12

Interest expense
Current and term deposits	(5,906)	(4,812)	(23)	(10,718)	(9,293)	(15)
Payables due to other financial institutions	(79)	(72)	(10)	(151)	(365)	59
Debt issues	(2,149)	(1,914)	(12)	(4,063)	(3,712)	(9)
Loan capital	(272)	(273)	—	(545)	(582)	6
Trading liabilities	(2,112)	(1,065)	(98)	(3,177)	(725)	large
Deposits at fair value	(987)	(845)	(17)	(1,832)	(2,089)	12
Other	(684)	(1,139)	40	(1,823)	(2,034)	10
Total interest expense	(12,189)	(10,120)	(20)	(22,309)	(18,800)	(19)
Net interest income	5,829	6,013	(3)	11,842	11,646	2

(1)       Total interest income in Note 3 is different to Note 2 because it includes a tax equivalent gross-up in total interest income for Second Half 2009 of $22 million and First Half 2009 of $23 million.

Reported Financial Information (continued)

Note 4. Non-interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Fees and commissions
Banking and credit related fees	463	456	2	919	804	14
Transaction fees and commissions received	617	655	(6)	1,272	1,600	(21)
Service and management fees	8	4	100	12	5	140
Other non-risk fee income	126	104	21	230	228	1
Total fees and commissions	1,214	1,219	—	2,433	2,637	(8)
Wealth management and insurance income
Life insurance and funds management net operating income	744	686	8	1,430	1,216	18
General insurance and Lenders mortgage insurance premiums less claims incurred	83	83	—	166	152	9
Total wealth management and insurance income	827	769	8	1,596	1,368	17
Trading income(1)
Foreign exchange income	238	224	6	462	707	(35)
Other trading securities	99	236	(58)	335	194	73
Total trading income	337	460	(27)	797	901	(12)
Other income
Dividends received	16	9	78	25	21	19
Rental income	3	3	—	6	5	20
Net gain/(loss) on ineffective hedges	—	10	(100)	10	3	large
Hedging overseas operations	12	17	(29)	29	20	45
Net gain/(loss) on derivatives held for risk management purposes(2)	23	4	large	27	54	(50)
Gain/(loss) on disposal of assets	21	25	(16)	46	(8)	large
Net gain/(loss) on financial instruments designated at fair value	12	29	(59)	41	—	—
Other	35	23	52	58	(142)	141
Total other income	122	120	2	242	(47)	large
Total non-interest income	2,500	2,568	(3)	5,068	4,859	4

(1)       Trading income primarily includes earnings from our WIB markets, Pacific Banking businesses and our Treasury foreign exchange   operations in Australia and New Zealand.

(2)       Income from derivatives held for risk management purposes primarily comprises net gains/losses on realised and unrealised hedges on New Zealand future retail earnings and net gains/losses on the hedge of our 2003 Trust Preferred Security.

Reported Financial Information (continued)

Note 5. Expense analysis

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Salaries and other staff expenses
Salaries and wages	1,523	1,529	—	3,052	2,856	(7)
Other staff expenses	427	455	6	882	834	(6)
Restructuring costs	32	24	(33)	56	116	52
Total salaries and other staff expenses	1,982	2,008	1	3,990	3,806	(5)

Equipment and occupancy expenses
Operating lease rentals	244	238	(3)	482	435	(11)
Depreciation, amortisation and impairment:
Premises	7	10	30	17	18	6
Leasehold improvements	33	29	(14)	62	52	(19)
Furniture and equipment	31	30	(3)	61	62	2
Technology	34	32	(6)	66	63	(5)
Software	166	134	(24)	300	206	(46)
Equipment repairs and maintenance	37	38	3	75	74	(1)
Electricity, water and rates	6	5	(20)	11	11	—
Land tax	3	2	(50)	5	5	—
Other	1	2	50	3	—	—
Total equipment and occupancy expenses	562	520	(8)	1,082	926	(17)

Other expenses
Amortisation of deferred expenditure	5	1	large	6	12	50
Amortisation of intangible assets	104	104	—	208	182	(14)
Impairment charges - goodwill	—	—	—	—	2	100
Non-lending losses	21	17	(24)	38	182	79
Purchased services:
Technology and information services	156	124	(26)	280	249	(12)
Legal	13	20	35	33	41	20
Other professional services	227	238	5	465	409	(14)
Credit card loyalty programmes	57	60	5	117	210	44
Stationery	42	41	(2)	83	80	(4)
Postage and freight	72	67	(7)	139	123	(13)
Outsourcing costs	251	275	9	526	514	(2)
Insurance	12	9	(33)	21	19	(11)
Advertising	83	79	(5)	162	155	(5)
Training	19	10	(90)	29	22	(32)
Travel	38	35	(9)	73	63	(16)
Other expenses	80	84	5	164	176	7
Total other expenses	1,180	1,164	(1)	2,344	2,439	4
Total	3,724	3,692	(1)	7,416	7,171	(3)

Reported Financial Information (continued)

Note 6. Deferred expenses and capitalised software

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Capitalised software	832	634	629	31	32
Deferred acquisition costs	177	180	126	(2)	40
Other	12	20	13	(40)	(8)

Note 7. Income tax

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
The income tax expense for the year is reconciled to the profit before income tax as follows
Profit before income tax expense	4,028	4,010	—	8,038	6,096	(32)
Prima facie income tax based on the Australian company tax rate of 30%	1,208	1,203	—	2,411	1,829	(32)
The effect of amounts which are not deductible (assessable) in calculating taxable income
Change in tax rate	6	—	—	6	—	—
Rebateable and exempt dividends	—	(5)	100	(5)	(19)	74
Tax losses not previously recognised now brought to account	—	—	—	—	(5)	100
Life insurance:
Tax adjustment on policy holders earnings(1)	(3)	(5)	40	(8)	5	large
Adjustment for life business tax rates	(10)	1	large	(9)	(1)	large
Other non-assessable items	(12)	(14)	14	(26)	(24)	(8)
Other non-deductible items	23	13	77	36	68	(47)
Adjustment for overseas tax rates	(1)	2	(150)	1	(16)	106
Income tax (over)/under provided in prior years	(7)	3	large	(4)	19	(121)
Other items(2)	(681)	(95)	large	(776)	723	large
Total income tax expense in the income statement	523	1,103	(53)	1,626	2,579	(37)
Average effective income tax rate	13.0%	27.5%	large	20.2%	42.3%	large
Tax equivalent gross up(3)	—	—	—	—	45	(100)
Effective tax rate (excluding life company)	13.1%	27.6%	large	20.3%	42.2%	large
Effective tax rate (including gross up)	13.0%	27.5%	large	20.2%	42.7%	large
Effective tax rate (including gross up and excluding life company accounting)	13.1%	27.6%	large	20.3%	42.7%	large

(1)       In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Contracts, our tax expense for Full Year 2010 includes a $12 million tax credit on policyholders’ investment earnings ($5 million tax credit for Second Half 2010 and $7 million tax credit for First Half 2010, $7 million tax debit for Full Year 2009) of which $4 million is a prima facie tax benefit, ($2 million prima facie tax benefit for Second Half 2010 and $2 million prima facie tax benefit for First Half 2010, $2 million is a prima facie tax expense for Full year 2009) and the balance of $8 million ($3 million for Second Half 2010 and $5 million for First Half 2010) is shown here.

(2)       This includes the adjustment due to the consolidation of St.George for tax purposes and the provision raised in relation to structured finance transactions.

(3)       The tax equivalent gross up represents the benefit in respect of certain financing transactions entered into by the Structured Finance business. The gross-up has been discontinued in First Half 2010 reflecting the immaterial nature of the balance as the Group continues to run-down the related assets.

Reported Financial Information (continued)

Note 8. Dividends

	Half Year Sept 10	Half Year March 10	Full Year Sept 10	Full Year Sept 09
Ordinary dividend (cents per share)
Interim (fully franked)	—	65	65	56
Final (fully franked) - determined dividend	74	—	74	60
	74	65	139	116
Total dividends paid ($m)
Ordinary dividends paid	1,932	1,762	3,694	2,988
	1,932	1,762	3,694	2,988

Ordinary dividend payout ratio	63.4%	66.7%	64.9%	92.6%

The Group operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. As noted in Section 4.5, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2010 final dividend only. Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must complete and return a DRP election form to Westpac’s share registry by 5.00pm (Sydney time) on 12 November 2010.

Reported Financial Information (continued)

Note 9. Earnings per ordinary share

			% Mov’t			% Mov’t
	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Earnings per ordinary share (cents)
Basic	116.7	97.5	20	214.2	125.3	71
Fully diluted(1)	112.8	95.0	19	207.1	123.2	68
Weighted average number of fully paid ordinary shares (millions)
Basic	2,971	2,947	1	2,960	2,747	8
Fully diluted	3,131	3,086	1	3,120	2,879	8

	Half Year Sept 10	Half Year March 10	Full Year Sept 10	Full Year Sept 09
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	2,976	2,941	2,941	1,895
Number of shares issued for St.George Merger	—	—	—	743
Number of shares issued under the Dividend Reinvestment Plan (DRP)	12	29	41	59
Number of shares issued under Underwritten DRP	—	—	—	54
Number of shares issued under the Employee Share Plan (ESP)	—	1	1	1
Number of shares issued under option and share right schemes	1	5	6	4
Number of shares issued under Share Purchase Plan	—	—	—	28
Number of shares issued relating to acquisition of Hastings FML	—	—	—	1
Number of shares issued relating to Institutional Placement	—	—	—	156
Closing balance	2,989	2,976	2,989	2,941

(1)

On 31 March 2009 Westpac issued 9,083,278 Stapled Preferred Securities (Westpac SPS II) at $100 each, each consisting of a perpetual, unsecured, non-cumulative subordinated note, stapled to a preference share. As the Westpac SPS II will convert into ordinary shares in certain circumstances, any dilutive impact must be considered.

Reported Financial Information (continued)

Note 9. Earnings per ordinary share (continued)

	Half Year		Half Year		Full Year		Full Year
	30 Sept 2010		31 March 2010		30 Sept 2010		30 Sept 2009
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit	3,505	3,505	2,907	2,907	6,412	6,412	3,517	3,517
Net profit attributable to non-controlling interests	(34)	(34)	(32)	(32)	(66)	(66)	(71)	(71)
Distribution on RSP treasury shares(1)	(3)	—	(3)	—	(6)	—	(5)	—
2004 TPS distributions	—	9	—	11	—	20	—	22
Westpac SPS distributions	—	17	—	16	—	33	—	34
Westpac SPS II distributions	—	19	—	17	—	36	—	16
2007 convertible notes distributions	—	15	—	12	—	27	—	30
Earnings	3,468	3,531	2,872	2,931	6,340	6,462	3,441	3,548
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	2,983	2,983	2,960	2,960	2,972	2,972	2,758	2,758
Effect of own shares held	(12)	(12)	(13)	(13)	(12)	(12)	(11)	(11)
Potential dilutive adjustment:
Exercise of options	—	5	—	5	—	5	—	4
Conversion of 2004 TPS	—	23	—	21	—	23	—	24
Restricted share plan	—	4	—	3	—	4	—	3
Conversion of Westpac SPS	—	45	—	38	—	45	—	42
Conversion of Westpac SPS II	—	39	—	34	—	39	—	18
Conversion of 2007 convertible notes	—	44	—	38	—	44	—	41
Total weighted average number of ordinary shares	2,971	3,131	2,947	3,086	2,960	3,120	2,747	2,879
Earnings per ordinary share (cents)	116.7	112.8	97.5	95.0	214.2	207.1	125.3	123.2

(1)

While the equity granted to employees remains unvested, Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding. Despite the shares being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a portion of the profit is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

Reported Financial Information (continued)

Note 10. Loans

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Loans are classified based on the location of the lending office:
Australia
Overdrafts	3,550	3,770	3,880	(6)	(9)
Credit card outstandings	9,596	9,696	9,429	(1)	2
Overnight and at call money market loans	223	310	231	(28)	(3)
Acceptance of finance	43,672	46,149	49,103	(5)	(11)
Term loans:
Housing	251,954	241,585	221,902	4	14
Housing - line of credit	35,844	35,898	35,699	—	—
Total housing	287,798	277,483	257,601	4	12
Non-housing	78,278	81,090	81,552	(3)	(4)
Finance leases	5,029	5,301	5,468	(5)	(8)
Margin lending	3,521	3,996	3,900	(12)	(10)
Other	2,287	2,540	4,907	(10)	(53)
Total Australia	433,954	430,335	416,071	1	4

New Zealand
Overdrafts	926	1,040	1,122	(11)	(17)
Credit card outstandings	951	950	969	—	(2)
Overnight and at call money market loans	1,175	1,282	1,356	(8)	(13)
Term loans:
Housing	25,999	25,934	26,536	—	(2)
Non-housing	14,398	14,621	15,771	(2)	(9)
Other	336	345	326	(3)	3
Total New Zealand	43,785	44,172	46,080	(1)	(5)

Other Overseas
Overdrafts	159	175	183	(9)	(13)
Term loans:
Housing	959	967	969	(1)	(1)
Non-housing	3,255	3,527	4,228	(8)	(23)
Finance leases	40	38	38	5	5
Other	214	363	274	(41)	(22)
Total Other Overseas	4,627	5,070	5,692	(9)	(19)

Total loans	482,366	479,577	467,843	1	3
Provision on loans	(4,711)	(4,933)	(4,384)	5	(7)
Total net loans(1)	477,655	474,644	463,459	1	3

(1)

Total net loans include securitised loans of $11,956 million at 30 September 2010 ($14,693 million at 31 March 2010 and $14,256 million at 30 September 2009). These securitised loans exclude loans securitised to the series 2008 — 1M WST Trust and Crusade Trust No.2P of 2008, as Westpac is the sole holder of all of the notes issued by these trusts, and loans held by a warehouse trust that is funded by Westpac.

Reported Financial Information (continued)

Note 11. Provisions for impairment charges

$m	Half Year Sept 10	Half Year March 10	Full Year Sept 10	Full Year Sept 09
Collectively assessed provisions
Balance at beginning of the period	3,697	3,506	3,506	1,761
St.George provisions including merger adjustments(1)	—	—		893
New provisions raised	(36)	399	363	1,282
Write-offs	(352)	(315)	(667)	(632)
Discount unwind	140	136	276	230
Exchange rate and other adjustments	(10)	(29)	(39)	(28)
Closing balance	3,439	3,697	3,439	3,506

Individually assessed provisions
Balance at beginning of the period	1,576	1,228	1,228	413
St.George provisions including merger adjustments(1)	—	—	—	120
New individually assessed provisions	860	637	1,497	2,111
Write-backs	(217)	(136)	(353)	(106)
Write-offs	(559)	(125)	(684)	(1,291)
Discount unwind	(26)	(17)	(43)	(11)
Exchange rate and other adjustments	(12)	(11)	(23)	(8)
Closing balance	1,622	1,576	1,622	1,228
Total provisions for impairment charges on loans and credit commitments	5,061	5,273	5,061	4,734
Less: provisions for credit commitments	(350)	(340)	(350)	(350)
Total provisions for impairment charges on loans	4,711	4,933	4,711	4,384

$m	Half Year Sept 10	Half Year March 10	Full Year Sept 10	Full Year Sept 09
Reconciliation of impairment charges
New individually assessed provisions	860	637	1,497	2,111
Write-backs	(217)	(136)	(353)	(106)
Recoveries	(30)	(21)	(51)	(49)
New collectively assessed provisions	(36)	399	363	1,282
Impairment charges	577	879	1,456	3,238

(1)

The St.George impairment provisions include $587 million relating to the merger accounting adjustments ($511 million in collectively assessed provisions and $76 million in individually assessed provisions).

Reported Financial Information (continued)

Note 12. Impaired Loans

	Australia			New Zealand			Overseas			Total
	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at
$m	30 Sept 2010	31 March 2010	30 Sept 2009	30 Sept 2010	31 March 2010	30 Sept 2009	30 Sept 2010	31 March 2010	30 Sept 2009	30 Sept 2010	31 March 2010	30 Sept 2009
Non-Performing Loans:	—
Gross amount	3,456	3,247	2,975	691	578	495	93	174	56	4,240	3,999	3,526
Impairment provision	(1,359)	(1,395)	(1,139)	(281)	(190)	(145)	(37)	(71)	(24)	(1,677)	(1,656)	(1,308)
Net	2,097	1,852	1,836	410	388	350	56	103	32	2,563	2,343	2,218

Restructured loans:
Gross amount	25	64	67	—	—	—	107	5	4	132	69	71
Impairment provision	(12)	(26)	(25)	—	—	—	(20)	(1)	(1)	(32)	(27)	(26)
Net	13	38	42	—	—	—	87	4	3	100	42	45

Overdrafts, personal loans and revolving credit greater than 90 days:
Gross amount	197	206	151	15	20	21	1	1	1	213	227	173
Impairment provision	(141)	(149)	(136)	(13)	(17)	(11)	(1)	(1)	(1)	(155)	(167)	(148)
Net	56	57	15	2	3	10	—	—	—	58	60	25

Total Impaired loans:
Gross amount	3,678	3,517	3,193	706	598	516	201	180	61	4,585	4,295	3,770
Impairment provision	(1,512)	(1,570)	(1,300)	(294)	(207)	(156)	(58)	(73)	(26)	(1,864)	(1,850)	(1,482)
Net	2,166	1,947	1,893	412	391	360	143	107	35	2,721	2,445	2,288

Reported Financial Information (continued)

Note 13. Movement in gross impaired assets(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Balance as at beginning of period	4,295	3,770	3,299	14	30
St.George impaired assets including merger adjustments	—	—	12	—	(100)
New and increased	1,748	1,218	2,149	44	(19)
Write-offs	(911)	(440)	(1,550)	(107)	41
Returned to performing or repaid	(872)	(568)	(531)	(54)	(64)
Portfolio managed - new/increased/returned/repaid	352	315	392	12	(10)
Exchange rate and other adjustments	(27)	—	(1)	—	large
Balance as at period end	4,585	4,295	3,770	7	22

Note 14. Items past 90 days but well secured

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Australia
Housing products	1,086	816	705	33	54
Other products	1,857	1,418	1,013	31	83
Total Australia	2,943	2,234	1,718	32	71
New Zealand
Housing products	122	106	123	15	(1)
Other products	26	47	61	(45)	(57)
Other Overseas	52	58	24	(10)	117
Total Overseas	200	211	208	(5)	(4)
Total	3,143	2,445	1,926	29	63

Note 15. Impaired assets and provisioning ratios

	As at	As at	As at	% Mov’t		% Mov’t
	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10		Sept 09- Sept 10
Net impaired assets to equity and collectively assessed provisions	6.2%	5.8%	5.7%	(40bps	)	(50bps	)
Total impaired assets to gross loans	0.95%	0.90%	0.81%	(5bps	)	(14bps	)
Total impaired assets to equity and total provisions	10.1%	9.8%	9.1%	(30bps	)	(100bps	)
Total impairment provisions to total impaired assets	40.7%	43.1%	39.3%	(240bps	)	140bps
Total provisions to gross loans	105bps	110bps	101bps	(5bps	)	4bps
Collectively assessed provisions to performing non-housing loans(2)	196bps	201bps	182bps	(5bps	)	14bps
Collectively assessed provisions to risk weighted assets	123bps	127bps	121bps	(4bps	)	2bps
Collectively assessed provisions to credit risk weighted assets	146bps	150bps	142bps	(4bps	)	4bps
Total provisions to risk weighted assets	181bps	182bps	164bps	(1bps	)	17bps

Note 16. Delinquencies (90 days past due loans)

	As at	As at	As at	% Mov’t		% Mov’t
	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10		Sept 09- Sept 10
Mortgages	0.47%	0.40%	0.37%	(7bps	)	(10bps	)
Other personal lending	1.25%	1.34%	1.04%	9bps		(21bps	)
Total personal lending	0.51%	0.45%	0.41%	(6bps	)	(10bps	)

(1)	Movement represents a 6 month period.
(2)	Non-housing loans have been determined on a loan purpose basis.

Reported Financial Information (continued)

Note 17. Deposits

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Australia
Deposits at fair value
Certificates of deposit	36,615	41,275	45,534	(11)	(20)
Total deposits at fair value	36,615	41,275	45,534	(11)	(20)
Deposits at amortised cost
Non-interest bearing, repayable at call	12,407	11,528	10,459	8	19
Certificates of deposit	1,756	3,411	3,262	(49)	(46)
Other interest bearing:
At Call	142,255	131,945	141,321	8	1
Term	90,436	94,547	80,887	(4)	12
Total deposits at amortised cost	246,854	241,431	235,929	2	5
Total Australia	283,469	282,706	281,463	—	1

New Zealand
Deposits at fair value
Certificates of deposit	1,447	1,881	2,844	(23)	(49)
Total deposits at fair value	1,447	1,881	2,844	(23)	(49)
Deposits at amortised cost
Non-interest bearing, repayable at call	1,932	2,053	1,976	(6)	(2)
Other interest bearing:
At Call	10,039	10,157	10,629	(1)	(6)
Term	15,505	14,546	14,407	7	8
Total deposits at amortised cost	27,476	26,756	27,012	3	2
Total New Zealand	28,923	28,637	29,856	1	(3)

Other Overseas
Deposits at fair value
Certificates of deposit	15,187	16,874	10,113	(10)	50
Total deposits at fair value	15,187	16,874	10,113	(10)	50
Deposits at amortised cost
Non-interest bearing, repayable at call	406	380	381	7	7
Certificates of deposit	2,203	271	410	large	large
Other interest bearing:
At Call	2,116	2,158	2,217	(2)	(5)
Term	5,081	4,287	5,016	19	1
Total deposits at amortised cost	9,806	7,096	8,024	38	22
Total Other Overseas	24,993	23,970	18,137	4	38
Total deposits	337,385	335,313	329,456	1	2

Reported Financial Information (continued)

Note 18. Capital adequacy — Basel II

	As at	As at	As at
$m	30 Sept 2010	31 March 2010	30 Sept 2009
Tier 1 capital
Common equity
Paid up ordinary capital	24,686	24,414	23,684
Treasury shares	(118)	(117)	(117)
Equity based remuneration	540	492	449
Foreign currency translation reserves	(287)	(233)	(171)
Non-controlling interests - other	37	41	42
Retained earnings	13,750	12,353	11,197
Less retained earnings in life and general insurance, funds management and securitisation entities	(822)	(843)	(522)
Dividends provided for capital adequacy purposes	(2,212)	(1,935)	(1,765)
Estimated reinvestment under dividend reinvestment plan	597	522	582
Deferred fees	102	96	104
Total common equity	36,273	34,790	33,483
Deductions from common equity
Goodwill (excluding funds management entities)	(9,085)	(9,159)	(9,142)
Deferred tax assets	(1,697)	(1,098)	(1,388)
Goodwill in life and general insurance, funds management and securitisation entities	(1,173)	(1,181)	(1,291)
Capitalised expenditure	(549)	(594)	(578)
Capitalised software	(773)	(590)	(577)
Pension fund surpluses and deficits
Recorded in accounts	528	265	387
Actual pension fund deficits	(528)	(265)	(387)
Tangible investments in non-consolidated subsidiaries	(782)	(823)	(856)
Regulatory expected loss	(906)	(402)	(379)
General reserve for credit loss adjustments	—	—	—
Securitisation	(53)	(118)	(154)
Excess investments in non-subsidiary entities	(59)	(78)	(78)
Other Tier 1 deductions	(239)	(116)	(84)
Total deductions from common equity	(15,316)	(14,159)	(14,527)
Total common equity after deductions	20,957	20,631	18,956

Residual Tier 1 capital
Westpac SPS	1,026	1,025	1,024
Westpac SPS II	899	898	897
Trust preferred securities (2003 TPS)	1,137	1,137	1,137
Trust preferred securities (2004 TPS)	624	617	647
Trust preferred securities (2006 TPS)	755	755	755
Total residual Tier 1 capital	4,441	4,432	4,460
Net Tier 1 capital	25,398	25,063	23,416

Reported Financial Information (continued)

Note 18. Capital adequacy — Basel II (continued)

	As at	As at	As at
$m	30 Sept 2010	31 March 2010	30 Sept 2009
Tier 2 capital
Upper Tier 2 capital
Subordinated undated capital notes	404	426	443
Eligible general reserve for credit loss	71	752	720
Revaluation reserve - available-for-sale securities	59	64	27
Net upper Tier 2 capital	534	1,242	1,190
Lower Tier 2 capital
Eligible subordinated bonds, notes and debentures	6,529	6,517	7,988
Net lower Tier 2 capital	6,529	6,517	7,988
Deductions from Tier 2 capital
Tangible investments in non-consolidated subsidiaries	(782)	(823)	(856)
Regulatory expected loss	(906)	(402)	(379)
Securitisation	(53)	(118)	(154)
Excess investments in non-subsidiary entities	(59)	(78)	(78)
Total deductions from Tier 2 capital	(1,800)	(1,421)	(1,467)
Net Tier 2 capital	5,263	6,338	7,711
Total regulatory capital (Level 2 capital base)	30,661	31,401	31,127
Risk weighted assets	279,379	290,097	288,739
Core Tier 1 ratio	7.5%	7.1%	6.7%
Tier 1 capital ratio	9.1%	8.6%	8.1%
Tier 2 capital ratio	1.9%	2.2%	2.7%
Total regulatory capital ratio	11.0%	10.8%	10.8%

Reported Financial Information (continued)

Note 18. Capital adequacy — Basel II (continued)

	As at	As at	As at
$m	30 Sept 2010	31 March 2010	30 Sept 2009
Credit risk - on-balance sheet
Corporate(1)	33,037	26,326	29,907
Business lending(2)	36,178	24,911	24,314
Sovereign(3)	465	282	123
Bank(4)	878	1,231	1,551
Residential mortgages	51,164	36,219	32,980
Australian credit cards	4,638	3,721	3,489
Other retail	6,900	3,703	3,826
Small business(5)	2,559	2,670	2,969
Specialised lending: Property and project finance(6)	39,725	25,264	24,721
Securitisation(7)	2,789	3,393	3,866
Standardised	4,847	77,605	75,988
Total on-balance sheet assets - credit risk	183,180	205,325	203,734

Credit risk - off-balance sheet
Corporate(1)	25,183	20,604	22,451
Business lending(2)	7,689	4,957	4,993
Sovereign(3)	182	172	291
Bank(4)	2,814	2,368	2,272
Residential mortgages	5,372	2,555	2,333
Australian credit cards	1,455	1,196	1,210
Other retail	641	549	569
Small business(5)	457	435	387
Specialised lending: Property and project finance(6)	5,975	3,790	3,535
Securitisation(7)	1,813	2,103	2,432
Standardised	1,069	2,326	2,472
Total off-balance sheet assets - credit risk	52,650	41,055	42,945

Equity risk	1,122	996	1,331
Market risk	5,201	6,707	6,838
Operational risk(8)	19,824	22,624	21,725
Interest rate risk in the banking book	14,697	10,573	9,624
Other assets	2,705	2,817	2,542
Total risk weighted assets	279,379	290,097	288,739

(1)

Corporate — Typically includes exposure where the borrower has annual turnover greater than $50 million, and other business exposures not captured under the definitions of either Business Lending or Small Business.

(2)	Business Lending — Includes exposures where the borrower has annual turnover less than or equal to $50 million and exposure greater than $1 million.
(3)	Sovereign — Includes exposures to governments themselves and other non-commercial enterprises that are owned or controlled by them.
(4)	Bank — Includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.
(5)	Small Business — Includes exposures less than or equal to $1 million.
(6)

Specialised Lending: Property & Project Finance — Includes exposures to entities created to finance and/or operate specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

(7)

Securitisation — Exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

(8)

Operational Risk — The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.

Reported Financial Information (continued)

Note 19. Derivative financial instruments

As at 30 September 2010 $m	Notional Amount(1)	Fair Value (Asset)	Fair Value (Liability)
Held for trading
Interest rate
Futures	93,763	—	—
Forwards	156,121	54	31
Swaps	900,229	11,560	10,600
Options	25,317	135	83
Foreign exchange
Futures	—	—	—
Forwards	423,536	8,817	10,255
Swaps	256,152	12,643	12,609
Options	12,551	194	223
Commodities	3,537	240	181
Equities	802	77	25
Credit	40,518	376	389
Total held for trading derivatives	1,912,526	34,096	34,396
Fair value hedges
Interest rate
Swaps	26,147	765	560
Foreign exchange
Swaps	34,241	380	5,326
Total fair value hedging derivatives	60,388	1,145	5,886
Cash flow hedges
Interest rate
Futures	—	—	—
Swaps	88,394	622	1,108
Foreign exchange
Swaps	17,582	186	2,649
Total cash flow hedging derivatives	105,976	808	3,757
Net investment hedges
Other	2,448	53	—
Total net investment hedges	2,448	53	—
Total derivatives	2,081,338	36,102	44,039
As at 31 March 2010	1,961,310	26,482	29,830
As at 30 September 2009	1,765,359	33,187	36,478

(1)  Notional amount refers to the face value of the amount upon which cash flows are calculated.

Reported Financial Information (continued)

Note 19. Derivative financial instruments (continued)

Value at Risk (VaR) is used as the primary method for measuring and monitoring market risk exposure against Board approved limits. VaR is an estimate of the worst case loss in the value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The types of market risk arising from trading activities include interest rate, foreign exchange, commodity, equity, credit spread and volatility risks. The table below depicts the aggregate WIB Markets VaR for the last three half-years.

WIB Markets - Daily Value at Risk (VaR)(1)

$m	High	Low	Average
Six months ended 30 September 2010	8.2	3.0	5.2
Six months ended 31 March 2010	15.1	4.3	8.8
Six months ended 30 September 2009	15.0	5.9	10.6

	Half Year	Half Year	Half Year
Average $m	30 Sept 2010	31 March 2010	30 Sept 2009
Interest rate risk	3.8	8.4	10.1
Foreign exchange risk	1.6	1.6	3.2
Equity risk	0.5	0.9	1.4
Commodity risk(2)	1.9	1.1	3.6
Other market risks(3)	2.8	2.9	3.0
Diversification benefit	(5.4)	(6.1)	(10.7)
Net market risk	5.2	8.8	10.6

Treasury’s Traded Risk and Non-Traded Interest Rate Risk

$m	High	Low	Average
Six months ended 30 September 2010	36.0	18.5	25.4
Six months ended 31 March 2010	52.3	17.4	29.5
Six months ended 30 September 2009	53.1	25.3	36.0

(1)

The daily VaR presented in Note 19 above reflects a divisional view of VaR being the VaR for WIB Markets and the VaR for Treasury’s traded risk and non-traded interest rate risk. This presentation aligns with the presentation of WIB Markets and Treasury, as referred to in Sections 4.2.2 and 5.7 respectively. It varies from the presentations of VaR in Westpac’s 2009 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel II where market risk disclosures are segregated as trading and banking book. The different treatment reflects the aggregation of Treasury’s trading activities with those of WIB Markets in the trading VaR disclosure under the Basel II presentation whereas these activities are included in Treasury’s traded risks and non-traded interest rate risk in the table above.

(2)	Includes electricity risk.
(3)	Includes prepayment risk and credit spread risk (exposures to movements in generic credit rating bands).

Reported Financial Information (continued)

Note 20. Note to the cash flow statement

			% Mov’t			% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Reconciliation of net cash (used in)/provided by operating activities to net profit
Net profit	3,505	2,907	21	6,412	3,517	82
Adjustments:
Depreciation, amortisation and impairment	378	342	11	720	610	18
(Decrease)/increase in sundry provisions and other non-cash items	(256)	(500)	49	(756)	435	large
Impairment charges on loans	606	900	(33)	1,506	3,287	(54)
(Decrease)/increase in derivative financial instruments	1,409	(3,827)	137	(2,418)	15,000	(116)
(Increase)/decrease in trading assets	2,783	(964)	large	1,819	12,428	(85)
Increase/(decrease) in trading liabilities	(1,517)	(4,419)	66	(5,936)	(13,104)	55
(Increase)/decrease in accrued interest receivable	175	(532)	133	(357)	345	large
Increase/(decrease) in accrued interest payable	502	953	(47)	1,455	(349)	large
(Increase)/decrease in current and deferred tax	(833)	(1,144)	27	(1,977)	1,168	large
Net cash (used in)/provided by operating activities	6,752	(6,284)	large	468	23,337	(98)
Details of assets and liabilities of controlled entities and businesses acquired:
Total assets (financial and tangible) excluding cash	—	—	—	—	147,939	(100)
Identifiable intangible assets	—	—	—	—	2,493	(100)
Total liabilities	—	—	—	—	(144,845)	100
Identifiable net assets acquired	—	—	—	—	5,587	(100)
Goodwill	—	—	—	—	6,162	(100)
Shares issued	—	—	—	—	(12,116)	100
Non-controlling interests	—	—	—	—	(7)	100
Cash paid/(acquired) (net of transaction costs)	—	—	—	—	(374)	100

Reported Financial Information (continued)

Note 21. Other group investments

The group had a significant non-controlling shareholding in the following entities as at 30 September 2010:

	Country where	Beneficial
	Business is	Interest
	Carried on	%	Nature of Business
Alleron Investment Management Limited	Australia	39.7	Funds management
Angusknight Pty Limited	Australia	27.8	Employment and training
Arkx Investment Management Pty Limited	Australia	30.0	Investment company
Above The Index Asset Management Pty Limited	Australia	37.2	Funds management
Boyd Cook Cove Unit Trust	Australia	50.0	Investment fund
Cardlink Services Limited	Australia	25.0	Card clearing system
Cards NZ Limited	New Zealand	15.0	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	Cash logistics
Continuum Capital Management Limited	Australia	45.0	Funds management
Cook Cove Investment Pty Limited	Australia	50.0	Investment company
Cook Cove Investment Trust	Australia	50.0	Investment fund
Cook Cove Pty Limited and its controlled entities	Australia	50.0	Investment company
CV Services Group Pty Limited	Australia	26.9	Investment company
Direct Portfolio Group Limited	Australia	50.0	Holding company
H3 Global Advisors Pty Limited	Australia	45.0	Funds management
Helix Partners Limited	Australia	46.0	Funds management
Mondex Australia Pty Limited	Australia	25.0	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	Smart card operations
Paymark Limited	New Zealand	25.0	Electronic payments processing
Quadrant Capital Fund No. 2	Australia	26.7	Investment fund
Regal Funds Management Pty Limited	Australia	30.0	Funds management
Rhodes Contracting Pty Limited	Australia	25.5	Services to mining
Ronin Consolidated Holdings Pty Limited (in voluntary liquidation)	Australia	25.0	Property funds management
St Hilliers Enhanced Property Fund No.2	Australia	15.0	Property funds fund
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	Intellectual property
Vipro Pty Limited	Australia	33.3	Voucher processing
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	Corporate trustee
Westpac Essential Service Trust I and II and their controlled and non-controlled entities	Australia	36.8	Asset management
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	Corporate trustee

The total carrying amount of the Group’s significant non-controlling shareholding was $124 million (2009 $179 million).

During the 2010 financial year the Group acquired a non-controlling interest in the following entities:

•                  Alleron Investment Management Limited;

•                  Arkx Investment Management Pty Limited;

•                  Above The Index Asset Management Limited;

•                  Continuum Capital Management Limited;

•                  Direct Portfolio Group Limited;

•                  H3 Global Advisors Pty limited;

•                  Helix Partners Limited; and

•                  Regal Funds Management Pty Limited.

Reported Financial Information (continued)

During the 2010 financial year the Group’s interests in the following investments changed:

•	Alleron Investment Management Limited (from 46.7% to 39.7% in June 2010);
•	Cardlink Services Limited (from 22.3% to 25% in September 2010);
•	Continuum Capital Management Limited (from 50% to 45% in December 2009);
•	Direct Portfolio Group (from 42.2% to 50% in November 2009);
•	Helix Partners Limited (from 40% to 46% in January 2010); and
•	Rhodes Contacting Pty Limited (from 17.2% to 25.5% in February 2010).

During the 2010 financial year the Group’s interests in the following investments were disposed of or ceased to be significant:

•	First Samuel Limited	(acquired October 2009, disposed May 2010)
•	Franklyn Scholar	(disposed September 2010)
•	Isomer Structure Investment Vehicle I	(disposed December 2009)
•	North Queensland Airports No. 1 (Mackay) Trust and its controlled entities	(disposed 13 January 2010)
•	North Queensland Airports No. 2 (Mackay) Trust and its controlled entities	(disposed 13 January 2010)
•	Resco Services Pty Limited	(ceased February 2010)
•	St Hilliers Enhanced Property Fund No. 1	(terminated 28 February 2010)

During the 2010 financial year the following investment changed its name:

•	Electronic Transaction Services Limited to Paymark Limited.

In terms of the contribution to the results of the Group, the above investments are not material either individually or in aggregate.

The following controlled entities were incorporated, formed or acquired during the financial year ended 30 September 2010:

•	Ascalon Captial Managers Limited and its controlled entity	Acquired	13 November 2009
TPC Services Australia Pty Limited
•	Hastings Investment LLC	Created	5 May 2010
•	Hastings Investment Capital, LP	Created	5 May 2010
•	Series 2009-1 WST Trust	Created	16 December 2009
•	Number 120 Limited	Incorporated	11 February 2010

The following controlled entities ceased to be controlled or were disposed of during the financial year:

•	1925 House Limited	Deregistered	16 December 2009
•	1925 (Insurance Premium Funding) Pty Limited	Deregistered	15 March 2010
•	1925 (Properties) Pty Limited	Deregistered	24 February 2010
•	A.C.N 001 231 027 Pty Ltd	Deregistered	1 June 2010
•	Advance Leasing Limited	Deregistered	6 September 2010
•	A.F.G. Insurances Limited	Ceased	30 September 2010
•	AGRI Private Capital Management Limited	Struck off	30 March 2010

Reported Financial Information (continued)

•	Armour Securitisation Pty Limited	Deregistered	4 November 2010
•	Brenmar Holdings Pty Limited	Deregistered	30 June 2010
•	Castlereagh Pacific Investments Pty Limited	Deregistered	6 September 2010
•	Challenge Funds Management Pty Limited	Deregistered	23 September 2010
•	Challenge Information Technology Pty Limited	Deregistered	15 March 2010
•	Colmso Pty Limited	Deregistered	8 March 2010
•	Colmtea Pty Limited	Deregistered	11 February 2010
•	Como Properties Pty Limited	Deregistered	1 August 2010
•	Comserv (No. 3011) Pty Limited	Deregistered	28 July 2010
•	Developmental Learning Centres Pty Limited	Sold	30 October 2009
•	Hargrave Investments Pty Limited	Deregistered	26 April 2010
•	Jacaranda Trust	Terminated	30 September 2010
•	Minami Investments Pty Limited	Deregistered	29 August 2010
•	PersonalDirect Limited	Deregistered	8 March 2010
•	Secure Australian Facilities Environment Partnership Pty Limited	Deregistered	27 June 2010
•	St.George Bank Limited	Deregistered	1 March 2010
•	St.George Bank Employee Share Trust	Terminated	1 April 2010
•	St.George Commercial Credit Corporation Limited	Deregistered	25 November 2009
•	St.George Crusade Investment Pty Limited	Deregistered	19 April 2010
•	St.George Dragon Investment Pty Limited	Deregistered	24 February 2010
•	St.George Financial Investments New Zealand Limited	Struck off	10 September 2010
•	St.George Management Services Pty Limited	Deregistered	15 November 2009
•	The Exchange Plaza Trust	Terminated	14 July 2010
•	The Swan Trust	Terminated	4 August 2010
•	Victor Finance Pty Limited	Deregistered	2 September 2010
•	Victor Funding Pty Limited	Deregistered	23 September 2010
•	Votraint No.1182 Pty Limited	Deregistered	4 July 2010
•	VS&L Insurance Agency Pty Limited	Deregistered	30 December 2009
•	VS&L Services Pty Limited	Deregistered	21 October 2009
•	Waratah Receivables Corporation (NZ) Limited	Struck off	23 October 2009
•	Westpac Funds Management Limited	Sold	30 September 2010
•	Westpac Funds Management Administration Pty Limited	Sold	30 September 2010
•	Westpac Information Technology Services Pty Limited	Deregistered	25 November 2009
•	Westpac Leasing Nominees Pty Limited	Deregistered	11 November 2009
•	Westpac Properties —Vic- Limited	Deregistered	5 April 2010
•	Westpac Property Investments Pty Limited	Deregistered	25 November 2009
•	Westpac Resources and Infrastructure Pty Limited	Deregistered	1 November 2009
•	Westpac Training Services Pty Limited	Deregistered	11 November 2009
•	Wollemi 2005-1 Trust	Terminated	30 September 2010
•	WST — NZ Warehouse Trust #1	Terminated	29 January 2010

Reported Financial Information (continued)

The following controlled entities changed their name during the year ended 30 September 2010:

•	BT Investment Management No. 3 Limited
	to Westpac RE Limited	24 March 2010

During the financial year, the following entities changed their ownership:

•	Westpac Funds Financing Holdco Pty Limited	24 February 2010
•	Westpac Investment Vehicle No.3 Pty Limited	1 September 2010

The following controlled entities have been liquidated during the financial year but not removed from New Zealand companies register:

•	BLE Capital (NZ) Limited
•	Tasman Funding No. 1 Limited
•	Tasman Funding No. 2 Limited
•	PF No. 2
•	Westpac NZ Funding Limited

The following entities were amalgamated into Westpac Holdings-NZ-Limited in accordance with the New Zealand Companies Act 1993:

•	Augusta (1962) Limited	22 September 2010
•	TBNZ Limited	24 September 2010
•	TBNZ Capital Limited	24 September 2010
•	TBNZ Developments Limited	24 September 2010
•	TBNZ Equity Limited	24 September 2010
•	TBNZ Investments Limited	24 September 2010
•	Westpac Finance Limited	22 September 2010
•	WestpacTrust Securities-NZ-Limited	22 September 2010

The following entities were amalgamated into Westpac Capital-NZ-Limited in accordance with the New Zealand Companies Act 1993:

•	Westpac Financial Synergy Limited	24 September 2010
•	Westpac Lease Discounting-NZ-Limited	24 September 2010
•	Westpac Overseas Investments Limited	24 September 2010
•	Westpac Operations Integrated Limited	24 September 2010

Reported Financial Information (continued)

Note 22. Funding view of the balance sheet

	As at 30 September 2010
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	1,001	—	—	3,463	—	4,464
Receivables due from other financial institutions	2,227	—	—	2,382	7,979	12,588
Trading securities, financial assets and available-for-sale securities	43,823	—	—	—	11,776	55,599
Derivative financial instruments	—	—	—	—	36,102	36,102
Loans	35,056	—	—	442,599	—	477,655
Life insurance assets	—	—	—	—	12,310	12,310
Goodwill and other intangibles	—	—	—	11,504	—	11,504
Fixed assets	—	—	—	1,010	—	1,010
Other assets	—	—	—	—	7,045	7,045
Total assets	82,107	—	—	460,958	75,212	618,277

Liabilities
Payables due to other financial institutions	—	—	5,448	—	3,450	8,898
Deposits	—	—	—	—	—
At call	—	169,155	—	—	—	169,155
Term deposits	—	111,022	—	—	—	111,022
Medium term deposit notes	—	—	1,977	—	—	1,977
Certificates of deposit	—	—	55,231	—	—	55,231
Derivative financial instruments	—	—	—	—	44,039	44,039
Trading liabilities and other financial liabilities designated at fair value	31	—	—	—	4,819	4,850
Acceptances	—	—	635	—	—	635
Debt issues	—	—	150,336	—	—	150,336
Life insurance liabilities	—	—	—	—	11,560	11,560
Other liabilities	—	—	—	—	10,824	10,824
Loan capital	—	—	9,632	—	—	9,632
Total liabilities	31	280,177	223,259	—	74,692	578,159
Total equity	—	—	1,929	38,786	(597)	40,118
Total net	82,076	(280,177)	(225,188)	422,172	1,117	—

Reported Financial Information (continued)

Note 22. Funding view of the balance sheet (continued)

	As at 31 March 2010
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	677	—	—	3,642	—	4,319
Receivables due from other financial institutions	2,343	—	—	2,637	4,662	9,642
Trading securities, financial assets and available-for-sale securities	42,069	—	—	—	11,951	54,020
Derivative financial instruments	—	—	—	—	26,482	26,482
Loans	34,324	—	—	440,320	—	474,644
Life insurance assets	—	—	—	—	12,393	12,393
Goodwill and other intangibles	—	—	—	11,420	—	11,420
Fixed assets	—	—	—	881	—	881
Other assets	319	—	—	—	6,655	6,974
Total assets	79,732	—	—	458,900	62,143	600,775

Liabilities
Payables due to other financial institutions	—	—	4,577	—	3,722	8,299
Deposits
At call	—	158,221	—	—	—	158,221
Term deposits	—	113,381	—	—	—	113,381
Medium term deposit notes	—	—	—	—	—	—
Certificates of deposit	—	—	63,711	—	—	63,711
Derivative financial instruments	—	—	—	—	29,830	29,830
Trading liabilities and other financial liabilities designated at fair value	—	—	—	—	6,362	6,362
Acceptances	—	—	1,082	—	—	1,082
Debt issues	—	—	150,592	—	—	150,592
Life insurance liabilities	—	—	—	—	11,761	11,761
Other liabilities	—	—	—	—	9,435	9,435
Loan capital	—	—	9,691	—	—	9,691
Total liabilities	—	271,602	229,653	—	61,110	562,365
Total equity	—	—	1,933	37,071	(594)	38,410
Total net	79,732	(271,602)	(231,586)	421,829	1,627	—

Reported Financial Information (continued)

Note 22. Funding view of the balance sheet (continued)

	As at 30 September 2009
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	356	—	—	2,916	—	3,272
Receivables due from other financial institutions	2,286	—	—	2,358	5,330	9,974
Trading securities, financial assets and available-for-sale securities	35,734	—	—	—	12,073	47,807
Derivative financial instruments	—	—	—	—	33,187	33,187
Loans	40,138	—	—	423,321	—	463,459
Life insurance assets	—	—	—	—	12,384	12,384
Goodwill and other intangibles	—	—	—	11,541	—	11,541
Fixed assets	—	—	—	888	—	888
Other assets	93	—	—	—	6,982	7,075
Total assets	78,607	—	—	441,024	69,956	589,587

Liabilities
Payables due to other financial institutions	—	—	4,959	—	4,276	9,235
Deposits
At call	—	166,983	—	—	—	166,983
Term deposits	—	100,310	—	—	—	100,310
Medium term deposit notes	—	—	170	—	—	170
Certificates of deposit	—	—	61,993	—	—	61,993
Derivative financial instruments	—	—	—	—	36,478	36,478
Trading liabilities and other financial liabilities designated at fair value	4,951	—	—	—	5,897	10,848
Acceptances	—	—	1,671	—	—	1,671
Debt issues	—	—	131,353	—	—	131,353
Life insurance liabilities	—	—	—	—	11,737	11,737
Other liabilities	—	—	—	—	11,100	11,100
Loan capital	—	—	11,138	—	—	11,138
Total liabilities	4,951	267,293	211,284	—	69,488	553,016
Total equity	—	—	1,934	35,074	(437)	36,571
Total net	73,656	(267,293)	(213,218)	405,950	905	—

Reported Financial Information (continued)

Note 23. Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

Westpac is aware from reports in the media and other public statements that class action proceedings relating to exception fees have been commenced against one Australian bank, and may be commenced against other Australian banks. At this stage no such proceedings have been commenced against Westpac.

On 23 December 2009, Westpac reached a settlement with the New Zealand Commissioner of Inland Revenue (CIR) of the previously reported proceedings relating to nine structured finance transactions undertaken between 1998 and 2002. Under the settlement, Westpac agreed to pay the CIR 80% of the full amount of primary tax and interest and with no imposition of penalties. All proceedings have been discontinued and the other terms of the settlement are subject to confidentiality.

Westpac provided in full for the primary tax and interest claimed by the CIR as part of its 2009 result, and consequently there has been a write back through income tax expense in the year ended 30 September 2010.

Westpac was one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. Judgment was delivered on 28 October 2008 and final orders were handed down on 30 April 2009. Westpac, along with the other defendant banks, was found liable to repay its share of the monies received from the Bell Group plus interest. Westpac is entitled to prove in the liquidation of the Bell Group but the amount of its recovery, although anticipated to be considerable, is uncertain at this stage. Before allowance is made for recoveries of money in the liquidation, Westpac’s liability was approximately $188 million after taking into account its arrangements with the other banks. As a result of the judgment, Westpac paid this amount into court. The banks have appealed the decision. No further information is disclosed due to the sensitive nature of this matter.

Note 24. Events subsequent to balance date

No matter or circumstance has arisen since the year ended 30 September 2010 which is not otherwise dealt with in this report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

Note 25. Merger with St.George Bank Limited

Details of the purchase consideration are set out below:(1)

$m
Fair value of 743 million Westpac ordinary shares issued in exchange for St.George ordinary shares(1)	12,116
Fair value of Westpac restricted and unrestricted shares issued to St.George employees in exchange for existing share based instruments held by them	4
Direct costs relating to the merger	45
Total purchase consideration	12,165

(1)  Excluding the fair value of $3 million of shares issued to an employee share trust controlled by St.George.

Reported Financial Information (continued)

Note 25. Merger with St.George Bank Limited (continued)

Details of the fair value of the identifiable assets and liabilities acquired and goodwill at 17 November 2008 are set out below:

	Pre-acquisition	Recognised
	carrying	values on
$m	amount	acquisition(1)
Assets
Cash and balances with central banks	423	423
Receivables due from other financial institutions	10,357	10,357
Derivative financial instruments	7,155	7,155
Trading securities	6,702	6,702
Available-for-sale securities	2,410	2,250
Loans	120,889	120,192
Life insurance assets	59	59
Goodwill (pre merger)	1,186	—
Intangible assets excluding goodwill:
Core deposit intangible	—	1,494
Brand names	—	636
Distribution relationships financial planners	—	191
Customer relationships credit cards	—	89
Software	190	83
Property, plant and equipment	337	321
Current tax assets	63	63
Deferred tax assets	249	—
Other assets	851	840
Total assets	150,871	150,855

Liabilities
Payables due to other financial institutions	5,756	5,756
Deposits at amortised cost	84,540	84,754
Derivative financial instruments	3,322	3,314
Other trading liabilities and other financial liabilities designated at fair value	6,829	6,838
Debt issues	35,287	34,579
Acceptances	3,009	3,009
Deferred tax liabilities	—	124
Life insurance policy liabilities	38	38
Provision for distributions on ordinary shares and hybrids	718	718
Other provisions	291	298
Other liabilities	1,471	1,653
Total liabilities (excluding loan capital)	141,261	141,081

Loan capital
Subordinated bonds, notes and debentures(2)	3,397	3,764
Total loan capital	3,397	3,764

Total liabilities and loan capital	144,658	144,845

Net Assets	6,213	6,010

Non-controlling interests		(7)
Net identifiable assets and liabilities attributable to Westpac Banking Corporation		6,003
Goodwill		6,162

(1)	Amounts presented in the table above differ to the 31 March 2009 Interim Results as the disclosure at that time was provisional.
(2)

In addition to the fair value of St.George loan capital, the recognised value on acquisition also includes the reclassification of St.George SAINTS ($350 million) and SPS ($150 million) hybrid instruments that were previously included as part of St.George’s shareholders’ equity.

Reported Financial Information (continued)

6.7          Statement in Relation to the Audit of the Financial Statements

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2010 Financial Report and has issued an unqualified audit report. A copy of their report is available with the Annual Financial Report. This Full Year 2010 Results Announcement has not been subject to audit by PricewaterhouseCoopers. The preceding financial information contained in Section 6 “Full Year 2010 Reported Financial Information” includes financial information extracted from the audited financial statements together with financial information that has not been audited.

Dated at Sydney this 3rd day of November 2010 for and on behalf of the Board.

Rebecca Farrell

Company Secretary

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

7.1     Full Year 2010 Cash Earnings Including Comparative Pro forma Financial Information

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 1. Basis of preparation of financial information

(i)                                 General

On 1 December 2008, Westpac Banking Corporation (“Westpac”) completed its merger with St.George Bank Limited (“St.George”) by way of a scheme of arrangement (“the merger”). This merger was approved by holders of St.George ordinary shares on 13 November 2008 and subsequently approved by the Federal Court of Australia on 17 November 2008. For consolidation purposes, the transaction was effective from close of business on 17 November 2008.

To provide greater clarity of The Westpac Group’s performance compared with prior periods “Pro forma results” were  prepared in addition to our statutory disclosures.

“Pro forma results”(1) assumed that the merger was completed on 1 October 2008 and are based on aggregating Westpac and St.George’s financial results from this date. Pro forma results are presented to facilitate a more meaningful comparison of The Westpac Group’s performance for Full Year 2010 compared with Full Year 2009. The Pro forma income statement is presented on a Cash Earnings basis. The commentary on the performance of the Group in Section 4, and the performance of the divisions in Section 5, is based on the Pro forma results.

Pro forma results for Full Year 2010, Second Half 2010 and First Half 2010 are not required because the two entities were merged for the entire period. Similarly, balance sheets as at 30 September 2010, as at 30 September 2009 and as at 31 March 2010 are not required on a Pro forma basis.

(ii)                             Basis of preparation of Pro forma financial results

The Pro forma results for Full Year 2009, have been prepared on the basis described below.

Income statements and associated notes to the income statement

Full Year 2009 Group Cash Earnings and divisional Cash Earnings.

The Pro forma Group income statement and divisional income statements for Full Year 2009 are presented on the basis that the merger between Westpac and St. George was completed on 1 October 2008.

In calculating Cash Earnings for Full Year 2009, the difference in approach to prior periods is a consequence of the merger with St.George. Material one-off fair value impacts associated with the merger have been excluded from Cash Earnings, namely amortisation of fair value adjustments on financial instruments and the amortisation of intangible items. Fair value items that are not material in this result have been included from 18 November 2008.

Pro forma combined notes associated with the income statements, including net interest income, non-interest income and operating expenses, have been prepared on the basis set out above.

A reconciliation between the reported income statement & Pro forma Cash Earnings for Full Year 2009 is shown in Section 10.4.

(1)       All references made to Pro forma results in this document relate to Full Year 2009. These were prepared on the assumption that the St.George merger was completed on 1 October 2008 with the exception of the impact of the allocation of purchase consideration, associated fair value adjustments and accounting policy alignments, which were only incorporated from and including 18 November 2008 being the accounting consolidation date. The Pro forma results are unaudited. They are provided for illustrative purposes to facilitate comparisons of Full Year 2010 compared with Full Year 2009 and are not meant to be indicative of the results of operations that would have been achieved had the merger actually taken place at the date indicated. For additional information please refer to the Full Year 2009 Results Announcement.

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 1. Basis of preparation of financial information (continued)

Average balance sheet

•             Full Year 2009 average balance sheet

The Pro forma average balance sheet has been prepared using the same principles as the Pro forma income statement with the exception that the average balance sheet methodology for St.George has been changed, where applicable, from a monthly average approach to a daily average approach. The Pro forma average balance sheet is shown in Section 7.1 Note 3.

Earnings per share

Pro forma Cash Earnings per share for Full Year 2009, is calculated based on the Pro forma Cash Earnings result and a Pro forma weighted average number of shares. The Pro forma weighted average number of shares assumes the 742.6 million new Westpac ordinary shares issued in relation to the merger were issued on 1 October 2008.

Key metrics

Where it is considered appropriate and meaningful, key metrics for Full Year 2009 have been prepared on a Pro forma basis to provide an indication of what these key metrics may have been if the merger of Westpac and St.George had occurred on 1 October 2008.

Pro forma key metrics included in this document include:

•                  Market share and system multiples;

•                  Product spreads;

•                  Movements in impaired assets;

•                  Loan and deposit growth; and

•                  Funds under management (“FUM”) and Funds under administration (“FUA”).

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 2. Interest spread and margin analysis

				Pro forma
	Half Year Sept 10	Half Year March 10	Full Year Sept 10	Full Year Sept 09
Group
Average external interest earning assets ($m)	538,422	531,541	534,991	508,133
Net interest income ($m)	5,860	5,995	11,855	11,834
Interest spread	1.85%	2.03%	1.94%	2.12%
Benefit of net non-interest bearing liabilities and equity	0.32%	0.23%	0.28%	0.21%
Interest margin	2.17%	2.26%	2.22%	2.33%

Analysis by division

Average external interest earning assets ($m)
Westpac Retail & Business Banking	228,430	217,620	223,040	197,166
Westpac Institutional Bank	78,294	86,656	82,463	94,217
St.George Bank	124,705	123,135	123,922	112,509
New Zealand (A$)	39,260	38,373	38,818	38,332
BT Financial Group	10,817	10,152	10,486	10,139
Pacific Banking	1,984	1,903	1,944	2,152
Group Businesses	54,932	53,702	54,318	53,618
Group total	538,422	531,541	534,991	508,133
New Zealand (NZ$)	49,377	48,423	48,901	47,018

Net interest income ($m) (excluding capital benefit)(1)
Westpac Retail & Business Banking	2,380	2,397	4,777	4,588
Westpac Institutional Bank	673	715	1,388	1,347
St.George Bank	1,190	1,181	2,371	2,299
New Zealand (A$)	425	395	820	856
BT Financial Group	39	65	104	116
Pacific Banking	55	50	105	118
Group Businesses	1,098	1,192	2,290	2,510
Group total	5,860	5,995	11,855	11,834
Tax equivalent gross up(2)	—	—	—	(45)
Reported net interest income	5,860	5,995	11,855	11,789
New Zealand (NZ$)	534	499	1,033	1,051

Interest margin
Westpac Retail & Business Banking	2.08%	2.21%	2.14%	2.33%
Westpac Institutional Bank	1.71%	1.65%	1.68%	1.43%
St.George Bank	1.90%	1.92%	1.91%	2.04%
New Zealand (A$)	2.16%	2.07%	2.11%	2.24%
BT Financial Group	0.72%	1.28%	0.99%	1.14%
Pacific Banking	5.53%	5.27%	5.40%	5.48%
Group Businesses	3.99%	4.45%	4.22%	4.68%
New Zealand (NZ$)	2.16%	2.07%	2.11%	2.24%

(1)       Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac’s economic capital framework.

(2)       The tax equivalent gross-up, relating to Structured Finance transactions was discontinued in Full Year 2010 reflecting the immaterial nature of the balance as the Group continues to run-down the related assets.

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 3. Average balance sheet and interest rates

	Full Year			Pro forma Full Year
	30 September 2010			30 September 2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,792	234	2.4%	12,709	294	2.3%
Trading securities	46,189	2,035	4.4%	49,262	2,325	4.7%
Available-for-sale securities	6,315	368	5.8%	1,746	127	7.3%
Other financial assets designated at fair value	1,333	64	4.8%	1,211	43	3.6%
Regulatory deposits	1,363	4	0.3%	868	17	2.0%
Loans and other receivables	469,999	31,372	6.7%	442,337	29,097	6.6%
Total interest earning assets and interest income(1)	534,991	34,077	6.4%	508,133	31,903	6.3%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,097			1,234
Life insurance assets	12,257			11,374
All other assets(2)	59,332			76,777
Total non-interest earning assets	72,686			89,385
Total assets	607,677			597,518

	Full Year			Pro forma Full Year
	30 September 2010			30 September 2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	322,540	12,550	3.9%	312,506	12,266	3.9%
Payables due to other financial institutions	7,949	151	1.9%	14,560	385	2.6%
Loan capital	10,266	519	5.1%	12,010	593	4.9%
Other interest bearing liabilities(3)	161,213	9,002	5.6%	143,698	6,825	4.7%
Total interest bearing liabilities and interest expense	501,968	22,222	4.4%	482,774	20,069	4.2%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	14,668			13,275
Life insurance policy liabilities	11,503			10,775
All other liabilities(4)	41,190			55,290
Total non-interest bearing liabilities	67,361			79,340
Total liabilities	569,329			562,114
Shareholders’ equity	36,434			33,488
Non-controlling interests	1,914			1,916
Total equity	38,348			35,404
Total liabilities and equity	607,677			597,518

(1)       Total interest income presented in the average balance sheet includes a tax equivalent gross up of $22 million for Second Half 2009 and $23 million for First Half 2009 ($45 million benefit interest income).

(2)       Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and deferred tax assets

(3)       Includes net impact of Group Treasury balance sheet management activities.

(4)       Includes provisions for current and deferred income tax and derivative financial instruments.

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 3. Average balance sheet and interest rates (continued)

	Half Year			Half Year
	30 September 2010			31 March 2010
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	10,525	134	2.5%	9,054	100	2.2%
Trading securities	42,306	965	4.5%	50,092	1,070	4.3%
Available-for-sale securities	9,722	277	5.7%	2,889	91	6.3%
Other financial assets designated at fair value	1,352	39	5.8%	1,313	25	3.8%
Regulatory deposits	1,510	2	0.3%	1,215	2	0.4%
Loans and other receivables	473,007	16,570	7.0%	466,978	14,802	6.4%
Total interest earning assets and interest income(1)	538,422	17,987	6.7%	531,541	16,090	6.1%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,233			960
Life insurance assets	12,179			12,335
All other assets(2)	61,485			57,167
Total non-interest earning assets	74,897			70,462
Total assets	613,319			602,003

	Half Year			Half Year
	30 September 2010			31 March 2010
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	324,874	6,893	4.2%	320,193	5,657	3.5%
Payables due to other financial institutions	6,286	79	2.5%	9,621	72	1.5%
Loan capital	9,887	259	5.2%	10,648	260	4.9%
Other interest bearing liabilities(3)	162,235	4,896	6.0%	160,185	4,106	5.1%
Total interest bearing liabilities and interest expense	503,282	12,127	4.8%	500,647	10,095	4.0%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	14,979			14,357
Life insurance policy liabilities	11,486			11,520
All other liabilities(4)	44,773			37,584
Total non-interest bearing liabilities	71,238			63,461
Total liabilities	574,520			564,108
Shareholders’ equity	36,885			35,981
Non-controlling interests	1,914			1,914
Total equity	38,799			37,895
Total liabilities and equity	613,319			602,003

(1)       Total interest income presented in the average balance sheet includes a tax equivalent gross up of $22 million for Second Half 2009 and $23 million for First Half 2009 ($45 million benefit interest income).

(2)       Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and deferred tax assets.

(3)       Includes net impact of Group Treasury balance sheet management activities.

(4)       Includes provisions for current and deferred income tax and derivative financial instruments.

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 3. Average balance sheet and interest rates (continued)

	Full Year			Pro forma Full Year
	30 September 2010			30 September 2009
	Average	Average	Average	Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	419,148	28,134	6.7%	389,348	25,325	6.5%
New Zealand	45,486	3,053	6.7%	46,425	3,547	7.6%
Other overseas	5,365	185	3.4%	6,564	315	4.8%

Deposits:
Australia	270,549	11,293	4.2%	265,160	10,602	4.0%
New Zealand	27,750	1,017	3.7%	28,560	1,295	4.5%
Other overseas	24,241	240	1.0%	18,786	369	2.0%

	Half Year			Half Year
	30 September 2010			31 March 2010
	Average	Average	Average	Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	422,450	14,894	7.0%	415,830	13,240	6.4%
New Zealand	45,807	1,586	6.9%	45,164	1,467	6.5%
Other overseas	4,750	90	3.8%	5,984	95	3.2%

Deposits:
Australia	270,357	6,217	4.6%	270,740	5,076	3.8%
New Zealand	28,135	554	3.9%	27,364	463	3.4%
Other overseas	26,382	122	0.9%	22,089	118	1.1%

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 4. Net interest income (Cash Earnings basis)

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Interest income
Loans	16,535	14,767	12	31,302	28,986	8
Receivables due from other financial institutions	134	100	34	234	294	(20)
Available-for-sale securities	277	91	large	368	127	190
Regulatory deposits with central banks overseas	2	2	—	4	17	(76)
Trading securities	965	1,070	(10)	2,035	2,308	(12)
Net ineffectiveness on qualifying hedges	2	—	—	2	—	—
Other financial assets designated at fair value	39	25	56	64	43	49
Other	33	35	(6)	68	83	(18)
Total interest income(1)	17,987	16,090	12	34,077	31,858	7

Interest expense
Current and term deposits	(5,906)	(4,812)	(23)	(10,718)	(10,177)	(5)
Payables due to other financial institutions	(79)	(72)	(10)	(151)	(385)	61
Debt issues	(2,040)	(1,806)	(13)	(3,846)	(3,803)	(1)
Loan capital	(259)	(260)	—	(519)	(593)	12
Trading liabilities	(2,171)	(1,162)	(87)	(3,333)	(912)	large
Deposits at fair value	(987)	(845)	(17)	(1,832)	(2,089)	12
Other	(685)	(1,138)	40	(1,823)	(2,110)	14
Total interest expense	(12,127)	(10,095)	(20)	(22,222)	(20,069)	(11)
Net interest income (Cash Earnings basis)	5,860	5,995	(2)	11,855	11,789	1

(1)       Total interest income in Note 4 is different to Note 3 because it includes a tax equivalent gross-up in total interest income for Second Half 2009 of $22 million and First Half 2009 of $23 million.

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 5. Non-interest income (Cash Earnings basis)

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Fees and commissions
Banking and credit related fees	463	456	2	919	829	11
Transaction fees and commissions received	617	655	(6)	1,272	1,653	(23)
Service and management fees	8	4	100	12	5	140
Other non-risk fee income	126	104	21	230	228	1
Total fees and commissions	1,214	1,219	—	2,433	2,715	(10)
Wealth management and insurance income(1)
Life insurance and funds management net operating income	727	703	3	1,430	1,265	13
General insurance and Lenders mortgage insurance premiums less claims incurred	83	83	—	166	162	2
Total wealth management and insurance income	810	786	3	1,596	1,427	12
Trading income(2)
Foreign exchange	238	224	6	462	697	(34)
Other trading securities	99	236	(58)	335	317	6
Total trading income	337	460	(27)	797	1,014	(21)
Other income
Dividends received	16	9	78	25	23	9
Rental income	3	3	—	6	6	—
Hedging overseas operations	12	17	(29)	29	20	45
Net gain/(loss) on derivatives held for risk management purposes(3)	17	7	143	24	2	large
Gain/(loss) on disposal of assets	21	25	(16)	46	(8)	large
Net gain/(loss) on financial instruments designated at fair value	12	29	(59)	41	(13)	large
Other	35	23	52	58	(152)	138
Total other income	116	113	3	229	(122)	large
Total non-interest income (Cash Earnings basis)	2,477	2,578	(4)	5,055	5,034	—

(1)       Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 5 and non-interest income for BTFG is provided in Section 5.4.3.

(2)       Trading income primarily includes earnings from our WIB Markets, Pacific Banking businesses and our Treasury foreign exchange operations in Australia and New Zealand.

(3)       Income from derivatives held for risk management purposes primarily comprises net gains/losses on realised and unrealised hedges on New Zealand future retail earnings and net gains/losses on the hedge of our 2003 Trust Preferred Security.

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 6. Expense analysis (Cash Earnings basis)

			% Mov’t		Pro forma	% Mov’t
$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Salaries and other staff expenses
Salaries and wages	1,493	1,469	(2)	2,962	2,851	(4)
Other staff expenses	430	451	5	881	859	(3)
Restructuring costs	30	11	(173)	41	34	(21)
Total salaries and other staff expenses	1,953	1,931	(1)	3,884	3,744	(4)

Equipment and occupancy expenses
Operating lease rentals	232	232	—	464	447	(4)
Depreciation, amortisation and impairment:
Premises	7	10	30	17	20	15
Leasehold improvements	34	29	(17)	63	52	(21)
Furniture and equipment	31	30	(3)	61	65	6
Technology	35	32	(9)	67	65	(3)
Software	167	134	(25)	301	213	(41)
Equipment repairs and maintenance	34	38	11	72	79	9
Electricity, water and rates	7	5	(40)	12	11	(9)
Land tax	3	2	(50)	5	6	17
Other	—	1	100	1	1	—
Total equipment and occupancy expenses	550	513	(7)	1,063	959	(11)

Other expenses
Amortisation of deferred expenditure	6	1	large	7	12	42
Amortisation of intangible assets	—	—	—	—	—	—
Impairment charges - goodwill	—	—	—	—	2	100
Non-lending losses	22	17	(29)	39	61	36
Purchased services:
Technology and information services	157	124	(27)	281	248	(13)
Legal	13	20	35	33	40	18
Other professional services	215	202	(6)	417	336	(24)
Credit card loyalty programmes	57	60	5	117	210	44
Stationery	43	41	(5)	84	84	—
Postage and freight	72	67	(7)	139	126	(10)
Outsourcing costs	248	273	9	521	516	(1)
Insurance	11	9	(22)	20	21	5
Advertising	83	79	(5)	162	151	(7)
Training	19	10	(90)	29	23	(26)
Travel	35	35	—	70	64	(9)
Other expenses	50	56	11	106	143	26
Total other expenses	1,031	994	(4)	2,025	2,037	1
Total (Cash Earnings basis)	3,534	3,438	(3)	6,972	6,740	(3)

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 7. Earnings per share(1)

			% Mov’t		Pro forma	% Mov’t
	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Cash Earnings per ordinary share (cents)	98.2	99.6	(1)	197.8	163.7	21
Weighted average number of fully paid ordinary shares (millions)	2,983	2,960	1	2,972	2,856	4

	Half Year Sept 10	Half Year March 10	Full Year Sept 10	Pro forma Full Year Sept 09
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	2,976	2,941	2,941	1,895
Number of shares issued for St.George Merger	—	—	—	743
Number of shares issued under the Dividend Reinvestment Plan (DRP)	12	29	41	59
Number of shares issued under Underwritten DRP	—	—	—	54
Number of shares issued under the Employee Share Plan (ESP)	—	1	1	1
Number of shares issued under option and share right schemes	1	5	6	4
Number of shares issued under Share Purchase Plan	—	—	—	28
Number of shares issued relating to acquisition of Hastings FML	—	—	—	1
Number of shares issued relating to Institutional Placement	—	—	—	156
Closing balance	2,989	2,976	2,989	2,941

	Half Year Sept 10	Half Year March 10	Full Year Sept 10	Pro forma Full Year Sept 09
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit	2,964	2,981	5,945	4,746
Net profit attributable to non-controlling interests	(34)	(32)	(66)	(71)
Cash Earnings	2,930	2,949	5,879	4,675
Weighted average number of ordinary shares (millions)	2,983	2,960	2,972	2,856
Earnings per ordinary share (cents)	98.2	99.6	197.8	163.7

(1)       Cash Earnings used for the purpose of the Cash Earnings per share calculation is the Pro forma Cash Earnings for Full Year 2009.

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 8. Provisions for impairment charges

				Pro forma
$m	Half Year Sept 10	Half Year March 10	Full Year Sept 10	Full Year Sept 09
Collectively assessed provisions
Balance at beginning of the period	3,697	3,506	3,506	2,131
Merger adjustments(1)	—	—	—	491
New provisions raised	(36)	399	363	1,333
Write-offs	(352)	(315)	(667)	(652)
Discount unwind	140	136	276	230
Exchange rate and other adjustments	(10)	(29)	(39)	(27)
Closing balance	3,439	3,697	3,439	3,506

Individually assessed provisions
Balance at beginning of the period	1,576	1,228	1,228	458
Merger adjustments(1)	—	—	—	76
New individually assessed provisions	860	637	1,497	2,114
Write-backs	(217)	(136)	(353)	(106)
Write-offs	(559)	(125)	(684)	(1,294)
Discount unwind	(26)	(17)	(43)	(11)
Exchange rate and other adjustments	(12)	(11)	(23)	(9)
Closing balance	1,622	1,576	1,622	1,228
Total provisions for impairment charges on loans and credit commitments	5,061	5,273	5,061	4,734
Less: provisions for credit commitments	(350)	(340)	(350)	(350)
Total provisions for impairment charges on loans	4,711	4,933	4,711	4,384

				Pro forma
$m	Half Year Sept 10	Half Year March 10	Full Year Sept 10	Full Year Sept 09
Reconciliation of impairment charges
New individually assessed provisions	860	637	1,497	2,114
Write-backs	(217)	(136)	(353)	(106)
Recoveries	(30)	(21)	(51)	(49)
New collectively assessed provisions	(36)	399	363	1,333
Impairment charges	577	879	1,456	3,292

(1)       Merger adjustments include merger accounting adjustments on a Pro forma basis.

Full Year 2010 Cash Earnings Including

Comparative Pro forma Financial Information

(continued)

Note 9. Movement in gross impaired assets (1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2010	31 March 2010	30 Sept 2009	Mar 10- Sept 10	Sept 09- Sept 10
Balance as at beginning of period	4,295	3,770	3,299	14	30
Merger adjustments	—	—	12	—	(100)
New and increased	1,748	1,218	2,149	44	(19)
Write-offs	(911)	(440)	(1,550)	(107)	41
Returned to performing or repaid	(872)	(568)	(531)	(54)	(64)
Portfolio managed - new/increased/returned/repaid	352	315	392	12	(10)
Exchange rate and other adjustments	(27)	—	(1)	—	large
Balance as at period end	4,585	4,295	3,770	7	22

(1)       The merger adjustments include assets that were graded as impaired as part of the merger accounting adjustment process. Movement is based on a 6 month period.

Other Information

8.1                       Credit Ratings(1) and Exchange Rates

Rating agency	Long Term	Short Term
Fitch Ratings	AA	F1+
Moody’s Investor Services	Aa1	P -1
Standard & Poor’s	AA	A -1+

Twelve months to/as at	30 September 2010		30 September 2009
Currency	Average	Spot	Average	Spot
US$	0.9002	0.9669	0.7327	0.8800
GBP	0.5779	0.6106	0.4720	0.5482
NZ$	1.2609	1.3145	1.2266	1.2196

Six months to/as at	30 September 2010		31 March 2010		30 September 2009
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.8936	0.9669	0.9070	0.9155	0.7971	0.8800
GBP	0.5877	0.6106	0.5680	0.6073	0.4995	0.5482
NZ$	1.2598	1.3145	1.2619	1.2897	1.2482	1.2196

(1) As at 30 September 2010.

Other Information (continued)

8.2                       Disclosure Regarding Forward-Looking Statements

This Results Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Results Announcement and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. This Results Announcement uses words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

•                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements arising in response to the global financial crisis;

•                  continuing impacts and consequences of the global financial crisis, including uncertain conditions in funding, equity and asset markets;

•                  adverse asset, credit or capital market conditions;

•                  changes to our credit ratings;

•                  inflation, interest rate, exchange rate, market and monetary fluctuations;

•                  market liquidity and investor confidence;

•                  changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac conducts its operations;

•                  the effects of competition in the geographic and business areas in which Westpac conducts its operations;

•                  the ability to maintain or to increase market share and control expenses;

•                  the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•                  technological changes and risks associated with changes to our technology systems;

•                  operational  risks or environmental factors;

•                  adverse impacts on our reputation;

•                  demographic changes and changes in political, social or economic conditions in any of the major markets in which Westpac operates;

•                  stability of Australian and international financial systems and disruptions to financial markets and any losses Westpac may experience as a result; and

•                  various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to ‘Risk factors’ under the section ‘Risk and risk management’ in Westpac’s 2010 Annual Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

The Group is under no obligation, and does not intend, to update any forward-looking statements contained in this Results Announcement, whether as a result of new information, future events or otherwise, after the date of this Results Announcement.

Other Information (continued)

8.3                       Financial Calendar

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depositary Receipts in New York. Westpac Stapled Preferred Securities (Westpac SPS and Westpac SPS II) are listed on the ASX.

Important dates for shareholders to note over the following months are:

Ex-dividend date for final dividend	8 November 2010
Record date for final dividend (Sydney)(1)	12 November 2010
Record date for final dividend (New York)(2)	11 November 2010
Annual General Meeting(3)	15 December 2010
Final dividend payable	20 December 2010

Important dates for Westpac SPS and Westpac SPS II investors to note over the following months are:

Record date for December quarter distribution	24 December 2010
Payment date for December quarter distribution	31 December 2010
Record date for March quarter distribution	24 March 2011
Payment date for March quarter distribution	31 March 2011

Share Registries

Australia	New Zealand
Ordinary shares on the main register, and Westpac SPS and Westpac SPS II	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 16, Brookfields House, 19 Victoria Street West
Sydney NSW 2000 Australia	Auckland 1142 New Zealand
Postal Address: Locked Bag A6015, Sydney South NSW 1235	Postal Address: P.O. Box 91976, Auckland 1030, New Zealand
Website: www.linkmarketservices.com.au	Website: www.linkmarketservices.com
Telephone: 1800 804 255 (toll free in Australia) International: +61 2 8280 7070	Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998

New York	For further information contact:
Depositary in USA for American Depositary Receipts JP Morgan Chase Bank, N.A.	Media:
PO Box 64504	David Lording, Head of Media Relations, +61 2 8253 3510
St Paul MN 55164-0504
USA	Analysts and Investors:
Website: www.adr.com Email: jpmorgan.adr@wellsfargo.com Telephone: +1 800 990 1135 (toll free in US and Canada) International: + 1 651 453 2128	Andrew Bowden, Head of Investor Relations, +61 2 8253 4008

(1)  Final participation date for Dividend Reinvestment Plan (DRP).

(2)  Dividends will be converted to local currency at the ruling rate on the day of record.

(3)  Details regarding the date of this meeting and the business to be dealt with, will be contained in the separate Notice of Meeting sent to Shareholders in November 2010.

Segment Result

9.1           Full Year Segment Reported Results

Twelve months to 30 September 2010

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	5,132	1,776	2,668	257	957	117	935	11,842
Non-interest income	1,014	1,519	572	1,475	277	86	125	5,068
Net operating income	6,146	3,295	3,240	1,732	1,234	203	1,060	16,910
Operating expenses	(3,045)	(1,038)	(1,426)	(890)	(592)	(78)	(347)	(7,416)
Impairment charges	(589)	(123)	(511)	(12)	(276)	(1)	56	(1,456)
Profit from ordinary activities before income tax expense	2,512	2,134	1,303	830	366	124	769	8,038
Tax expense	(756)	(620)	(391)	(244)	(106)	(38)	529	(1,626)
Net profit	1,756	1,514	912	586	260	86	1,298	6,412
Net profit attributable to non-controlling interests	—	—	—	(8)	(2)	(5)	(51)	(66)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,756	1,514	912	578	258	81	1,247	6,346

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	14	14
Treasury shares	—	—	—	—	—	—	(10)	(10)
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	7	7
Ineffective hedges	—	—	—	—	—	—	(6)	(6)
Merger transaction and integration expenses	—	—	—	—	—	—	167	167
FV gain / (loss) on economic hedges	—	—	—	—	—	—	46	46
Amortisation of intangible assets(3)	—	—	129	17	—	—	—	146
Fair value amortisation of financial instruments(4)	—	—	—	—	—	—	(40)	(40)
NZ structured finance transaction	—	—	—	—	—	—	(106)	(106)
Tax consolidation adjustment(5)	—	—	—	—	—	—	(685)	(685)
Cash Earnings	1,756	1,514	1,041	595	258	81	634	5,879

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Full Year 2010 (1.2609).

(2) “Group Businesses” includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):

i)       Non-interest income $12 million debit

ii)     Tax expense $12 million credit

(3) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(4) Amortisation of fair value adjustments recognised on merger with St.George.

(5) Adjustment relating to finalisation of the Full Year 2009 and Full Year 2010 tax consolidation impact in relation to the merger with St.George.

Segment Result (continued)

9.1           Full Year Segment Reported Results (continued)

Twelve months to 30 September 2009

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	4,943	1,761	2,313	263	1,007	130	1,229	11,646
Non-interest income	1,274	1,248	589	1,285	332	123	8	4,859
Net operating income	6,217	3,009	2,902	1,548	1,339	253	1,237	16,505
Operating expenses	(2,943)	(1,011)	(1,188)	(850)	(604)	(85)	(490)	(7,171)
Impairment charges	(551)	(1,516)	(547)	(17)	(466)	(23)	(118)	(3,238)
Profit from ordinary activities before income tax expense	2,723	482	1,167	681	269	145	629	6,096
Tax expense	(815)	(143)	(350)	(208)	(73)	(36)	(954)	(2,579)
Net profit	1,908	339	817	473	196	109	(325)	3,517
Net profit attributable to non-controlling interests	—	—	—	(4)	(2)	(7)	(58)	(71)

NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	1,908	339	817	469	194	102	(383)	3,446

St.George cash earnings prior to merger	—	22	113	9	—	—	19	163

WBC cash earnings adjustments
TPS revaluations	—	—	—	—	—	—	(5)	(5)
Treasury shares	—	—	—	—	—	—	32	32
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	(7)	(7)
Ineffective hedges	—	—	—	—	—	—	4	4
Merger transaction and integration expenses	—	—	—	—	—	—	234	234
Amortisation of intangible assets(3)	—	—	113	15	—	—	—	128
Fair value amortisation of financial instruments(4)	—	—	—	—	—	—	(108)	(108)
One-off expenses(5)	—	—	—	—	—	—	85	85
NZ structured finance transaction	—	—	—	—	—	—	703	703
Pro forma cash earnings	1,908	361	1,043	493	194	102	574	4,675

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Full Year 2009 (1.2266).

(2) “Group Businesses” includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):

i)          Non-interest income $7 million credit

ii)      Tax expense $7 million debit

(3) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(4) Short-term wholesale funding and deposits is the unwind of the merger accounting adjustments associated with the fair valuing of St.George short-term wholesale funding and deposits at 17 November 2008, the date of the merger for consolidation purposes.

(5) One-off expenses reflecting a provision with respect to long standing legal proceedings where a judgment was received during the Full Year 2009.

Segment Result (continued)

9.2                                 Half Year Segment Reported Results

Six months to 30 September 2010

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	2,560	860	1,341	117	492	61	398	5,829
Non-interest income	513	708	285	751	143	46	54	2,500
Net operating income	3,073	1,568	1,626	868	635	107	452	8,329
Operating expenses	(1,524)	(519)	(732)	(456)	(298)	(39)	(156)	(3,724)
Impairment charges	(287)	(50)	(180)	(7)	(110)	3	54	(577)
Profit from ordinary activities before income tax expense	1,262	999	714	405	227	71	350	4,028
Tax expense	(379)	(292)	(210)	(116)	(68)	(21)	563	(523)
Net profit	883	707	504	289	159	50	913	3,505
Net profit attributable to non-controlling interests	—	—	—	(4)	(1)	(3)	(26)	(34)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	883	707	504	285	158	47	887	3,471

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	3	3
Treasury shares	—	—	—	—	—	—	(20)	(20)
Ineffective hedges	—	—	—	—	—	—	3	3
Merger transaction and integration expenses	—	—	—	—	—	—	61	61
FV gain / (loss) on economic hedges	—	—	—	—	—	—	29	29
Amortisation of intangible assets(3)	—	—	65	9	—	—	—	74
Fair value amortisation of financial instruments(4)	—	—	—	—	—	—	(6)	(6)
NZ structured finance transaction	—	—	—	—	—	—	—	—
Tax consolidation adjustment(5)	—	—	—	—	—	—	(685)	(685)
Cash Earnings	883	707	569	294	158	47	272	2,930

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Second Half 2010 (1.2598).

(2) “Group Businesses” includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):

i)                    Non-interest income $5 million debit

ii)                Tax expense $5 million credit

(3) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(4) Amortisation of fair value adjustments recognised on merger with St.George.

(5) Adjustment relating to finalisation of the Full Year 2009 and Full Year 2010 tax consolidation impact in relation to the merger with St.George.

Segment Result (continued)

9.2          Half Year Segment Reported Results (continued)

Six months to 31 March 2010

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	2,572	916	1,327	140	465	56	537	6,013
Non-interest income	501	811	287	724	134	40	71	2,568
Net operating income	3,073	1,727	1,614	864	599	96	608	8,581
Operating expenses	(1,521)	(519)	(694)	(434)	(294)	(39)	(191)	(3,692)
Impairment charges	(302)	(73)	(331)	(5)	(166)	(4)	2	(879)
Profit from ordinary activities before income tax expense	1,250	1,135	589	425	139	53	419	4,010
Tax expense	(377)	(328)	(181)	(128)	(38)	(17)	(34)	(1,103)
Net profit	873	807	408	297	101	36	385	2,907
Net profit attributable to non-controlling interests	—	—	—	(4)	(1)	(2)	(25)	(32)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	873	807	408	293	100	34	360	2,875

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	11	11
Treasury shares	—	—	—	—	—	—	10	10
Ineffective hedges	—	—	—	—	—	—	(9)	(9)
Merger transaction and integration expenses	—	—	—	—	—	—	106	106
FV gain / (loss) on economic hedges	—	—	—	—	—	—	24	24
Amortisation of intangible assets(3)	—	—	64	8	—	—	—	72
Fair value amortisation of financial instruments(4)	—	—	—	—	—	—	(34)	(34)
NZ structured finance transaction	—	—	—	—	—	—	(106)	(106)
Cash Earnings	873	807	472	301	100	34	362	2,949

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for First Half 2010 (1.2619).

(2) “Group Businesses” includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):

i)                     Non-interest income $7 million debit

ii)                 Tax expense $7 million credit

(3) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(4) Amortisation of fair value adjustments recognised on merger with St.George.

Segment Result (continued)

9.3          New Zealand Division Performance (A$ Equivalent to Section 5.5)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes New Zealand Life Company and BT New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. Results for Full Year 2010, Full Year 2009, Second Half 2010 and First Half 2010 have been converted into Australian dollars (A$) at the actual average exchange rates 1.2609, 1.2266, 1.2598 and 1.2619 for the respective periods.

			% Mov’t			% Mov’t
A$m	Half Year Sept 10	Half Year March 10	Mar 10- Sept 10	Full Year Sept 10	Full Year Sept 09	Sept 09- Sept 10
Net interest income	492	465	6	957	1,007	(5)
Non-interest income	143	134	7	277	332	(17)
Net operating income	635	599	6	1,234	1,339	(8)
Operating expenses	(298)	(294)	(1)	(592)	(604)	2
Core earnings	337	305	10	642	735	(13)
Impairment charges	(110)	(166)	34	(276)	(466)	41
Operating profit before tax	227	139	63	366	269	36
Tax and non-controlling interests	(69)	(39)	(77)	(108)	(75)	(44)
Net profit after tax/Cash Earnings	158	100	58	258	194	33

Economic profit	26	(28)	193	(2)	(54)	96
Expense to income ratio	46.9%	49.2%	230bps	48.0%	45.1%	(290bps)

	$bn	$bn		$bn	$bn
Deposits	23.2	23.2	—	23.2	23.6	(2)
Net loans	37.9	38.0	—	37.9	39.1	(3)
Total assets	39.0	39.1	—	39.0	40.1	(3)
Funds under management	1.7	1.7	—	1.7	1.7	—

Group Reconciliation

10.1        Group Full Year Earnings Reconciliation

Notes (refer to page 150)		1	2	3	4	5	7	4	6	7	7	4	7
		Cash earnings adjustments
Twelve months to 30 September 2010 $m	WBC Reported Results	Policy Holder Tax Recoveries	TPS Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I(1)	GG Fee FX Hedge	Amortisation of intangible assets(2)	Fair value amortisation of financial instruments	NZ Structured Finance Transaction	Hedging of MTM	Tax consolidation adjustment(3)	Cash Earnings
Net interest income	11,842	—	—	—	—	1	3	29	—	(57)	—	37	—	11,855
Fees and commissions	2,433	—	—	—	—	—	—	—	—	—	—	—	—	2,433
Wealth management and insurance income	1,596	12	—	(12)	—	—	—	—	—	—	—	—	—	1,596
Trading income	797	—	—	—	—	—	—	—	—	—	—	—	—	797
Other income	242	—	(13)	—	10	(10)	—	—	—	—	—	—	—	229
Non-interest income	5,068	12	(13)	(12)	10	(10)	—	—	—	—	—	—	—	5,055
Net operating income	16,910	12	(13)	(12)	10	(9)	3	29	—	(57)	—	37	—	16,910
Salaries and other staff expenses	(3,990)	—	—	—	—	—	106	—	—	—	—	—	—	(3,884)
Equipment and occupancy expenses	(1,082)	—	—	—	—	—	19	—	—	—	—	—	—	(1,063)
Other expenses	(2,344)	—	—	—	—	—	111	—	208	—	—	—	—	(2,025)
Operating expenses	(7,416)	—	—	—	—	—	236	—	208	—	—	—	—	(6,972)
Core earnings	9,494	12	(13)	(12)	10	(9)	239	29	208	(57)	—	37	—	9,938
Impairment charges	(1,456)	—	—	—	—	—	—	—	—	—	—	—	—	(1,456)
Operating profit before tax	8,038	12	(13)	(12)	10	(9)	239	29	208	(57)	—	37	—	8,482
Income tax expense	(1,626)	(12)	27	2	(3)	3	(72)	(9)	(62)	17	(106)	(11)	(685)	(2,537)
Net profit	6,412	—	14	(10)	7	(6)	167	20	146	(40)	(106)	26	(685)	5,945
Net profit attributable to non-controlling interests	(66)	—	—	—	—	—	—	—	—	—	—	—	—	(66)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	6,346	—	14	(10)	7	(6)	167	20	146	(40)	(106)	26	(685)	5,879
WBC Cash Earnings adjustments:
TPS revaluations	14	—	(14)	—	—	—	—	—	—	—	—	—	—	—
Treasury shares	(10)	—	—	10	—	—	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	7	—	—	—	(7)		—	—	—	—	—	—	—	—
Ineffective hedges	(6)	—	—	—	—	6	—	—	—	—	—	—	—	—
Merger transaction and integration expenses(1)	167	—	—	—	—	—	(167)	—	—	—	—	—	—	—
FV gain / (loss) on economic hedges	46	—	—	—	—	—	—	(20)	—	—	—	(26)	—	—
Amortisation of intangible assets(2)	146	—	—	—	—	—	—	—	(146)	—	—	—	—	—
Fair value amortisation of financial instruments	(40)	—	—	—	—	—	—	—	—	40	—	—	—	—
NZ structured finance transaction	(106)	—	—	—	—	—	—	—	—	—	106	—	—	—
Tax consolidation adjustment(3)	(685)	—	—	—	—	—	—	—	—	—	—	—	685	—
Cash Earnings	5,879	—	—	—	—	—	—	—	—	—	—	—	—	5,879

(1)  Transaction and integration expenses related to the merger.

(2)  Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(3)  Adjustment relating to finalisation of the Full Year 2009 and Full Year 2010 tax consolidation impact in relation to the merger with St.George.

Group Reconciliation (continued)

10.1    Group Full Year Earnings Reconciliation (continued)

Notes (refer to page 150)			1	2	3	4	5	7	6	7	7	7
			Cash earnings adjustments
Twelve months to 30 September 2009 $m	WBC Reported Results	St.George Cash Earnings prior to merger	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I(1)	Amortisation of intangible assets(2)	Fair value amortisation of financial instruments	One-off expenses(3)	NZ Structured Finance Transaction	Pro Forma Cash Earnings
Net interest income	11,646	288	—	—	—	—	9	1	—	(155)	—	—	11,789
Fees and commissions	2,637	78	—	—	—	—	—	—	—	—	—	—	2,715
Wealth management and insurance income	1,368	31	(7)	—	35	—	—	—	—	—	—	—	1,427
Trading income	901	113	—	—	—	—	—	—	—	—	—	—	1,014
Other income	(47)	(20)	—	(43)	—	(9)	(3)	—	—	—	—	—	(122)
Non-interest income	4,859	202	(7)	(43)	35	(9)	(3)	—	—	—	—	—	5,034
Net operating income	16,505	490	(7)	(43)	35	(9)	6	1	—	(155)	—	—	16,823
Salaries and other staff expenses	(3,806)	(127)	—	—	—	—	—	189	—	—	—	—	(3,744)
Equipment and occupancy expenses	(926)	(33)	—	—	—	—	—	—	—	—	—	—	(959)
Other expenses	(2,439)	(46)	—	—	—	—	—	145	182	—	121	—	(2,037)
Operating expenses	(7,171)	(206)	—	—	—	—	—	334	182	—	121	—	(6,740)
Core earnings	9,334	284	(7)	(43)	35	(9)	6	335	182	(155)	121	—	10,083
Impairment charges	(3,238)	(54)	—	—	—	—	—	—	—	—	—	—	(3,292)
Operating profit before tax	6,096	230	(7)	(43)	35	(9)	6	335	182	(155)	121	—	6,791
Income tax expense	(2,579)	(67)	7	38	(3)	2	(2)	(101)	(54)	47	(36)	703	(2,045)
Net profit	3,517	163	—	(5)	32	(7)	4	234	128	(108)	85	703	4,746
Net profit attributable to non-controlling interests	(71)	—	—	—	—	—	—	—	—	—	—	—	(71)
NET PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF WBC	3,446	163	—	(5)	32	(7)	4	234	128	(108)	85	703	4,675
St.George cash earnings prior to merger	163	(163)	—	—	—	—	—	—	—	—	—	—	—
WBC cash earnings adjustments:													—
TPS revaluations	(5)	—	—	5	—	—	—	—	—	—	—	—	—
Treasury shares	32	—	—	—	(32)	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(7)	—	—	—	—	7	—	—	—	—	—	—	—
Ineffective hedges	4	—	—	—	—	—	(4)	—	—	—	—	—	—
Merger transaction and integration expenses(1)	234	—	—	—	—	—	—	(234)	—	—	—	—	—
Amortisation of intangible assets(2)	128	—	—	—	—	—	—	—	(128)	—	—	—	—
Fair value amortisation of financial instruments	(108)	—	—	—	—	—	—	—	—	108	—	—	—
One-off expenses(3)	85	—	—	—	—	—	—	—	—	—	(85)	—	—
NZ structured finance transaction	703	—	—	—	—	—	—	—	—	—	—	(703)	—
Pro forma cash earnings	4,675	—	—	—	—	—	—	—	—	—	—	—	4,675

(1) Transaction and integration expenses related to the merger.

(2) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(3) One-off expenses reflecting a provision with respect to long standing legal proceedings where a judgment was received during the First Half 2009.

Group Reconciliation (continued)

10.2    Group Half Year Earnings Reconciliation

Notes (refer to page 150)		1	2	3	4	5	7	4	6	7	7	4	7
		Cash earnings adjustments
Six months to 30 September 2010 $m	WBC Reported Results	Policy Holder Tax Recoveries	TPS Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I(1)	GG Fee FX Hedge	Amortisation of intangible assets(2)	Fair value amortisation of financial instruments	NZ Structured Finance Transaction	Hedging of MTM	Tax consolidation adjustment(3)	Cash Earnings
Net interest income	5,829	—	—	—	—	5	2	14	—	(9)	—	19	—	5,860
Fees and commissions	1,214	—	—	—	—	—	—	—	—	—	—	—	—	1,214
Wealth management and insurance income	827	5	—	(22)	—	—	—	—	—	—	—	—	—	810
Trading income	337	—	—	—	—	—	—	—	—	—	—	—	—	337
Other income	122	—	(15)	—	9	—	—	—	—	—	—	—	—	116
Non-interest income	2,500	5	(15)	(22)	9	—	—	—	—	—	—	—	—	2,477
Net operating income	8,329	5	(15)	(22)	9	5	2	14	—	(9)	—	19	—	8,337
Salaries and other staff expenses	(1,982)	—	—	—	—	—	29	—	—	—	—	—	—	(1,953)
Equipment and occupancy expenses	(562)	—	—	—	—	—	12	—	—	—	—	—	—	(550)
Other expenses	(1,180)	—	—	—	—	—	45	—	104	—	—	—	—	(1,031)
Operating expenses	(3,724)	—	—	—	—	—	86	—	104	—	—	—	—	(3,534)
Core earnings	4,605	5	(15)	(22)	9	5	88	14	104	(9)	—	19	—	4,803
Impairment charges	(577)	—	—	—	—	—	—	—	—	—	—	—	—	(577)
Operating profit before tax	4,028	5	(15)	(22)	9	5	88	14	104	(9)	—	19	—	4,226
Income tax expense	(523)	(5)	18	2	(3)	(2)	(27)	(6)	(30)	3	—	(4)	(685)	(1,262)
Net profit	3,505	—	3	(20)	6	3	61	8	74	(6)	—	15	(685)	2,964
Net profit attributable to non-controlling interests	(34)	—	—	—	—	—	—	—	—	—	—	—	—	(34)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,471	—	3	(20)	6	3	61	8	74	(6)	—	15	(685)	2,930
WBC Cash Earnings adjustments:
TPS revaluations	3	—	(3)	—	—	—	—	—	—	—	—	—	—	—
Treasury shares	(20)	—	—	20	—	—	—	—	—	—	—	—	—	—
Ineffective hedges	3	—	—	—	—	(3)	—	—	—	—	—	—	—	—
Merger transaction and integration expenses(1)	61	—	—	—	—	—	(61)	—	—	—	—	—	—	—
FV gain / (loss) on economic hedges	29	—	—	—	(6)	—	—	(8)	—	—	—	(15)	—	—
Amortisation of intangible assets(2)	74	—	—	—	—	—	—	—	(74)	—	—	—	—	—
Fair value amortisation of financial instruments	(6)	—	—	—	—	—	—	—	—	6	—	—	—	—
NZ structured finance transaction	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Tax consolidation adjustment(3)	(685)	—	—	—	—	—	—	—	—	—	—	—	685	—
Cash Earnings	2,930	—	—	—	—	—	—	—	—	—	—	—	—	2,930

(1) Transaction and integration expenses related to the merger.

(2) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(3) Adjustment relating to finalisation of the Full Year 2009 and Full Year 2010 tax consolidation impact in relation to the merger with St.George.

Group Reconciliation (continued)

10.2                       Group Half Year Earnings Reconciliation (continued)

Notes (refer to page 150)		1	2	3	4	5	7	4	6	7	7	4
		Cash earnings adjustments
Six months to 31 March 2010 $m	WBC Reported Results	Policy Holder Tax Recoveries	TPS Revaluations	Treasury Shares	Unrealised NZ Retail Earnings Hedges	Ineffective Hedges	Merger T&I(1)	GG Fee FX Hedge	Amortisation of intangible assets(2)	Fair value amortisation of financial instruments	NZ Structured Finance Transaction	Hedging of MTM	Cash Earnings
Net interest income	6,013	—	—	—	—	(4)	1	15	—	(48)	—	18	5,995
Fees and commissions	1,219	—	—	—	—	—	—	—	—	—	—	—	1,219
Wealth management and insurance income	769	7	—	10	—	—	—	—	—	—	—	—	786
Trading income	460	—	—	—	—	—	—	—	—	—	—	—	460
Other income	120	—	2	—	1	(10)	—	—	—	—	—	—	113
Non-interest income	2,568	7	2	10	1	(10)	—	—	—	—	—	—	2,578
Net operating income	8,581	7	2	10	1	(14)	1	15	—	(48)	—	18	8,573
Salaries and other staff expenses	(2,008)	—	—	—	—	—	77	—	—	—	—	—	(1,931)
Equipment and occupancy expenses	(520)	—	—	—	—	—	7	—	—	—	—	—	(513)
Other expenses	(1,164)	—	—	—	—	—	66	—	104	—	—	—	(994)
Operating expenses	(3,692)	—	—	—	—	—	150	—	104	—	—	—	(3,438)
Core earnings	4,889	7	2	10	1	(14)	151	15	104	(48)	—	18	5,135
Impairment charges	(879)	—	—	—	—	—	—	—	—	—	—	—	(879)
Operating profit before tax	4,010	7	2	10	1	(14)	151	15	104	(48)	—	18	4,256
Income tax expense	(1,103)	(7)	9	—	—	5	(45)	(3)	(32)	14	(106)	(7)	(1,275)
Net profit	2,907	—	11	10	1	(9)	106	12	72	(34)	(106)	11	2,981
Net profit attributable to non-controlling interests	(32)	—	—	—	—	—	—	—	—	—	—	—	(32)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	2,875	—	11	10	1	(9)	106	12	72	(34)	(106)	11	2,949
WBC Cash Earnings adjustments:
TPS revaluations	11	—	(11)	—	—	—	—	—	—	—	—	—	—
Treasury shares	10	—	—	(10)	—	—	—	—	—	—	—	—	—
Ineffective hedges	(9)	—	—	—	—	9	—	—	—	—	—	—	—
Merger transaction and integration expenses(1)	106	—	—	—	—	—	(106)	—	—	—	—	—	—
FV gain / (loss) on economic hedges	24	—	—	—	(1)	—	—	(12)	—	—	—	(11)	—
Amortisation of intangible assets(2)	72	—	—	—	—	—	—	—	(72)	—	—	—	—
Fair value amortisation of financial instruments	(34)	—	—	—	—	—	—	—	—	34	—	—	—
NZ structured finance transaction	(106)	—	—	—	—	—	—	—	—	—	106	—	—
Cash Earnings	2,949	—	—	—	—	—	—	—	—	—	—	—	2,949

(1) Transaction and integration expenses related to the merger.

(2) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

Group Reconciliation (continued)

10.3         Full Year Segment Results — Cash Earnings Basis

Twelve months to 30 September 2010

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	5,132	1,776	2,668	257	957	117	948	11,855
Non-interest income	1,014	1,519	572	1,475	277	86	112	5,055
Net operating income	6,146	3,295	3,240	1,732	1,234	203	1,060	16,910
Operating expenses	(3,045)	(1,038)	(1,242)	(866)	(592)	(78)	(111)	(6,972)
Core earnings	3,101	2,257	1,998	866	642	125	949	9,938
Impairment charges	(589)	(123)	(511)	(12)	(276)	(1)	56	(1,456)
Profit from ordinary activities before income tax expense	2,512	2,134	1,487	854	366	124	1,005	8,482
Tax expense	(756)	(620)	(446)	(251)	(106)	(38)	(320)	(2,537)
Net profit	1,756	1,514	1,041	603	260	86	685	5,945
Net profit attributable to non-controlling interests	—	—	—	(8)	(2)	(5)	(51)	(66)
Cash Earnings	1,756	1,514	1,041	595	258	81	634	5,879

Twelve months to 30 September 2009

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	4,943	1,785	2,606	269	1,007	130	1,049	11,789
Non-interest income	1,274	1,287	679	1,316	332	123	23	5,034
Net operating income	6,217	3,072	3,285	1,585	1,339	253	1,072	16,823
Operating expenses	(2,943)	(1,028)	(1,200)	(856)	(604)	(85)	(24)	(6,740)
Core earnings	3,274	2,044	2,085	729	735	168	1,048	10,083
Impairment charges	(551)	(1,528)	(594)	(15)	(466)	(23)	(115)	(3,292)
Profit from ordinary activities before income tax expense	2,723	516	1,491	714	269	145	933	6,791
Tax expense	(815)	(155)	(448)	(217)	(73)	(36)	(301)	(2,045)
Net profit	1,908	361	1,043	497	196	109	632	4,746
Net profit attributable to non-controlling interests	—	—	—	(4)	(2)	(7)	(58)	(71)
Cash Earnings	1,908	361	1,043	493	194	102	574	4,675

Group Reconciliation (continued)

10.3         Half Year Segment Results — Cash Earnings Basis

Six months to 30 September 2010

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,560	860	1,341	117	492	61	429	5,860
Non-interest income	513	708	285	751	143	46	31	2,477
Net operating income	3,073	1,568	1,626	868	635	107	460	8,337
Operating expenses	(1,524)	(519)	(640)	(444)	(298)	(39)	(70)	(3,534)
Core earnings	1,549	1,049	986	424	337	68	390	4,803
Impairment charges	(287)	(50)	(180)	(7)	(110)	3	54	(577)
Profit from ordinary activities before income tax expense	1,262	999	806	417	227	71	444	4,226
Tax expense	(379)	(292)	(237)	(119)	(68)	(21)	(146)	(1,262)
Net profit	883	707	569	298	159	50	298	2,964
Net profit attributable to non-controlling interests	—	—	—	(4)	(1)	(3)	(26)	(34)
Cash Earnings	883	707	569	294	158	47	272	2,930

Six months to 31 March 2010

$m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,572	916	1,327	140	465	56	519	5,995
Non-interest income	501	811	287	724	134	40	81	2,578
Net operating income	3,073	1,727	1,614	864	599	96	600	8,573
Operating expenses	(1,521)	(519)	(602)	(422)	(294)	(39)	(41)	(3,438)
Core earnings	1,552	1,208	1,012	442	305	57	559	5,135
Impairment charges	(302)	(73)	(331)	(5)	(166)	(4)	2	(879)
Profit from ordinary activities before income tax expense	1,250	1,135	681	437	139	53	561	4,256
Tax expense	(377)	(328)	(209)	(132)	(38)	(17)	(174)	(1,275)
Net profit	873	807	472	305	101	36	387	2,981
Net profit attributable to non-controlling interests	—	—	—	(4)	(1)	(2)	(25)	(32)
Cash Earnings	873	807	472	301	100	34	362	2,949

Group Reconciliation (continued)

Notes

Cash Earnings Adjustments

(1)                               Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policy holders tax recoveries). We reverse the impact of this gross up to provide comparability across reporting periods.

(2)                               Hybrid revaluations

(a)        TPS revaluations

Adjustment for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore there is a mismatch in the timing of income recognition in the statutory results. The mismatch is added back in deriving Cash Earnings as it does not affect the Group’s profits over time.

(3)                               Treasury shares

Under A—IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in deriving income.

(4)                               Fair value gain/(loss) on other economic hedges (which do not qualify for hedge accounting under AIFRS) comprises:

•                  The unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving Cash Earnings as they may  create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

•                  The unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may  create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge; and

•                  The unrealised fair value gains/(losses) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings  as they may  create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge.

(5)                               Ineffective hedges

The gain/loss on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time.

(6)                               Amortisation of intangible assets

The merger with St.George resulted in the recognition of core deposits intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between 5 and 9 years. The amortisation of intangible assets (excluding software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders.

(7)                               Significant Items:

As part of the merger  with St.George,  transaction and integration expenses  incurred over  three years are being treated as a Cash Earnings adjustment as they do not impact the earnings  expected from St.George  following the integration period;

The accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders. As a result, in Full Year 2009, Westpac made a cash earnings adjustment for the amortisation of the fair value of the deposits and wholesale funding. This adjustment was fully amortised in 2009 and added $223 million to statutory net interest income. In Second Half 2010, the Group has revised this cash earnings adjustment to also include the amortisation of the remaining merger related retail bank fair value adjustments.

Group Reconciliation (continued)

These amortisation amounts were not previously included as a cash earnings adjustment because the aggregate impact on cash earnings was small and distributed over a relatively long period. Subsequent to this, it became apparent that while the total impact of this amortisation was small, the volatility in the half on half movements created larger movements in key metrics which make comparisons more difficult and distort underlying trends. In introducing this change, it has been necessary to make some comparative adjustments to Cash Earnings in prior periods.  The comparative adjustments result in a revised cash earnings adjustment of $48 million ($34 million after tax) in First Half 2010 and $68 million ($48 million after tax) for Full Year 2009.

In Full Year 2009, the Group increased tax provisioning by $703 million for New Zealand structured finance transactions entered into between 1998 and 2002. The increase in the provision followed the High Court in New Zealand finding in favour of the New Zealand Commissioner of Inland Revenue (CIR) in proceedings where Westpac challenged amended tax assessments in relation to these transactions. Due to the significant size and historical nature of the issue, the provision was treated as a Cash Earnings adjustment. In Full Year 2010, the Group reached a settlement with the CIR by agreeing to pay 80% of the full amount of primary tax and interest. The associated reversal of tax provisions of $106 million in Full Year 2010 has also been treated as a Cash Earnings adjustment.

The Group recognised a provision of $121 million ($85 million after tax) with respect to long-standing legal proceedings, where judgments were received during Full Year 2009. This was treated as a Cash Earnings adjustment due to its size and historical nature of the proceedings.

Tax consolidation adjustment — Finalisation of a component of tax consolidation related to the merger with St.George gave rise to an income tax expense adjustment of $685 million in Full Year 2010. The tax consolidation process required Westpac to reset the tax value of certain St.George assets to the appropriate market value of those assets as at the effective date of the tax consolidation (31 March 2009). This has been treated as a Cash Earnings adjustment due to its size and as it does not reflect ongoing operations.

Group Reconciliation (continued)

10.4         Reconciliation of Full Year 2009 Pro forma Group Cash Earnings

The following table reconciles Full Year 2009 Cash Earnings between Westpac Group Pro forma Cash Earnings (including St.George results from 1 October 2008) and the Westpac Group adjusted Cash Earnings that only includes St.George earnings from 18 November 2008, following the merger.

	Cash Earnings reconciliation
$m	Including St.George from 18 November 2008	St.George Cash Earnings 1 October 2008 to 17 November 2008	Pro forma Cash Earnings Full Year Sept 2009
Net interest income	11,501	288	11,789
Non-interest income	4,832	202	5,034
Net operating income	16,333	490	16,823
Operating expenses	(6,534)	(206)	(6,740)
Core earnings	9,799	284	10,083
Impairment charges	(3,238)	(54)	(3,292)
Operating profit before tax	6,561	230	6,791
Income tax expense	(1,978)	(67)	(2,045)
Net profit	4,583	163	4,746
Net profit attributable to non-controlling interests	(71)	—	(71)
Cash Earnings	4,512	163	4,675

Economic Profit

11.0      Economic Profit

Group economic profit for Full Year 2010, Second Half 2010 and First Half 2010  is defined as Cash Earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits(1).

Divisional economic profit for Full Year 2010 , Second Half 2009 and First Half 2010  is defined as Cash Earnings less a capital charge calculated at 11% on allocated capital plus 70% of the value of Australian tax paid. Divisional economic profit for First Half 2010 is defined as Pro forma Cash Earnings less a capital charge calculated at 11% on allocated capital plus 70% of the value of Australian tax paid. The measure of capital(1), differs between the Group and that used by divisions.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

Twelve months to 30 September 2010

$m	Group	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand(2)	Pacific Banking
Cash earnings	5,879	1,756	1,514	1,041	595	258	81
Franking benefit	1,567	529	382	312	176	—	—
Adjusted cash earnings	7,446	2,285	1,896	1,353	771	258	81
Average ordinary equity	36,434	6,345	6,718	5,313	3,002	2,362	198
Equity charge	(4,008)	(698)	(739)	(584)	(330)	(260)	(22)
Economic profit	3,438	1,587	1,157	769	441	(2)	59

Twelve months to 30 September 2009

$m	Group	Westpac Retail & Business Banking	Westpac Institutional Bank (Pro forma)	St.George Bank (Pro forma)	BT Financial Group (Australia) (Pro forma)	New Zealand(2)	Pacific Banking
Cash earnings	4,675	1,908	361	1,043	493	194	102
Franking benefit	1,184	571	54	314	152	—	—
Adjusted cash earnings	5,859	2,479	415	1,357	645	194	102
Average ordinary equity	33,488	5,927	7,056	5,125	2,870	2,253	216
Equity charge	(3,684)	(652)	(776)	(564)	(316)	(248)	(24)
Economic profit	2,175	1,827	(361)	793	329	(54)	78

Six months to 30 September 2010

$m	Group	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand(2)	Pacific Banking
Cash Earnings	2,930	883	707	569	294	158	47
Franking benefit	738	265	167	166	84	—	—
Adjusted cash earnings	3,668	1,148	874	735	378	158	47
Average ordinary equity	36,885	6,411	6,587	5,351	2,981	2,391	196
Equity charge	(2,034)	(354)	(361)	(295)	(164)	(132)	(11)
Economic profit	1,634	794	513	440	214	26	36

Six months to 31 March 2010

$m	Group	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Bank	BT Financial Group (Australia)	New Zealand(2)	Pacific Banking
Cash Earnings	2,949	873	807	472	301	100	34
Franking benefit	829	264	215	146	92	—	—
Adjusted cash earnings	3,778	1,137	1,022	618	393	100	34
Average ordinary equity	35,981	6,278	6,894	5,275	3,024	2,330	200
Equity charge	(1,974)	(344)	(378)	(289)	(166)	(128)	(11)
Economic profit	1,804	793	644	329	227	(28)	23

(1)

The Group economic profit methodology was revised during Second Half 2009. This change aligned internal measure of economic profit such that the franking benefit is calculated as 70% of the Group’s Australian tax expense. Prior to this change the franking benefit was calculated as 70% of the estimated value of franking credits distributed to shareholders via ordinary dividends. The Group’s economic profit for First Half 2009 was not revised.

(2)	In A$ equivalents.

Glossary

12.0      Glossary

Earnings	Cash Earnings

Net profit attributable to equity holders adjusted for the impact of the economic hedges related to TPS, other significant items, earnings from Treasury shares, gains/losses on ineffective hedges, the impact of unrealised New Zealand earnings hedges gains/losses, and the impact of integration costs and the amortisation of certain intangibles in relation to the merger with St.George.

	Core earnings	Core earnings is operating profit, before income tax and impairment charges.

Shareholder Value	Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (statutory basis).

	Cash Earnings per ordinary share	Cash Earnings divided by the weighted average ordinary shares (Cash Earnings basis).

	Weighted average ordinary shares (Cash Earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

	Weighted average ordinary shares (statutory)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

	Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.

	Dividend payout ratio — net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.

	Dividend payout ratio — Cash Earnings	Ordinary dividend divided by Cash Earnings.

	Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.

	Cash ROE	Cash Earnings divided by average ordinary equity.

	Cash Earnings to average tangible equity	Cash Earnings divided by average tangible ordinary equity.

	Economic profit — Group (First Half 2010 and Second Half 2009)	Cash Earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group’s Australian tax expense.

	Economic profit — Group (First Half 2009)	Cash Earnings less a capital charge calculated at 11% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.

	Economic Profit — Divisions	Cash Earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax paid.

	Average ordinary equity	Average total equity less average non-controlling interests.

	Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

Productivity and efficiency	Operating expenses	Operating expenses do not include impairment losses on loans.

	Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Westpac RBB, St.George Bank, WIB including Premium Business Group (excluding margin lending, Broking and PPM), Private Bank (part of BTFG), New Zealand banking operations, Pacific Bank and the Group Businesses.

	Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

Glossary

Business Performance	Net Interest Spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

	Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities and equity.

	Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

	Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

	Divisional Margin	Net interest income (excluding capital benefit) for a division as a percentage of the average interest earning assets for that division.

Capital Adequacy	Total capital ratio	Total regulatory capital as defined by APRA divided by risk weighted assets.

	Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk weighted assets.

Risk Weighted Assets (RWA)

Assets (both on and off-balance sheet) of Westpac are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets.

Credit Risk Weighted Assets

Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude equity risk, market risk, operational risk, interest rate risk in the banking book and other assets. Note 19 in Section 6 provides a breakdown of risk weighted assets between credit risk weighted assets and other risk weighted assets.

Asset quality	Individually Assessed Provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance.

Collectively Assessed Provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

• facilities 90 days or more past due, and not well secured — exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

• non-accrual assets — exposures with individually assessed impairment provisions held against them, excluding restructured loans;

• restructured assets — exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

• other assets acquired through security enforcement (includes other real estate owned) — includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

• any other assets where the full collection of interest and principal is in doubt.

Glossary

Asset quality (cont’d)	90 days past due — well secured

Includes facilities where:

• contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

• the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

	Watchlist and Substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.

	Stressed loans	Stressed loans are Watchlist and Substandard, 90 days past due well secured and impaired assets.

Total Committed Exposure (TCE)

Total Committed Exposure (TCE) represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and under-writing risk.

Other	Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to non-controlling interests). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on Cash Earnings.

	Net Promoter Score (NPS)(1)	Refers to an external measure of customer advocacy which looks at how willing our customers are to recommend Westpac to their family and friends.

(1)  Net Promoter Scoresm and NPSsm is a service mark of Bain and Company Inc, Satmetrix Systems Inc. and Mr Frederick Reichheld.